EXHIBIT 2

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHCROSS HOLDINGS LP

a Delaware Limited Partnership

Dated as of November 21, 2014

LIMITED PARTNERSHIP INTERESTS IN SOUTHCROSS HOLDINGS LP, A DELAWARE LIMITED PARTNERSHIP, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE.  THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS.  THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SOUTHCROSS HOLDINGS LP, AS SUCH MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

TABLE OF CONTENTS

Page

Article I DEFINITIONS
1.1.	Certain Definitions	2
1.2.	Construction	32

Article II ORGANIZATION
2.1.	Continuation of the Partnership	32
2.2.	Name	33
2.3.	Registered Office; Registered Agent	33
2.4.	Principal Office	33
2.5.	Purpose; Powers	33
2.6.	Fiscal Year	33
2.7.	Foreign Qualification Governmental Filings	33
2.8.	Term	33

Article III PARTNERS; DISPOSITIONS OF INTERESTS
3.1.	Partners	34
3.2.	Liability of Partners	34
3.3.	Restrictions on Management by Limited Partners	34
3.4.	Restrictions on the Transfer of Interests	34
3.5.	Additional Partners	36
3.6.	Liability to Third Parties	37
3.7.	Tag Along Rights	37
3.8.	Right of First Offer	39
3.9.	Limitation of Rights	41
3.10.	Indirect Transfers	41
3.11.	Liquidity Event	44
3.12.	Certain Events Not Deemed Transfers	47
3.13.	Determination of Fair Market Value	47
3.14.	Transferability of Set-Off Distribution Rights	48
3.15.	MAC Cure Amounts; Redirected Distribution Amounts	48
3.16.	Exchange of Class A Units for SXE Equity Securities	49

i

3.17.	Class B Unit Optional Redemption Rights	53
3.18.	Class B Unit Mandatory Redemption Obligation	56
3.19.	Determination of Asset Coverage Ratio	58
Article IV CAPITAL CONTRIBUTIONS
4.1.	Interests	59
4.2.	Return of Contribution	67
4.3.	Withdrawal of Capital	67
4.4.	Capital Accounts	67
4.5.	MAC Coverage Contributions	67
4.6.	Class B Units	67
Article V DISTRIBUTIONS AND ALLOCATIONS
5.1.	Distributions	73
5.2.	Tax Distributions	74
5.3.	Allocations	76
5.4.	Withholding	81
5.5.	Issuance of Class A Units to Investors	81
Article VI MANAGEMENT
6.1.	Management	81
6.2.	Super Majority Decisions; Majority Vote	82
6.3.	Officers	87
6.4.	Annual Budget	87
6.5.	Limitation of Liability; Indemnification	90
6.6.	Directors’ and Officers’ Insurance	91
6.7.	Limitation of Duties; Waiver of Fiduciary Duties	91
Article VII RIGHTS OF PARTNERS; CONFIDENTIALITY
7.1.	Access to Information	92
7.2.	Financial Reports	92
7.3.	Audits	93
7.4.	Observation Rights	94
7.5.	Confidentiality	94
7.6.	Press Releases	96

7.7.	Reimbursement of Expenses	96
7.8.	Conforming Insurance Coverage	96
Article VIII TAXES
8.1.	Tax Returns	97
8.2.	Tax Elections	97
8.3.	Tax Characterization of the Partnership	97
8.4.	Tax Matters Partner	98
8.5.	Tax Information	98
Article IX BOOKS, RECORDS, AND BANK ACCOUNTS
9.1.	Maintenance of Books and Records	99
9.2.	Bank Accounts	99
Article X DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION
10.1.	Dissolution	99
10.2.	Liquidation and Termination	99
10.3.	Cancellation of Filing	100
Article XI GENERAL PROVISIONS
11.1.	Offset	100
11.2.	Notices	100
11.3.	Entire Agreement; Supersedure	100
11.4.	Effect of Waiver or Consent	101
11.5.	Amendment or Modification	101
11.6.	Binding Effect	101
11.7.	Governing Law; Severability	101
11.8.	Consent to Jurisdiction; Waiver of Jury Trial	101
11.9.	Dispute Resolution	102
11.10.	Further Assurances	103
11.11.	Waiver of Certain Rights	103
11.12.	Title to Partnership Property	103
11.13.	Counterparts	103
11.14.	Electronic Transmissions	103
11.15.	Aggregation of Interests	104

11.16.	BBTS Adjustment Amount	104
11.17.	Adjustments for Splits	105

Exhibit A – Partners, Classes, Capital Contributions, Unfunded Equity Commitments and Units

Exhibit B – Joinder Agreement

Exhibit C – Representations and Warranties

Exhibit D – Example Timeline of DD Period and Extended DD Period

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHCROSS HOLDINGS LP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Southcross Holdings LP, a Delaware limited partnership (the “Partnership”), is made and entered into by and among Southcross Holdings GP LLC, a Delaware limited liability company (the “General Partner”), and each of the Limited Partners signatory hereto, effective as of [●], 2014 (the “Effective Date”).

WHEREAS, on June 9, 2014, the General Partner and BBTS Borrower LP, a Delaware limited partnership (“BBTS”), formed the Partnership by filing a certificate of limited partnership with the Delaware Secretary of State and entered into a Limited Partnership Agreement of the Partnership (the “Original Partnership Agreement”) to set forth the respective rights and obligations of the General Partner and BBTS with respect to the Partnership;

WHEREAS, on August 4, 2014, the General Partner, BBTS and Southcross Energy LLC, a Delaware limited liability company (“Southcross”), amended and restated the Original Partnership Agreement (as so amended and restated, the “Amended Partnership Agreement”) in connection with the consummation of the transactions contemplated by the Contribution Agreement and, concurrently with entering into the Amended Partnership Agreement, (a) BBTS made a capital contribution to the Partnership by contributing to Southcross Holdings Borrower LP, a Delaware limited partnership and wholly owned Subsidiary of the Partnership (“Borrower LP”), the Contributed TS Interests (the “BBTS ED Contribution”), and (b) Southcross made a capital contribution to the Partnership by contributing to Borrower LP (x) the SXE Units and (y) the Contributed SEP GP Interest ((x) and (y), collectively, the “Southcross ED Contribution”), in each case, in exchange for certain Class A Units and pursuant to the Contribution Agreement;

WHEREAS, concurrently with entering into this Agreement, each Initial Investor is making a capital contribution to the Partnership (and committing to make additional capital contributions to the Partnership on certain terms and conditions) in the amount set forth opposite the name of each such Initial Investor on Exhibit A in exchange for certain Units and pursuant to the Unit Purchase Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Unit Purchase Agreement, the General Partner and the Limited Partners desire to amend and restate the Amended Partnership Agreement in the manner set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement and intending to be legally bound, the parties hereto hereby amend and restate the Amended Partnership Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Access Partner” means a Limited Partner who holds Class A Units or Class B Units.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“ACR Notice” has the meaning set forth in Section 3.19(a).

“ACR Objection” has the meaning set forth in Section 3.19(b).

“ACR Primary Objecting Holder” has the meaning set forth in Section 3.19(b).

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any corresponding provisions of succeeding law.  All references to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Additional Class B Units” has the meaning set forth in Section 3.17(b)(ii).

“Additional Commitment Amount” has the meaning set forth in Section 4.1(e)(i).

“Additional Equity Amount” means 5,352 Class A Units.

“Additional Investor” has the meaning set forth in Section 4.1(e)(i).

“Additional Investor Commitment Notice” has the meaning set forth in Section 4.1(e)(i).

“Additional Notice of Exercise” has the meaning set forth in Section 3.8(b).

“Additional Unit Notice” has the meaning set forth in Section 3.17(b)(ii).

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant Tax Year or other relevant period, after giving effect to the following adjustments:

(a) add to such Capital Account any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtract from such Capital Account such Partner’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adjustment Loss” has the meaning set forth in the Contribution Agreement.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the first Person.  For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by agreement or otherwise; provided, however, that with respect to any Partner, the term “Affiliate” shall not include the General Partner, the Partnership or any of their respective Subsidiaries.

“Aggregate Catch Up Amount” means the sum of the Catch Up Amounts of all Additional Investors.

“Agreed Asset Valuation” means, as of a date, the aggregate valuation of the assets of the Partnership Group, which valuation shall be equal to the sum of (a) the product of (i) the Partnership Group’s Consolidated EBITDA (excluding EBITDA generated by SXE and its Subsidiaries) generated in the most recently completed Quarter multiplied by (ii) 28; plus (b) 90% of the product of (i) the Current Market Value of a Common Unit of SXE multiplied by (ii) without duplication of any securities covered by clauses (c) and (d), the number of such Common Units of SXE beneficially owned by the Partnership Group as of the Measuring Date; plus (c) 70% of the product of (i) the Current Market Value of a Common Unit of SXE multiplied by (ii) the number of Subordinated Units of SXE beneficially owned by the Partnership Group as of the Measuring Date; plus (d) 70% of the product of (i) the Current Market Value of a Common Unit of SXE multiplied by (ii) the number of SXE PIK Units beneficially owned by the Partnership Group as of the Measuring Date; plus (e) the product of (i) the aggregate amount of any cash distribution received during the most recently completed Quarter by the Partnership Group in respect of any SXE IDRs held by the Partnership Group as of the end of such Quarter multiplied by (ii) 60.

“Agreement” has the meaning set forth in the introductory paragraph, as it may be further amended, modified, supplemented or restated from time to time, or any successor agreement.

“AI Proration” has the meaning set forth in Section 4.1(e)(iii).

“Allocation Period” means (a) the period commencing on the Effective Date and ending on the last day of the Partnership’s Tax Year, (b) any subsequent period commencing on the first day of the Partnership’s Tax Year and ending on the last day of the Partnership’s Tax Year, or (c) any portion of any period described in clause (a) or (b) for which the Partnership is required to allocate Profits, Losses, or other items of Partnership income, gain, loss, or deduction pursuant to Section 5.3.

“Amended Partnership Agreement” has the meaning set forth in the Recitals.

“Amended Tag-Along Notice” has the meaning set forth in Section 3.7(b).

“Annual Budget” means each annual operating, general and administrative expense and capital budget of the Partnership for a given calendar year (or the portion of calendar year 2014 from the date of this Agreement through December 31, 2014, in the case of the Initial Budget), as approved, revised or otherwise modified by the General Partner or effective pursuant to Section 6.4(f), as such budget may be modified or amended from time to time by the General Partner or with the approval of the General Partner.

“Approved Exit” has the meaning set forth in Section 3.11(a).

“A&R GP Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner as in effect on the Effective Date.

“Asset Coverage Ratio” means the ratio of the Agreed Asset Valuation to the sum of (a) total outstanding Indebtedness of the Partnership Group (net of unrestricted cash) on a consolidated basis plus (b) the product of (i) the total number of Class B Units outstanding as of the time of such determination multiplied by (ii) the Class B Liquidation Value for each such outstanding Class B Unit.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (excluding any Equity Securities in the General Partner or the Partnership), excluding sales of inventory and dispositions of cash equivalents, in each case, in the ordinary course of business of the General Partner, the Partnership or any of their respective Subsidiaries and (b) any issuance or sale of any Equity Securities of any Subsidiary of the Partnership, in each case, to any Person other than the General Partner, the Partnership or any of their respective Subsidiaries.

“Available Cash” of the Partnership Group means the sum of (a) gross cash proceeds from the operations of the Partnership or its Subsidiaries, as applicable (including sales and dispositions of property whether or not in the ordinary course of business), (b) any net cash proceeds from any issuance of equity or refinancing of debt or new debt issuance or incurrence, (c) other cash on hand, and (d) capital expenditures reserved in the prior year but not used, less amounts used to pay or establish reserves for (i) Permitted Operating Reserves, (ii) contract and marketing costs, (iii) debt payments, (iv) the redemption of any Class B Units required by Section 3.18(a) based on the Asset Coverage Ratio and Excess Cash Flow as of the end of the immediately preceding Fiscal Year, (v) taxes anticipated to be due in the current Quarter, (vi) capital expenditures, replacements, investments and contingencies to the extent permitted by the Credit Agreement, and (vii) future acquisitions for which binding agreements have been executed, all as reasonably determined on a periodic basis by the General Partner and subject to any limitations imposed by the Credit Agreement.

“Available Commitment Amount” has the meaning set forth in Section 4.1(e)(i).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“BBTS” has the meaning set forth in the introductory paragraph hereof and includes any successor to BBTS and any Transferee of all but not less than all of BBTS’ Interest.

“BBTS Adjustment Amount” means an amount equal to the Estimated Adjustment Amount (as defined in the Contribution Agreement), which shall be subject to adjustment in accordance with Section 2.7(f) of the Contribution Agreement.

“BBTS Adjustment Amount Payout” has the meaning set forth in Section 11.16(a).

“BBTS Distribution” means a distribution by BBTS or any wholly owned Subsidiary of BlackBrush TexStar of all (and not less than all) of the Units held by BBTS and wholly owned Subsidiaries of BlackBrush TexStar to members of the TW Group and members of the EIG Group in proportion of their respective ownership interests (which may be calculated on a fully-diluted basis) in BlackBrush TexStar.

“BBTS ED Contribution” has the meaning set forth in the Recitals.

“BBTX Note” means BBTX Note LP, a Delaware limited partnership.

“BBTX Note II” means BBTX Note-II LP, a Delaware limited partnership.

“BBTX Unit” means BBTX Unit LP, a Delaware limited partnership.

“BBTX Unit II” means BBTX Unit-II LP, a Delaware limited partnership.

“BlackBrush TexStar” means BlackBrush TexStar LP, a Delaware limited partnership.

“Board of Directors” means the Board of Directors of the General Partner.

“Borrower LP” has the meaning set forth in the Recitals.

“Breach Cure Period” has the meaning set forth in the definition of “Unfunded Commitment Amount.”

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York or Dallas, Texas, are authorized or obligated by law to close.

“Business Opportunity” has the meaning set forth in Section 6.7(b).

“Buy-back Cure” has the meaning set forth in Section 4.1(e)(vi).

“Capital Account” means the Capital Account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:

(a) To each Partner’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset contributed by such Partner to the Partnership, (ii) the amount of any guaranteed payment to which such Partner is entitled to receive that is paid in the form of Units, (iii) such Partner’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.3(b) hereof or other provisions of this Agreement, and (iv) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) From each Partner’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Partnership assets distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 5.3(b) or other provisions of this Agreement, and (iii) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(d) If all or a portion of an Interest is disposed of in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest so disposed of.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations.

“Capital Call Notice” has the meaning set forth in Section 4.1(d)(i).

“Capital Contribution” means, with respect to any Partner, the amount of money and the Gross Asset Value of any tangible or intangible property (other than money) contributed to the capital of the Partnership by such Partner.  Any reference in this Agreement to the Capital Contribution of a Partner shall include any Capital Contribution of its predecessors in interest.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Catch Up Amount” means, with respect to each Additional Investor, the product of (a) the Unfunded Commitment Amount of such Additional Investor immediately prior to the date of the first Class B CC Notice delivered after the Effective Date multiplied by (b) .7619; provided however, if a Class B CC Notice is delivered prior to the time that the Additional Investors have made a commitment in accordance with Section 4.1(e)(i) for any portion of the Available Commitment Amount, the Unfunded Commitment Amount of each Additional Investor shall be determined as of the date of the first Class B CC Notice following such Additional Investor’s commitment pursuant to Section 4.1(e)(i) and the Catch Up Amount shall be determined by multiplying such Unfunded Commitment Amount by a fraction, the numerator of which is equal to the total Capital Contributions made by all Initial Investors immediately prior to the date of such Class B CC Notice and the denominator of which is equal to $210,000,000.

“Certificate” has the meaning set forth in Section 2.1.

“Change in Control” means, (a) with respect to BBTS (or any Permitted Transferee of BBTS who holds Class A Units), any transaction which results in BBTS (or such Permitted Transferee) ceasing to be Controlled by the TW Group and/or the EIG Group, (b) with respect to Southcross (or any Permitted Transferee of Southcross who holds Class A Units), any transaction which results in Southcross (or such Permitted Transferee) ceasing to be Controlled by the Southcross Group, (c) from and after a BBTS Distribution, with respect to any member of the EIG Group to whom Class A Units are distributed pursuant to a BBTS Distribution (or any Permitted Transferee of EIG who holds Class A Units), any transaction which results in such member of the EIG Group to whom such Units are distributed pursuant to the BBTS Distribution (or such Permitted Transferee) ceasing to be Controlled by the EIG Group, (d) from and after a BBTS Distribution, with respect to any member of the TW Group to whom Class A Units are distributed pursuant to a BBTS Distribution (or any Permitted Transferee of TW who holds Class A Units), any transaction which results in such member of the TW Group to whom such Units are distributed pursuant to the BBTS Distribution (or such Permitted Transferee) ceasing to be Controlled by the TW Group and (e) with respect to any other Person (for purposes of this definition, the “first Person”), any transaction or series of related transactions pursuant to which any Person (or any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934)) that is not, at the time of the transaction, Affiliated with the first Person, directly or indirectly by acquiring interests in a Parent of the first Person, acquires beneficial ownership of a majority of the outstanding Equity Securities or Voting Interests in the first Person.

“Change in Control Notice” has the meaning set forth in Section 3.17(b)(i).

“Change in Control Transaction” has the meaning set forth in Section 3.17(b)(i).

“Class A Limited Partner” means Southcross, BBTS, the Initial Investors (each, in its capacity as a holder of Class A Units) and any Person acquiring Class A Units in accordance with the terms of this Agreement (in its capacity as a holder of Class A Units), including pursuant to a BBTS Distribution.

“Class A Sharing Percentage” means, with respect to any holder of Class A Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class A Units held by such Person and the denominator of which is the total number of Class A Units held by all holders of Class A Units.

“Class A Issuance Tax Distribution” means the amount determined with respect to each Initial Investor or Additional Investor, as applicable, of Tax Distributions that such Initial Investor or Additional Investor is or will be entitled to receive as a result of the treatment of the issuance of Class A Units pursuant to any Unit Purchase Agreement as a guaranteed payment pursuant to Section 5.5.  For the avoidance of doubt, the amount of a Class A Issuance Tax Distribution shall be determined without regard to any limitations on payment of Tax Distributions (e.g., the limitation on payment of Tax Distributions to the extent they would exceed Available Cash).

“Class A Unit Fair Market Value” means the amount that would be distributed to a Class A Limited Partner on account of a Class A Unit if an amount equal to the Partnership Sale Value was distributed pursuant to Section 5.1(a) (without regard to Sections 5.1(b) and 5.1(c)).

“Class A Unit Price” means,

(a) $1,000 per Class A Unit until the first Capital Contribution in which a Class A Limited Partner fails to contribute its full Class A Sharing Percentage of such Capital Contribution (a “Disproportionate Contribution”), and

(b) for purposes of the first Disproportionate Contribution and each Capital Contribution thereafter pursuant to which Class A Units are issued, the Class A Unit Fair Market Value.

“Class A Units” means the units of the Partnership designated as Class A Units and having the rights associated with Class A Units as described herein.

“Class B CC Notice” has the meaning set forth in Section 4.1(e)(iii).

“Class B Distributable Cash” means, as of the date of determination, the excess of (a) Available Cash over (b) the aggregate amount of all Tax Distributions contemplated by Section 5.2 for such Quarter, as determined in good faith by the General Partner.  For the avoidance of doubt, Class B Distributable Cash shall equal zero if clause (b) exceeds clause (a).

“Class B Distribution” has the meaning set forth in Section 4.6(b)(i).

“Class B Distribution Rate” means an amount per Quarter equal to 3.0% of the Class B Issue Price (or a pro rata amount thereof for any period that is less than an entire Quarter calculated based on the number of days such Class B Unit was held during such Quarter divided by the actual number of days in such Quarter), subject to adjustment pursuant to Section 4.6(c)(vii).

“Class B Guaranteed Payment” has the meaning set forth in Section 4.6(b)(v).

“Class B Issue Price” means $1,000 per Class B Unit.

“Class B Limited Partner” means each Investor and any other Person acquiring Class B Units in accordance with the terms of this Agreement.

“Class B Liquidation Value” means, with respect to each outstanding Class B Unit as of the date of such determination, an amount equal to the sum of (a) the Class B Issue Price and (b) all accrued but unpaid distributions to date owing pursuant to Section 4.6(c)(iv) on account of such Class B Unit (including in respect of any partial Quarter).

“Class B Majority” means the holders of a majority of the then-outstanding Class B Units, but excluding in all cases (a) the General Partner, any member of the Partnership Group, any Designating Party and, in each case, their respective Affiliates and Transferees (immediate and subsequent), (b) Persons (other than Initial Investors and their respective Permitted Transferees) acquiring Class B Units pursuant to Section 4.1(e)(i), and (c) Defaulting Investors to the extent prohibited from voting, providing their consents or making objections pursuant to Section 4.1(e)(v)(C).

“Class B Sharing Percentage” means, with respect to any holder of Class B Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class B Units held by such Person and the denominator of which is the total number of Class B Units held by all holders of Class B Units.

“Class B Tax Distribution” has the meaning set forth in Section 4.6(b)(ii).

“Class B Units” means the units of the Partnership designated as Class B Units and having the rights associated with Class B Units as described herein.  Unless otherwise expressly provided in this Agreement, references in this Agreement to Class B Units shall include all PIK Units outstanding as of the date of any determination hereunder.

“Closing Agreement” means that certain Closing Agreement, dated as of August 4, 2014, among BBTS, Southcross, the Partnership, SXE, Southcross Energy GP LLC and TexStar.

“Closing Period” has the meaning set forth in Section 3.8(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Termination” means the earlier to occur of (a) the eighteen (18) month anniversary of the Effective Date and (b) the Unfunded Commitment Amount of each Investor is equal to $0.00.

“Conforming Insurance Coverage” means insurance (a) from reputable insurers with AM Best Rating no less than A-:X or equivalent S&P rating, covering the properties, operations, personnel and businesses of the Partnership Group against such losses and risks with limits, deductibles and terms that as are reasonably adequate to protect the Partnership Group and its businesses in a commercially reasonable manner consistent with prudent industry practices (which coverage shall include property damage, business interruption, extra expense (inclusive of named windstorm), third-party liability and pollution legal liability); (b) that is primary without right of contribution of any other insurance carried by or on behalf of any holders of Class B Units with respect to such holder’s interests; and (c) the third-party liability and pollution legal liability policies of which shall name as additional insureds the Initial Investors and the Additional Investors and their respective Permitted Transferees.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Partnership and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depletion and depreciation expense of the Partnership and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto (in each case (i) without duplication and (ii) to the extent the respective amounts described in this clause (x) reduced such Consolidated Net Income for the respective period for which Consolidated EBITDA is being determined):

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) non-recurring costs and expenses incurred in connection with the consummation of any transaction permitted under the Credit Agreement or this Agreement (whether or not consummated);

(f) any non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period) for such period;

(g) the amount, up to $2,000,000 in the aggregate, of management, consulting, monitoring, transaction and advisory fees and related expenses paid to any Designating Party (or its Affiliates) (or any accruals related to such fees and related expenses) during such period but only to the extent permitted to be paid under Section 6.09(f) of the Credit Agreement (as in effect on the Effective Date);

(h) the amount of any costs, charges, accruals, reserves or expenses in connection with a single or one-time event (without duplication of amounts referred to in clause (e) above), including (i) any acquisition or disposition permitted under this Agreement and the Credit Agreement consummated after the Effective Date and (ii) capital expenditures for the consolidation, closing or reconfiguration of facilities during such period as permitted under the Credit Agreement;

(i) the amount of any earn-out and other contingent consideration obligations in connection with any acquisition or other investment permitted under this Agreement and the Credit Agreement and that are paid or accrued during such applicable period; and

(j) (i) any charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Securities held by management, in each case, to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Partnership as a capital contribution or as a result of the sale or issuance of Equity Securities of Partnership; and

(y) subtracting therefrom (without duplication and to the extent the amounts described in this clause (y) increased such Consolidated Net Income for the respective period for which Consolidated EBITDA is being determined) all non-cash gains increasing Consolidated Net Income of the Partnership and its Subsidiaries for such period (but excluding any such gains (A) in respect of which cash or other assets were received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); provided, however, that in connection with any Forced Shutdown, Consolidated EBITDA shall be adjusted so as to replace the actual EBITDA generated by the operation of the Equistar Facility during days such Forced Shutdown was taking place with the amount of average EBITDA actually generated by the operation of the Equistar Facility on a daily basis in the most recently completed Quarter during which a Forced Shutdown did not occur, provided that such replacement shall only be permitted with respect to a maximum of 180 days.  The General Partner shall (A) notify the Investors of any such adjustments in connection with any determination of Agreed Asset Valuation or Total Leverage Ratio and (B) provide reasonable documentation supporting such adjustments.

Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any ratio of which a component is Consolidated EBITDA (excluding, for the avoidance of doubt, any calculation of Agreed Asset Valuation), if a calculation is required to be made for a period ending after September 30, 2014 but on or prior to June 30, 2015, then Consolidated EBITDA shall be (a) for the period ending December 31, 2014, the Consolidated EBITDA for the Quarter ending December 31, 2014 multiplied by 4; (b) for the period ending March 31, 2015, the Consolidated EBITDA for the two Quarters ending March 31, 2015 multiplied by 2; and (c) for the period ending June 30, 2015, the Consolidated EBITDA for the three Quarters ending June 30, 2015 multiplied by 1.333.

“Consolidated Interest Expense” shall mean, for any period, the sum without duplication of (a) the total consolidated interest expense of Partnership and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense plus (b) capitalized interest of the Partnership and its Subsidiaries. For purposes of the foregoing, total consolidated interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Partnership and its Subsidiaries with respect to Hedging Agreements (provided that payments and costs upon the settlement or termination of a Hedging Agreement will not be included in Consolidated Interest Expense).

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Partnership and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)           the net income (or loss) for such period of any Person (other than a Subsidiary of the Partnership) in which any Person other than the Partnership and its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Partnership or any of its Subsidiaries in respect of such period;

(b)           any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations;

(c)           any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions (including any such dispositions constituting Assets Sales hereunder) other than in the ordinary course of business;

(d)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)           non-cash earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)           unrealized gains and losses with respect to Hedging Obligations for such period;

(g)           any net after-tax (i) extraordinary, (ii) nonrecurring or (iii) unusual gains or losses or income or expenses (less all fees and expenses relating thereto but including (x) costs of and payments of actual or prospective legal settlements, fines, judgments or orders and (y) gains, income, losses, expenses or charges arising from insurance claims and settlements);

(h)           any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;

(i)           any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) goodwill or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets;

(j)           accruals and reserves that are established or adjusted within 12 months after the consummation of the transactions contemplated by the Contribution Agreement that are so required to be established or adjusted as a result of such transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies to the extent required by GAAP; and

(k)           (i) effects of adjustments (including the effects of such adjustments pushed down to the Partnership and its Subsidiaries) in Partnership’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, leases and debt line items thereof) resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of a change in accounting principles during such period.

“Consolidated Tax Expense” shall mean, for any period, provision for taxes (including taxes payable pursuant to any tax sharing arrangement) based on income, profits or capital of the Partnership and its Subsidiaries for such period, including federal, state, foreign, franchise and similar taxes, and Tax Distributions that are permitted under this Agreement and the Credit Agreement and made by the Partnership during such period.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or (y) customary indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement and the Credit Agreement or in any commercial contract or arrangement.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contributed TS Interests” means, collectively (a) 100% of the limited liability company interest of TexStar GP and (b) 100% of the limited partnership interest in TexStar, as contributed by BBTS to the Partnership pursuant to the Contribution Agreement.

“Contributed SEP GP Interest” means 100% of the limited liability company interest of SEP GP, as contributed by Southcross to the Partnership pursuant to the Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated as of June 11, 2014, among BBTS, Southcross and the Partnership as in effect on the Effective Date.

“Control,” “Controlling” or “Controlled” means, as to a specified Person, the beneficial ownership, directly or indirectly, of more than 50% of the voting power of the outstanding Voting Interests of such Person or the power or authority, by contract or otherwise, to direct the management, activities or policies of such Entity.

“CP Deadline” has the meaning given such term in the Contribution Agreement.

“Credit Agreement” means that certain Credit Agreement dated as of August 4, 2014 among Borrower LP, Southcross Holdings Borrower GP LLC, a Delaware limited liability company, Southcross Holdings Guarantor LP, a Delaware limited partnership, the subsidiary guarantors party thereto, the lenders party thereto from time to time, UBS AG, Stamford Branch and Barclays Bank PLC, each as an issuing bank, and UBS AG, Stamford Branch, as administrative agent and as collateral agent (except as expressly provided to the contrary in this Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified, or as otherwise refinanced or replaced from time to time).

“Cure Notice” has the meaning set forth in Section 3.10(d).

“Cure Period” has the meaning set forth in Section 3.10(d).

“Current Market Value” when used with reference to any capital stock or other security on any date means:  (a) if the capital stock or security is then listed or admitted to trading on a national securities exchange, is quoted on the OTC Bulletin Board or is quoted on any other interdealer quotation system or regularly quoted by member firms of the Financial Industry Regulatory Authority, the volume weighted average of the Trading Prices, as adjusted for splits, combinations and other similar transactions, of such security on the date of determination (if a trading day) and on each of the five trading days immediately preceding, and on each of the five trading days immediately following, the date of the determination (any such capital stock or security so listed, traded or quoted being referred to as “Publicly Traded”), provided that, for purposes of the calculation of Agreed Asset Valuation, the volume weighted average of the Trading Prices shall be calculated based on the ten (10) trading days immediately preceding the

Measurement Date, or (b) if the capital stock or security is not Publicly Traded, the Fair Market Value of such capital stock or security.

“Damages” has the meaning set forth in Section 6.5(b).

“DD Period” means any period commencing with the first day of the Quarter in which a Distribution Deficiency exists and ending with the payment of all accrued and unpaid distributions in cash in full in accordance with Section 4.6(c).

“Depreciation” means, for each Allocation Period or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Period or other period, except that (a) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Allocation Period or other period will be the amount of book basis recovered for such Allocation Period or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period or other period, Depreciation for such Allocation Period or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period or other period bears to such beginning adjusted tax basis.  Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period or other period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Depreciation Recapture” has the meaning set forth in Section 5.3(c)(iii)(B).

“Designating Party” has the meaning set forth in the GP Agreement.

“Director” or “Directors” means any member or members of the Board of Directors, including as a result of Section 4.6(c)(vi).

“Dispute” has the meaning set forth in Section 11.9(a).

“Distributable Property” means non-cash proceeds from sales and dispositions of property of the Partnership and its Subsidiaries.

“Distribution Accrual Date” means, from and after the expiration of the PIK Period, the last day of each Quarter so long as Class B Units are outstanding as of such date.

“Distribution Deficiency” means, from and after the expiration of the PIK Period, the failure of the Partnership to pay in cash in full a Class B Distribution per Class B Unit then outstanding equal to the Class B Distribution Rate then in effect by the date that is 45 days after the Distribution Accrual Date pursuant to Section 4.6(b)(i).

“Dropdown Transaction” means a contribution by the Partnership, the General Partner or the Subsidiaries of the Partnership of all or a portion of their assets to any member of the SXE Group.

“EBITDA” for any period, means the net income or loss for such period plus, to the extent the following amounts have been deducted in the determination of net income or loss for the period:  (a) interest expense (net of interest income) for such period; (b) the provision for income taxes for such period; (c) the amount of all management fees for such period; (d) the amount of all amortization and depreciation for such period; (e) loss (gain) from asset dispositions for such period; and (f) rent related to facilities owned by Partnership and its wholly owned Subsidiaries for such period.

“ECP” means the collective reference to: (a) Energy Capital Partners Mezzanine Opportunities Fund, LP, (b) Energy Capital Partners Mezzanine Opportunities Fund A, LP, (c) ECP Mezzanine B (Southcross I IP), LP and (d) ECP Mezzanine B (Southcross II IP), LP.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“EFS” means EFS-S LLC.

“EIG” means EIG BlackBrush Holdings LLC, a Texas limited liability company.

“EIG Group” means EIG, EIG Energy Fund XIV, L.P., EIG Energy Fund XIV-A, L.P., EIG Energy Fund XIV (Cayman), L.P., EIG Energy Fund XIV-B, L.P., EIG Energy XIV Blocker (BlackBrush), LLC, EIG Energy Fund XV, L.P., EIG Energy Fund XV-A, L.P., EIG Energy Fund XV (Cayman), L.P., EIG Energy Fund XV-B, L.P., EIG Energy XV Blocker (BlackBrush) LLC, EIG Management Company, LLC and their respective Affiliates and any investment fund or separate account managed by any of the foregoing.

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy the endangerment of property, the health or safety of any Person or the environment.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

“Equistar Facility” means the olefins manufacturing facility owned by Equistar Chemical, LP located at 1501 McKinzie Road, Corpus Christi, Texas which processes ethane, propane, natural gasoline, condensate and other hydrocarbons into ethylene and other petrochemical products.

“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or Indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Security described in clause (a) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

“Equity Security” means (a) the equity ownership rights in a business Entity, whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (b) also includes all Equity Interest Equivalents.

“Estimated BBTS Adjustment” has the meaning set forth in Section 11.16(e).

“Excess Cash Flow” means, as of the date of determination, the excess of (a) the sum of, without duplication, (i) all cash distributed to the Partnership by any direct or indirect Subsidiary of the Partnership during the period for which such determination relates and any cash distributed to the Partnership in any previous periods to the extent such cash has not otherwise been utilized by the Partnership in violation of this Agreement and (ii) the aggregate amount of payments permitted to be made to the Partnership (directly or through its Subsidiaries) by Borrower LP under Section 6.08(e) of the Credit Agreement as of such date minus any voluntary prepayments under the Credit Agreement during the applicable Fiscal Year or any time during such applicable Fiscal Year prior to the date the excess cash flow payment under the Credit Agreement is required minus (b) (i) during the PIK Period, the amount of all Class B Tax Distributions made or to be made pursuant to Section 4.6(b) during such Fiscal Year and (ii) from and after the PIK Period, the amount of all Class B Distributions made or to be made pursuant to Section 4.6(b) during such Fiscal Year, minus (c) the amount of all Tax Distributions made pursuant to Section 5.2 during such Fiscal Year, minus (d) the amount used to pay or establish Permitted Operating Reserves and reasonable reserves for capital expenditures anticipated during the Fiscal Year in which such determination is made (to the extent permitted by the Credit Agreement), in all cases, as determined in good faith by the General Partner.

“Exchange FMV” has the meaning set forth in Section 3.16(b).

“Exchange Tax Dispute Notice” has the meaning set forth in Section 3.16(a)(ii)(B).

“Exchange Tax Loss” means the amount of tax payable (assuming no offset for any refunds, credits or other similar tax attributes) by the Non-Requesting Partner or any of its Affiliates (either directly or the applicable portion of any tax borne by such party as a result of its status as a Partner in the Partnership) as a result of the exchange of Equity Securities of SXE to the Requesting Partner pursuant to Section 3.16.  For this purpose, each dollar of “additional income” for purposes of an income or franchise tax shall be considered taxable at the highest marginal rate for an individual or a corporation (whichever rate is higher) subject to such tax.

“Exchanging Partner” has the meaning set forth in Section 3.16(b).

“Exercising Partner” has the meaning set forth in Section 3.10(c).

“Extended Deficiency” has the meaning set forth in Section 4.6(c)(vi).

“Extended Deficiency Director” has the meaning set forth in the A&R GP Agreement.

“Extended DD Period” means any period commencing with the first day of the Quarter in which the final Distribution Deficiency in a series of Distribution Deficiencies that, together,

constitute an Extended Deficiency occurs and ending with the payment of all accrued and unpaid distributions in cash in full pursuant to Section 4.6(c).

“Extended Offer Period” has the meaning set forth in Section 3.8(b).

“Fair Market Value” means the fair market value as determined in good faith by the General Partner; provided that the determination of Fair Market Value shall be subject to Section 3.13.  In determining the Fair Market Value of any non-cash property, all factors which the General Partner determines might reasonably affect such value shall be taken into account; provided, however, that (a) the Fair Market Value of any non-cash property that consists of Publicly Traded securities or similar instruments shall be the Current Market Value thereof determined by reference to a record date which shall be fixed by the General Partner as of a date not less than five trading days before and no more than ten trading days before the proposed action requiring a determination of Fair Market Value of any such non-cash property and (b) in no event shall any non-cash property be valued at less than the price at which the Partnership can require a third Person to buy the non-cash property, taking into account the creditworthiness of the Person with such purchase obligation, the availability of any collateral for the obligation, and other factors that the General Partner deems appropriate.  The Fair Market Value shall be determined without reduction based upon any lack of control, minority ownership, marketability or other similar discounts.  Notwithstanding the above, it is agreed that as of August 4, 2014, the Fair Market Value of the BBTS ED Contribution was $1,100,000,000 and the Fair Market Value of the Southcross ED Contribution was $462,500,000.

“Final Exchange Tax Loss” has the meaning set forth in Section 3.16(a)(ii)(E).

“Fiscal Year” has the meaning set forth in Section 2.6.

“FMV Notice” has the meaning set forth in Section 3.13(a).

“FMV Objection” has the meaning set forth in Section 3.13(b).

“FOIA” has the meaning set forth in Section 7.5(c).

“FOIA Limited Partner” has the meaning set forth in Section 7.5(b).

“Forced Exchange” has the meaning set forth in Section 3.16(d).

“Forced Shutdown” means any forced shutdown of the Equistar Facility during 2015 or 2016 as a direct result of any turnaround or other planned downtime in connection with the upgrade at the Equistar Facility.

“Fully Participating Partners” has the meaning set forth in Section 4.1(d)(i).

“GAAP” has the meaning set forth in Section 7.2(a).

“General Partner” has the meaning set forth in the introductory paragraph of this Agreement and includes any successor to the General Partner and any Transferee of all but not less than all of the General Partner’s Interest in the Partnership.

“GP Obligation” means (a) any indemnity obligation owed by the General Partner to any of its officers or directors or any third party and (b) any obligation owed by the General Partner for any tax, accounting, legal advisors or any other party that performs general and administrative services on behalf of the General Partner that are reasonably necessary to the conduct of the business of the General Partner.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership is the gross fair market value of such asset as agreed upon between the General Partner and the contributing Partner at the time of contribution.

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors, in a manner that is consistent with Code Section 7701(g) and this Agreement, as of the following times:

(i) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property other than money as consideration for an Interest;

(iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) at such other times as the Board of Directors may reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross Fair Market Value of such asset (taking Code Section 7701(g) into account) on the date of distribution.

(d) The Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Values of Partnership assets has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Deprecation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article V.

“Hedging Agreement” shall mean (a) any swap, cap, collar, forward purchase, derivative, option or similar agreements or arrangements (other than long term commercial contracts for the sale of Hydrocarbons in the ordinary course of business) designed or entered into in order to protect against fluctuations in interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies and (b) any transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Masters Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations.

“Increased Commitment Notice” has the meaning set forth in Section 4.1(e)(i).

“Increased Commitment Period” has the meaning set forth in Section 4.1(e)(i).

“Indebtedness” shall have the meaning ascribed to such term in the Credit Agreement.

“Indemnitee” means (a) the General Partner, (b) each Officer or officer the General Partner, (c) the Directors, (d) each Organizing Person, (e) the Tax Matters Partner (or Person acting in a similar capacity), (f) any Person who is or was an Affiliate of the Partnership (other than any Person in the SXE Group), (g) any Person who is or was a partner, officer, director, employee, agent, fiduciary or trustee of the Partnership or any Affiliate of the Partnership (other than any Person in the SXE Group), (h) any Person who is or was serving at the request of the Partnership or any Affiliate of the Partnership (other than any Person in the SXE Group) as a partner, officer, director, employee, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (i) any Person the Partnership designates as an “Indemnitee” for purposes of this Agreement.

“Independent Appraiser” means an independent investment bank or appraisal firm (and solely for purposes of Section 3.19(b), an accounting firm) with no material engagement within the three years prior to any engagement under this Agreement (other than as an Independent Appraiser pursuant to this Agreement) with the Partnership, any Partner or their Affiliates with experience involving non-public securities in the midstream industry.

“Indirect Parent Transfer” has the meaning set forth in Section 3.10(a).

“Initial Appraiser” has the meaning set forth in Section 3.10(c)(i).

“Initial Budget” has the meaning set forth in Section 6.4(a).

“Initial Investors” means ECP and EFS.

“Initial Limited Partner” or “Initial Limited Partners” means Southcross and/or BBTS.

“Initial Sharing Ratio” means, as to Southcross or BBTS, such Partner’s Class A Sharing Percentage as of August 4, 2014.

“Interest” means the limited partnership interest of a Person in the Partnership at any particular time, including all Units held by such Person.

“Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by JPMorgan Chase Bank (or its successor) from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, compounded annually, and (b) the maximum rate permitted by applicable law.

“Investor” means each Person listed on the signature pages hereto under the heading “Investors” and any Person acquiring Class B Units pursuant to Section 4.1(e)(i) (in their capacity as a holder of Class B Units).

“Investor Guaranteed Payment” has the meaning set forth in Section 5.5.

“IPT Exercise Notice” has the meaning set forth in Section 3.10(a)(ii).

“IPT Notice” has the meaning set forth in Section 3.10(a).

“IPT Notice Recipient” has the meaning set forth in Section 3.10(a)(i).

“IPT Transaction Value” has the meaning set forth in Section 3.10(a)(i).

“Joinder” has the meaning set forth in Section 3.4(b).

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“Limited Partner” means each Class A Limited Partner, each Class B Limited Partner and each other Person hereafter admitted as a Limited Partner of the Partnership in accordance with this Agreement.

“Liquidation Event” has the meaning set forth in Section 10.1.

“Liquidation Priority Adjustment” has the meaning set forth in Section 4.6(d).

 “Liquidity Event” means a (a) Qualified IPO and (b) any other event wherein cash or cash equivalent proceeds to the Partners (and any assignees) on account of their respective Interests in the Partnership are generated outside the ordinary operation of the Partnership Group in conjunction with a disposition of equity of the General Partner and/or the Partnership Group (by merger, consolidation or otherwise) or all or any material portion of the assets of the General Partner and the Partnership Group.

 “Lock-Up Period” means the period from August 4, 2014, through August 4, 2016.

“LLC Units” means Units (as defined in the GP Agreement).

“MAC Contributing Partner” has the meaning set forth in Section 4.5.

“MAC Cure Amount” has the meaning set forth in Section 4.5.

“MAC Defaulting Partner” has the meaning set forth in Section 4.5.

“MAC Default” means an event or occurrence giving rise to an indemnification obligation of Southcross or BBTS to the Partnership for Subject Losses pursuant to Section 10.1 or Section 10.2 of the Contribution Agreement to the extent the effect of such event or occurrence giving rise to such indemnification obligation results in an obligation of any member of the Partnership Group to make payment to any third party for such Subject Losses.

“Make Whole Amount” means, with respect to each Class B Unit being redeemed (other than PIK Units), an amount equal to the sum of all Class B Distributions that would have otherwise been payable on account of such Class B Unit from and after the date of such redemption, if the applicable redemption of such Class B Unit had occurred on and as of the third (3rd) anniversary of the Effective Date (without duplication of any amounts previously paid on account of such Class B Unit or otherwise to be paid in connection with such redemption).

“Make Whole Payment” means an amount equal to the sum of (a) with respect to each Class B Unit being redeemed (including PIK Units), the Class B Liquidation Value for each such Class B Unit, plus (b) with respect to each Class B Unit being redeemed (other than PIK Units), the Make Whole Amount for each such Class B Unit.

“Measuring Date” means any date of determination of the Asset Coverage Ratio.

“Midstream Activities” means the ownership, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, gathering systems, pipelines and treatment and processing facilities, marketing of capacity on such gathering systems, buying and selling gas and condensate in connection therewith, the provision of compression services in connection therewith, and all other acts or activities incidental or related to any of the foregoing.

“Neutral Appraiser” has the meaning set forth in Section 3.10(c)(ii).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Non-Requesting Partner” has the meaning set forth in Section 3.16(a)(ii).

“Notice of Exercise” has the meaning set forth in Section 3.8(b).

“Observer” has the meaning set forth in Section 7.4.

“Offer Period” has the meaning set forth in Section 3.8(b).

“Offerees” has the meaning set forth in Section 3.8(a).

“Offeror” has the meaning set forth in Section 3.10(a).

“Officer” has the meaning set forth in Section 6.3.

“Optional Redemption Date” has the meaning set forth in Section 3.17.

“Organizing Person” means each Person executing the Certificate on behalf of the General Partner or the Partnership.

“Original Partnership Agreement” has the meaning set forth in the Recitals.

“Parent” means with respect to any Entity, any other Entity that Controls such first Entity; provided that, in the case of EFS, Parent shall mean Aircraft Services Corporation or any Subsidiary of Aircraft Services Corporation that directly or indirectly holds Equity Securities in EFS.

“Partial Exchange” has the meaning set forth in Section 3.16(e).

“Partner” means the General Partner and the Limited Partners and any Person admitted to the Partnership as a Partner after the Effective Date in accordance with this Agreement.

“Partner Indemnitors” has the meaning set forth in Section 6.5(f).

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth for such term in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth for such term in Treasury Regulations Section 1.704-2(i).

“Partnership” has the meaning set forth in the introductory paragraph hereof.

“Partnership Change in Control” means any transaction or series of related transactions pursuant to which any Person (or any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934)) that was not a Limited Partner as of the Effective Date or is not an Affiliate of any such Limited Partner, (a) acquires, directly or indirectly, beneficial ownership of a majority of the Class A Units and any other Equity Securities issued by the Partnership (other than the Class B Units or any Replacement Equity) or the outstanding Voting Interests in the Partnership or (b) acquires all or substantially all of the assets of the Partnership; provided that a Dropdown Transaction shall not constitute a Partnership Change in Control.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Minimum Gain” has the meaning set forth for such term in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

“Partnership Sale Value” means the amount that the Partnership would receive in an all cash sale of all of the assets and businesses of the Partnership and its wholly owned Subsidiaries as a going concern (giving effect to (a) all existing Liens on such assets and (b) all outstanding Indebtedness, of the Partnership and its wholly owned Subsidiaries) in an arm’s-length transaction with an unaffiliated third party consummated immediately preceding the event giving rise to the determination of the Partnership Sale Value (assuming that all of the proceeds of such sale were paid directly to the Partnership).

“Permitted Operating Reserves” means those reserves established in good faith by the General Partner to cover all operating expenses of the Partnership or its Subsidiaries, as applicable, (including general and administrative expenses) reasonably anticipated to satisfy operating expenses for the 45 days following such date of determination for which sources of funding (including available debt facilities) are not then available.

“Permitted Transferee” has the meaning set forth in Section 3.4(d).

“Person” means any individual or Entity.

“PIK Payment Date” has the meaning set forth in Section 4.6(b)(ii).

“PIK Period” has the meaning set forth in Section 4.6(b)(ii).

“PIK Units” means any Class B Units issued in kind as a distribution pursuant to Section 4.6(b)(ii) and Section 4.6(b)(iii).

“Pipeline” shall mean gathering systems and pipeline systems, together with all contracts, rights-of-way, easements, servitudes, fixtures, equipment, improvements, permits, records, and other real property appertaining thereto.

“PPD Period” means the period commencing with the occurrence of a Protective Provision Default and ending with the cure pursuant to this Agreement of such Protective Provision Default and any other Protective Provision Default that has occurred after the commencement of such period.

“Primary Exercising Partner” has the meaning set forth in Section 3.10(c).

“Primary Objecting Holder” has the meaning set forth in Section 3.10(b).

“Profits” and “Losses” means, for each Allocation Period or other period, an amount equal to the Partnership’s taxable income or loss for such Allocation Period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(b) any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(c) gain or loss resulting from any disposition of any Partnership assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Allocation Period or other period;

(e) to the extent an adjustment to the adjusted tax basis of any asset included in Partnership assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(f) if the Gross Asset Value of any Partnership asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the Allocation Period of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(g) notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.3(b) hereof will not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3(b) hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Proposed Budget” has the meaning set forth in Section 6.4(c).

“Proposed Exchange Tax Loss Statement” has the meaning set forth in Section 3.16(a)(ii)(A).

“Protective Provision Default” means the failure of the Partnership to fully observe and perform (a) its obligations in respect of the rights granted in this Agreement to the Class B Units or their holders set forth in any of Section 3.16, Section 3.17, Section 3.18, Section 4.6 and Section 6.2(d) or (b) any other material obligations in respect of the rights granted in this Agreement to the Class B Units or their holders; provided, that, (i) with respect to clause (b) above, a Protective Provision Default shall not be deemed to have occurred until the Class B Majority shall have delivered written notice to the General Partner stating in reasonable detail the event or action resulting in such failure by the Partnership and the full effect of such event or action has not been cured or remedied by the Partnership within fifteen (15) Business Days following the General Partner’s receipt of such notice and (ii) except in respect of any Protective Provision Default arising in respect of Section 6.2(d)(iv), if (a) the Class B Majority consents to or ratifies any action taken by the Partnership that constituted or would constitute a Protective Provision Default or (b) the Partnership cures, remedies or otherwise eliminates the effects of any action or failure that constituted a Protective Provision Default, such Protective Provision Default shall be deemed to have ended as of the date of such consent, ratification, cure or remedy for all purposes under this Agreement.

“Prudent Industry Practices” means, at a particular time, any of the practices, methods, standards of care, skill, safety and diligence, as the same may change from time to time, but applied in light of the facts known at the time, that are consistent with the general standards applied or utilized under comparable circumstances by a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good midstream industry practice.

“Public Offering” means the sale in a firm underwritten public offering registered under the Securities Act of any class of Equity Securities of the Partnership (or any successor thereto).

“Publicly Traded” has the meaning set forth in the definition of Current Market Value.

“Purchase Offer” has the meaning set forth in Section 3.8(a).

“Qualified IPO” means any transaction that results in at least $75 million of Equity Securities of the Partnership or any successor thereto (if and only if the Partnership or such successor has no assets other than ownership in SXE GP or any successor thereto) or SXE GP (or any successor thereto), being Publicly Traded pursuant to an underwritten Public Offering of securities.

“Quarter” means the three month period ending on the last day of March, June, September or December, as applicable.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, including easements and rights of way, together with, in each case, all improvements and fixtures located thereon.

“Redemption Closing Date” means the applicable closing date for the redemption of Class B Units as established by the Partnership pursuant to Section 3.17(a), Section 3.17(b)(ii), Section 3.17(c), Section 3.18(a) or Section 3.18(b).

“Redemption Notice” has the meaning set forth in Section 3.17.

“Redirected Distribution Amount” means, other than MAC Cure Amounts, the amount of Adjustment Loss attributable to a Redirected Partner.

“Redirected Partner” means BBTS or Southcross, as applicable, at any time an Adjustment Loss is attributable to such Initial Limited Partner.

“Registration Rights Agreement” means a registration rights agreement, in a form reasonably acceptable to the Limited Partner entering into such agreement, relating to the registration of Equity Securities of the applicable issuer held by such Limited Partner.

“Regulatory Issue” means any set of facts or circumstances in which the ownership by an Investor (or its Permitted Transferees) or its equity holders, directly or indirectly, of any Units (i) gives rise to a material violation of applicable law, or gives rise to a reasonable belief by such Limited Partner (based on advice of counsel) that such violation will arise, (ii) gives rise to a limitation under applicable law that will impair materially the ability of such Limited Partner or its equity holders to conduct its business or gives rise to a reasonable belief by such Limited Partner (based on advice of counsel) that such a limitation will arise, or (iii) gives rise to a requirement under applicable law, including banking regulations and applicable securities laws, that such Units be Transferred to a third party.

“Remaining ROFO Securities” has the meaning set forth in Section 3.8(b).

“Remaining Securities Notice” has the meaning set forth in Section 3.8(b).

“Replacement Equity” has the meaning set forth in Section 4.1(e)(vi).

“Replacement Equity Notice” has the meaning set forth in Section 4.1(e)(vi).

“Replacement Investor” has the meaning set forth in Section 4.1(e)(vi).

“Requesting Partner” has the meaning set forth in Section 3.16(a).

“ROFO Securities” has the meaning set forth in Section 3.8(a).

“ROFR Interests” has the meaning set forth in Section 3.16(b).

“ROFR Interest PSA” has the meaning set forth in Section 3.16(b)(iv).

“ROFR Offer Notice” has the meaning set forth in Section 3.16(b)(ii).

“ROFR Notice” has the meaning set forth in Section 3.16(b).

“ROFR Notice Period” has the meaning set forth in Section 3.16(b)(i).

“Rules” has the meaning set forth in Section 11.9(a).

“Sale/Leaseback Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Partnership’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby the Partnership or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the Partnership or any Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Second Appraiser” has the meaning set forth in Section 3.10(c)(ii).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in Section 3.8(a).

“Set-Off Distributions” means Set-Off MAC Distributions and Set-Off RDA Distributions.

“Set-Off MAC Distributions” has the meaning set forth in Section 5.1(b).

“Set-Off RDA Distributions” has the meaning set forth in Section 5.1(c).

“SEP GP” means Southcross Energy Partners GP, LLC, a Delaware limited liability company.

“Southcross” has the meaning set forth in the introductory paragraph of this Agreement and includes any successor to Southcross and any Transfer of all but not less than all of Southcross’ Interest.

“Southcross ED Contribution” has the meaning set forth in the Recitals.

“Subject Company” has the meaning set forth in Section 3.10(a).

“Subject Losses” has the meaning given such term in the Contribution Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such

Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.  Notwithstanding the foregoing, each of SXE and its subsidiaries shall not be considered a Subsidiary of the Partnership.

“SXE” means Southcross Energy Partners LP, a Delaware limited partnership.

“SXE GP” means Southcross Energy Partners GP, LLC.

“SXE Group” means SXE and its Subsidiaries.

“SXE IDRs” means the Incentive Distribution Rights issued by SXE and beneficially owned by the Partnership Group.

“SXE PIK Units” means the Class B Common Units of SXE paying quarterly distributions in kind.

“SXE Units” means 2,116,400 Common Units of SXE and 12,213,713 Subordinated Units of SXE.

“Tag-Along Notice” has the meaning set forth in Section 3.7(b).

“Tag-Along Sale” has the meaning set forth in Section 3.7(a).

“Tag-Along Sale Percentage” means a number, expressed as a percentage, equal to the number of Class A Units of the Tag-Along Seller proposed to be transferred in a Tag-Along Sale divided by the total number of Class A Units held by such Tag-Along Seller as of the date of the applicable Tag-Along Notice.

“Tag-Along Seller” has the meaning set forth in Section 3.7(a).

“Tag-Along Transferee” has the meaning set forth in Section 3.7(a).

“Tag Transferring Person” has the meaning set forth in Section 3.7(b).

“Tax Amount” means the product of (a) the General Partner’s reasonable estimation of the taxable income, gain, loss, deduction and credit allocated to a Partner or required to be recognized by a Partner as a result of the issuance of any Class A Units to such Partner in connection with any Unit Purchase Agreement for such Allocation Period, multiplied by (b) the highest marginal effective rate of U.S. federal, state and local income tax (including for this purpose any tax under Code Section 1411 or similar provisions of law) applicable to an individual or corporation (whichever has the higher rate) resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends,” as such term is defined in Code Section 1(h) and any allowable deductions in respect of such state and local taxes in computing such Partner’s liability for U.S. federal income taxes, and such other assumptions as the General Partner shall reasonably determine.

“Tax Distribution” has the meaning set forth in Section 5.2(a).

“Tax Matters Partner” has the meaning set forth in Section 8.4.

“Tax Year” has the meaning set forth in Section 2.6.

“TexStar” means TexStar Midstream Services, LP, a Texas limited partnership.

“TexStar GP” means TexStar Midstream GP, LLC, a Texas limited liability company and the general partner of TexStar.

“Third-Party Purchaser” has the meaning set forth in Section 3.8(c).

“Total Capital Contribution” has the meaning set forth in Section 4.1(d)(i).

“Total Consideration” means, as to any applicable Transfer or Approved Exit pursuant to the terms hereof, the sum of all cash and the Fair Market Value of all non-cash consideration to be paid for all Units Transferred in such transaction.

“Trading Price” means, for any trading day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case, (a) on the principal national securities exchange on which the shares of such capital stock are listed, (b) if (a) does not apply, as quoted on the OTC Bulletin Board, (c) if (a) and (b) do not apply, as reported or quoted on any other interdealer quotation system, including the Pink Sheets, on which such capital stock or security is then traded or quoted or (d) if (a) through (c) do not apply, as otherwise reported by any member firm of the National Association of Securities Dealers, Inc. selected by the General Partner.

“Transfer” means a direct or indirect disposition, sale, assignment, transfer, exchange, pledge or the grant of a security interest or other encumbrance.

“Transferor” means a Person that Transfers or prepares to Transfer.

“Transferee” is a Person to whom a Transfer is made or is prepared to be made.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TW” means Tailwater Capital LLC, a Texas limited liability company.

“TW Aggregator” means TW BBTS Aggregator LP, a Delaware limited partnership.

“TW Group” means TW, TW Energy Fund, TW Aggregator, BBTX Unit, BBTX Unit II, BBTX Note, BBTX Note II and their respective Affiliates.

“TW Energy Fund” means Tailwater Energy Fund I, LP, a Delaware limited partnership.

“Ultimate Parent” means (a) with respect to Southcross, Charlesbank Capital Partners, LLC, (b) with respect to BBTS, each of TW and EIG Management Company, LLC, (c) from and after a BBTS Distribution, with respect to any member of the TW Group, TW, (d) from and after a BBTS Distribution, with respect to any member of the EIG Group, EIG Management Company, LLC, (e) with respect to EFS, General Electric Capital Corporation, (f) with respect to ECP, Energy Capital Partners Mezzanine, LLC, and (g) with respect to any other Partner, the Person designated by the Board of Directors reasonably and in good faith as the ultimate Person that Controls such Partner upon its admission as a Partner.

“Unaffiliated Transferee” has the meaning set forth in Section 3.4(e).

“Unfunded Commitment Amount” means, with respect to each Investor and as of any time of determination, an amount equal to the Unfunded Equity Commitment Amount set forth opposite the name of each such Investor on Exhibit A hereto (as it may be reduced from time to time as a result of any amounts contributed by such Investor to the Partnership after the Effective Date pursuant to Section 4.1(e)); provided, however, that from and after the earliest to occur of (a) the eighteen (18) month anniversary of the Effective Date, (b) the occurrence of a Partnership Change in Control and (c) the breach by the Partnership of any of its material obligations under this Agreement or material obligations under the applicable Unit Purchase Agreement that is not cured within fifteen (15) Business Days following receipt by the Partnership of written notice from one or more Investors notifying the Partnership of such breach (except in respect of any Protective Provision Default arising in respect of Section 6.2(d)(iv), in respect of which there shall be no such notice or cure period) (the period following receipt of such notice and prior to the earlier of such cure and the expiration of such period of fifteen (15) Business Days, the “Breach Cure Period”), the Unfunded Commitment Amount of each Investor shall be deemed to be $0.00; provided, however, that written notice of such breach from any one Investor shall be deemed given by all other Investors.  For the avoidance of doubt, the issuance of any PIK Units to any Investor will not reduce the Unfunded Commitment Amount of such Investor.

“Unfunded Notice” has the meaning set forth in Section 4.1(d)(i).

“Unit Purchase Agreement” means, as applicable, (a) that certain Unit Purchase Agreement, dated as of November 4, 2014, entered into among the Initial Investors and the Partnership and (b) any Unit Purchase Agreement entered into among the Additional Investors and the Partnership, if any.

“Units” means the Class A Units of the Partnership, the Class B Units of the Partnership and any other class of Units of the Partnership authorized and issued after the Effective Date.

“Veto Interest” has the meaning set forth in the GP Agreement.

“Voting Interests” means, as to a specified Person:  (a) in the case of a corporation, the outstanding securities thereof entitled to vote on the election of directors; (b) in the case of a limited partnership, the general partnership interests therein; (c) in the case of a limited liability company, partnership or venture, the securities or interests therein entitled to manage or elect the managers or other governing body of such Person; (d) in the case of a trust or estate, the interest therein entitled to appoint or elect the trustee or similar governing body thereof; and (e) in the case of any other Person, the interest therein entitled to elect the governing body of such Person or otherwise exercise the power to direct or cause the direction of the management and policies of such Person.

“Voting Support” by a Partner with respect to a given action means that such Partner will (a) appear at any equity holder meeting of the Partnership or the General Partner to consider such action or otherwise cause its applicable Equity Securities owned by such Partner (or any of its Affiliates) as of the relevant time to be counted as present for purposes of calculating a quorum for such purpose, and respond to any other request by the Partnership or the General Partner for written consent, if any, with respect to such action, (b) vote, or cause to be voted, all of its applicable Equity Securities (i) in favor of the approval of such action, and (ii) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action, and (c) cause the directors appointed by it to the Board of Directors of the General Partner to appear at any meeting of the Board of Directors to consider such action and direct such directors to vote (i) in favor of the approval of such action, and (ii) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action.

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.16(b)(iii).

1.2. Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.  The words “herein,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision, Section or Article of this Agreement.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II

ORGANIZATION

2.1. Continuation of the Partnership.  The Partnership was organized as a Delaware limited partnership by the filing of the Certificate of Limited Partnership of the Partnership (the “Certificate”) in the office of the Secretary of State pursuant to the Act on June 9, 2014.  The Partners desire to continue the Partnership for the purposes and upon the terms and conditions hereinafter set forth.  Except as provided herein, the rights, duties and liabilities of each Partner shall be as provided in the Act.

2.2. Name.  The name of the Partnership is Southcross Holdings LP.  Partnership business will be conducted in such name or such other names that comply with applicable law as the General Partner may select from time to time.

2.3. Registered Office; Registered Agent.  The registered office of the Partnership in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law.  The registered agent of the Partnership in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.

2.4. Principal Office.  The principal office of the Partnership will initially be at such location as the General Partner may designate from time to time, which need not be in the State of Delaware.  The Partnership may have such other offices as the General Partner may determine appropriate.

2.5. Purpose; Powers.  The Partnership is organized for the purposes of (a) engaging, directly or through its Subsidiaries, in Midstream Activities in the continental United States and (b) engaging, directly or through its Subsidiaries, in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient in furtherance of or otherwise relating to the foregoing purpose as determined by the General Partner in its discretion.  The Partnership will have all powers permitted to be exercised by a limited partnership organized in the State of Delaware.

2.6. Fiscal Year.  The fiscal year of the Partnership (the “Fiscal Year”) for financial statement purposes will end on December 31st unless otherwise determined by the General Partner.  The tax year of the Partnership (the “Tax Year”) for income tax purposes will end on December 31st unless otherwise required under the Code.

2.7. Foreign Qualification Governmental Filings.  Prior to the Partnership’s conducting business in any jurisdiction other than the State of Delaware, the General Partner will cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in such jurisdiction.  Each Officer is authorized, on behalf of the Partnership, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications.  Further, each Partner will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

2.8. Term.  The Partnership commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and will continue in existence until terminated pursuant to this Agreement.

ARTICLE III

PARTNERS; DISPOSITIONS OF INTERESTS

3.1. Partners.  As of the Effective Date, the undersigned Partners are the sole Partners of the Partnership.  The names, addresses, Capital Contributions and number and class of Units of each Partner are set forth on Exhibit A attached hereto and incorporated herein.  The General Partner is hereby authorized to amend Exhibit A to reflect the admission of additional Partners, the withdrawal of a Partner, the change of address of a Partner, the Capital Contribution of a Partner, the number and classes of Units of a Partner, and other information called for by Exhibit A. Such completion, correction or amendment may be made from time to time as and when the General Partner considers it appropriate.

3.2. Liability of Partners.

(a) Except as this Agreement may otherwise provide or applicable law may otherwise require, (i) the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and (ii) no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner of the Partnership.

(b) A Limited Partner, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contribution, if any, (ii) its share of any assets and undistributed profits of the Partnership and (iii) the amount of any distributions wrongfully distributed to it to the extent set forth in the Act.

3.3. Restrictions on Management by Limited Partners.  No Limited Partner, in its capacity as such, shall have the right or power to take part in the control of the Partnership or its business or affairs or the right or power to act for or bind the Partnership in any way.  Where the action of a Limited Partner is required by this Agreement or applicable law, a Limited Partner may act by written consent.

3.4. Restrictions on the Transfer of Interests.

(a) General.

(i) Until the expiration of the Lock-Up Period, no holder of Class A Units (or any of their Permitted Transferees) shall be permitted to Transfer any Class A Units (other than to a Permitted Transferee) without the prior written consent of the General Partner; provided BBTS may effect a distribution of all (and not less than all) of its Class A Units pursuant to a BBTS Distribution at any time after the Effective Date.  From the expiration of the Lock-Up Period until August 4, 2017, no holder of Class A Units (or any of their Permitted Transferees) shall be permitted to Transfer more than 50% of the Class A Units held by such holder as of the Effective Date (other than to a Permitted Transferee) without the prior written consent of the General Partner; provided BBTS may effect a distribution of all (and not less than all) of its Class A Units pursuant to a BBTS Distribution at any time after the Effective Date.  From and after August 4, 2017, any holder of Class A Units may Transfer all or any portion of its Class A Units, subject to the provisions of this Article III.

(ii) Prior to the Commitment Termination, no holder of Class B Units shall be permitted to Transfer any Class B Units (other than to a Permitted Transferee) without the prior written consent of the General Partner; provided that the foregoing restriction on Transfer of Class B Units shall not apply to Transfers required to comply with, or to avoid any material limitation on such holder’s ability to conduct its business arising under, any applicable law or regulation; provided further however, that any Transfer by a holder of Class B Units pursuant to the preceding proviso shall not relieve such holder of any obligations under Section 4.1(e) with respect to its Unfunded Commitment Amount.  From and after the Commitment Termination, any holder of Class B Units may Transfer all or any portion of its Class B Units, subject to the provisions of this Article III; provided that the Initial Investors and their respective Permitted Transferees, as a group, shall not without the General Partner’s consent Transfer (other than to one or more Permitted Transferees) in the aggregate (i) more than $50,000,000 of Class B Units (calculated as the product of the number of Class B Units Transferred multiplied by the Class B Issue Price) or (ii) Class B Units to more than five (5) Transferees of record.

(iii) The Partnership and the Partners all agree and acknowledge that any Transfer by any holder of Units (or any Permitted Transferee of a holder of Units) of any Units shall be deemed to be a Transfer of such holder’s entire Interest related to such Units for all purposes of this Agreement and the restrictions on Transfer set forth in this Article III shall apply; provided, however, that any Indirect Parent Transfer shall be subject to the provisions of Section 3.10.  No Interest may be Transferred by a holder of Units separate and apart from its Units, and any attempted Transfer by a holder of Units (or Permitted Transferee of a holder of Units) of any Units other than in accordance with this Article III is void ab initio and will not be recognized by the Partnership.  For the avoidance of doubt, nothing contained in this Agreement shall preclude any holder of Class A Units and Class B Units from Transferring Units of one class without Transferring Units of the other class; provided, however, that any such Transfer is otherwise made in accordance with the requirements of this Article III.

(b) Conditions to Transfer.  Notwithstanding any other provision of this Agreement, no Transfer of a Unit may be effected by any holder of a Unit unless:  (i) such

Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by the General Partner, such Transferring Partner has delivered an opinion of such Partner’s counsel to the Partnership, in form and substance reasonably satisfactory to the Partnership, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with, (ii) such Transfer would not cause the Partnership to be treated as an association or “publicly traded partnership” taxable as a corporation and would not make the Partnership ineligible for “safe harbor” treatment under Code Section 7704 and the Treasury Regulations promulgated thereunder, (iii) such Transfer would not cause a termination of SXE for federal income tax purposes (provided that this Section 3.4(b) shall not apply to a BBTS’ distribution of all (and not less than all) of its Units pursuant to a BBTS Distribution if such distribution is made prior to December 5, 2014), and (iv) such Transfer would not cause the Partnership or any Partner to become subject to regulation under either the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.  No Transferee of Units other than a Permitted Transferee shall become a Partner without the approval of the General Partner, which approval may not be unreasonably withheld, conditioned or delayed.  Any Person admitted as a Partner of the Partnership pursuant to a Transfer made in accordance with the terms set forth above must agree to be bound by the terms of this Agreement by executing and delivering to the General Partner a joinder to this Agreement in the form attached hereto as Exhibit B (a “Joinder”).  The General Partner will determine in its sole discretion whether the foregoing conditions have been satisfied and may, in its sole discretion, determine to waive any such conditions to the extent permitted by applicable law.

(c) General Partner.  The General Partner may not Transfer any Units held by it or its general partner interest in the Partnership without the written consent of each Designating Party.  No Partner who owns LLC Units may Transfer any such LLC Units except in the event that such Partner Transfers any Units, such Partner shall be required to Transfer to such Transferee, and such Transferee shall as a condition to such Transfer be required to accept, a pro rata percentage of such Transferor’s LLC Units; and likewise, any Partner who Transfers LLC Units shall also be required to Transfer to such Transferee a pro rata percentage of the Units held by such Partner based on the number of LLC Units being Transferred by such Partner relative to the total number of LLC Units held by such Partner; provided that upon the BBTS Distribution, BBTS may Transfer its LLC Units to a single  member of the TW Group to which the greatest number of Units distributed to the TW Group is distributed and to a single member of the EIG  Group to which the greatest number of Units distributed to the EIG Group is distributed.

(d) Affiliate Transfers; Permitted Transferees; Liquidity Event.  Without complying with Section 3.7 or Section 3.8, (i) BBTS may Transfer Units to any wholly owned Subsidiary of BlackBrush TexStar or pursuant to a BBTS Distribution, (ii) Southcross may Transfer any Units to any Affiliate of Southcross, (iii) after a BBTS Distribution TW may Transfer any Units to any Affiliate of TW Controlled by any member of the TW Group, and EIG may Transfer any Units to any Affiliate of EIG Controlled by any member of the EIG Group, and any other Partner may Transfer any Units to any Affiliate of such Partner Controlled by the Ultimate Parent of such Partner, and (iv) each Investor may Transfer any Units to any Affiliate of such Investor that is Controlled by the Ultimate Parent of such Investor or to any other Investor or its Affiliate (any such Transferee, a “Permitted Transferee”); provided any such

Permitted Transferee not already a party to this Agreement shall comply with Section 3.4(b) of this Agreement and execute and deliver to the General Partner a Joinder and (v) any holder of Units may Transfer any Units held by it pursuant to a Liquidity Event.

(e) Regulatory Transfers. Subject to applicable law and in compliance with the terms of this Agreement (other than Section 3.4(a), Section 3.7, Section 3.8 and Section 3.10), and subject to the terms of this Section 3.4(e), to the extent an Investor (or its Permitted Transferees) has a Regulatory Issue such Limited Partner shall be permitted to Transfer the Units of such Limited Partner to any Person (an “Unaffiliated Transferee”) if (i) the General Partner approves the Unaffiliated Transferee (such approval not to be unreasonably withheld, but it being understood that, among other reasons, it is reasonable for the General Partner to withhold its approval of any Unaffiliated Transferee if (x) a Transfer of Units to such Unaffiliated Transferee would mandate any filings or disclosure obligations pursuant to any laws or regulations (other than customary Securities and Exchange Commission filings regarding ownership), (y) such Unaffiliated Transferee is a competitor of the Partnership, SXE or any of their respective Subsidiaries or (z) granting such Unaffiliated Transferee the rights under this Agreement would breach any contractual obligation of the Partnership or its Subsidiaries), (ii) such Unaffiliated Transferee signs a joinder to this Agreement as a Limited Partner and such other documentation reasonably acceptable to the General Partner and (iii) if requested  by the General Partner, prior to effecting the Transfer to the Unaffiliated Transferee, such Limited Partner makes all additional Capital Contributions contemplated by Exhibit A to be made by such Limited Partner and receives Class B Units in respect thereof in amount equal to the quotient obtained by dividing the amount of such additional Capital Contributions by the Class B Issue Price.

3.5. Additional Partners.  Upon the approval of the General Partner (provided the General Partner hereby approves the admission of each member of the EIG Group and each member of the TW Group to which Class A Units are distributed pursuant to a BBTS Distribution as a Class A Limited Partner upon the distribution to such Person of Class A Units pursuant to a BBTS Distribution), additional Persons may be admitted to the Partnership as Partners (on and subject to the conditions of Section 3.4(b) in the case of Transferees of Units) and Units may be created and issued to such Persons as determined by the General Partner on such terms and conditions as the General Partner may determine at the time of admission, subject to the rights of the Limited Partners to participate in such issuance pursuant to Section 4.1.  Subject to Section 6.2, the terms of admission may provide for the creation of different classes or series of Units having different rights, powers and duties.  As a condition to being admitted as a Partner of the Partnership, any Person must agree to be bound by the terms of this Agreement by executing and delivering to the General Partner a Joinder, and must make the representations and warranties set forth on Exhibit C as of the date of such Person’s admission to the Partnership.  Any Person admitted to the Partnership as a Partner following the Transfer of Units from a Partner shall succeed to all of the rights, duties and obligations of its Transferor under this Agreement; provided that any such Transfer by a Partner shall not (i) relieve such Partner of its duties and obligations under this Agreement for periods prior to such Transfer or (ii) relieve any Investor of its obligations under Section 4.1(e) with respect to its Unfunded Commitment Amount.

3.6. Liability to Third Parties.  No Partner or Officer will have any personal liability for any obligations or liabilities of the Partnership, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Partner or Officer.

3.7. Tag Along Rights.

(a) Tag-Along Sale.  If at any time following the expiration of the Lock-Up Period and prior to a Qualified IPO of the Partnership (or any successor thereto) any holder of Class A Units or holders of Class A Units (the “Tag-Along Seller”) elect to Transfer to any Person or Persons other than a Permitted Transferee (collectively, a “Tag-Along Transferee”), in a transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) in any twelve (12) month period a number of Class A Units in excess of either (i) 35% of the Tag-Along Seller’s Class A Units (provided this clause (i) shall not apply to ECP or its Transferees (including Permitted Transferees) or EFS or its Transferees (including Permitted Transferees) or any Additional Investor (other than a Designating Party) or its Transferees (including Permitted Transferees) to the extent any such Persons own less than 25% of the outstanding Class A Units at such time) or (ii) a number of Class A Units in excess of 10% of the outstanding Class A Units at such time (a “Tag-Along Sale”), then each of the other holders of Class A Units may, subject to the other provisions of this Section 3.7, require such Tag-Along Seller to include in the Tag-Along Sale a number of its Class A Units (such number not to exceed a number of Class A Units in excess of such Partner’s Class A Units multiplied by the Tag-Along Sale Percentage) on the terms set forth in this Section 3.7, subject to proportionate reduction in the event that the Tag-Along Transferee is unwilling to acquire all of the Class A Units offered to it.

(b) Terms of Sale.  In connection with a Tag-Along Sale, the Tag-Along Seller shall provide each other holder of Class A Units with written notice thereof at least twenty (20) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (the “Tag-Along Notice”).  The Tag-Along Notice shall contain (i) the name and address of the Tag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Tag-Along Transferee, (iii) the number of Class A Units of the Tag-Along Seller being transferred and the Tag-Along Sale Percentage and (iv) all other material terms of the proposed transaction, including  the expected closing date of the transaction.  In the event that the terms and/or conditions set forth in the Tag-Along Notice are thereafter amended in any respect, the Tag-Along Seller shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each other holder of Class A Units.  Any Person electing to participate in the Tag-Along Sale shall provide the Tag-Along Seller with written notice thereof (which notice shall set forth the number of Class A Units of such Person that such Person desires to include in such Tag-Along Sale (such number not to exceed a number of Class A Units in excess of such Partner’s Class A Units multiplied by the Tag-Along Sale Percentage)) within ten (10) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (or if an Amended Tag-Along Notice is delivered, within 10 days after the delivery of such Amended Tag-Along Notice (and the closing shall not occur prior to the expiration of 10 days after such Amended Tag-Along Notice has been delivered to each holder of Class A Units)).  Each Partner electing to Transfer its Class A Units shall execute such documents, as are executed by the Tag-Along Seller with respect to the Tag-Along Sale, provided that (i) any such Person shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (A) such Person’s ownership of its Class A Units to be transferred free and clear of Liens, (B) such Person’s power and authority to effect such Transfer, and (C) such matters pertaining to compliance with securities laws as the transferee may reasonably require, and (ii) any indemnification or other obligations assumed or incurred in connection with a Tag-Along Sale shall be allocated among all Persons Transferring Class A Units (collectively, the “Tag Transferring Persons”) in the same proportion as the consideration payable to each such Tag Transferring Person in each case other than with respect to representations made individually by the indemnifying Person (e.g., representations as to title or authority of such Person).  In no event shall (i) the consideration to be received by Tag Transferring Persons in connection with a Tag-Along Sale consist of any form of non-cash consideration other than freely tradable publicly traded securities or (ii) the amount of any indemnity obligation of any Tag Transferring Person exceed the amount of cash and the Fair Market Value of any non-cash consideration received by such Tag Transferring Person in such Tag-Along Sale, except in the case of fraud by such Tag Transferring Person.

(c) An election of any holder of Class A Units delivered in accordance with Section 3.7(b) to participate in a Tag-Along Sale shall be irrevocable, and such holder of Class A Units shall be bound and obligated to participate in the Tag-Along Sale in accordance with such election; provided, however, that if any proportionate reduction of the number of Class A Units to be included in a Tag-Along Sale as contemplated by Section 3.7(a) would cause a Tag Transferring Person to have a number of Class A Units following such Tag-Along Sale such that such Person would cease to be a Designating Party or retain a Veto Interest, such Tag Transferring Person shall have the right to revoke its election to participate in such Tag-Along Sale.

(d) Each holder of Class A Units who does not deliver notice of its election to participate in the Tag-Along Sale within ten (10) Business Days prior to the date on which the Tag-Along Seller expects to consummate the Tag-Along Sale (or if an Amended Tag-Along Notice is delivered, within 10 days after the delivery of such Amended Tag-Along Notice) shall be deemed to have waived such holder’s rights under this Section 3.7 with respect to such Tag-Along Sale.

(e) For purposes of determining the amount of the Total Consideration to be delivered for the Class A Units included in a Tag-Along Sale to be paid to each holder of Class A Units, each Tag Transferring Person shall receive its proportionate percentage of such (and each type of) Total Consideration based on the number of Class A Units such holder is Transferring in such Tag-Along Sale relative to the total number of Class A Units being Transferred in such Tag-Along Sale.

(f) Each holder of Class A Units selling any Class A Units pursuant to any Tag-Along Sale in which less than all of the outstanding Class A Units are sold shall, prior to consummating such sale, notify the General Partner of which Class A Units are being sold by such holder (including any Capital Contributions and distributions previously made in respect of such Class A Units) pursuant to such Tag-Along Sale.

(g) Any Person who sells or purchases, as applicable, Units pursuant to this Section 3.7 shall also be required to sell or purchase, as applicable, a pro rata percentage of the LLC Units held by any Transferring Person (if applicable) based on the number of Units being Transferred by such Transferring Person relative to the total number of Units held by such Transferring Person.

(h) This Section 3.7 shall not apply to any Transfer of Units pursuant to Section 3.16 or an Approved Exit.

3.8. Right of First Offer.

(a) Purchase Offer.  If at any time following the expiration of the Lock-Up Period and prior to a Qualified IPO of the Partnership (or any successor thereto) (other than in the case of a Transfer which is expressly permitted under this Agreement) any holder of Class A Units (a “Seller”) desires to sell or otherwise dispose of all or any portion of its Class A Units, the Seller shall deliver a Purchase Offer (as herein defined) to each Designating Party (the “Offerees”) and the Partnership.  A “Purchase Offer” is an offer to sell all or a portion of the Class A Units (the “ROFO Securities”) held by the Seller which (i) is in writing, (ii) sets forth a purchase price all in cash, payable at closing or over a fixed period of time and (iii) includes any other material terms and conditions of the offer.

(b) Exercise.  During the 45-day period following the receipt of the Purchase Offer by the Partnership and the Offerees (the “Offer Period”), each Offeree shall have the right, at its option and at any time prior to the expiration of the Offer Period, to purchase up to its pro rata portion (which shall be determined for each Offeree by dividing (i) the Class A Sharing Percentage of such Offeree by (ii) the aggregate Class A Sharing Percentage held by all Offerees) of the ROFO Securities covered by the Purchase Offer on the price and terms as set forth in the Purchase Offer, which option may be exercised by delivering written notice of exercise thereof (a “Notice of Exercise”) to the Seller within the Offer Period and by tendering performance at the principal offices of the Partnership, within thirty (30) days after the delivery of the Notice of Exercise (the “Closing Period”).  The Offerees may include with their Notice of Exercise any additional representations or warranties or indemnity obligations they desire the Seller to provide, which the Seller may accept or reject in whole or in part, and if the Seller rejects any such proposal in writing such Offeree may withdraw the Notice of Exercise by written notice to the Seller delivered within five days after receipt of the Seller’s rejection.  In the event that any Offeree fails to exercise its right to purchase its full pro rata portion of the ROFO Securities of the Seller being offered, the Seller shall deliver a written notice (the “Remaining Securities Notice”) to each Offeree that timely delivered a Notice of Exercise and elected to purchase its full pro rata portion of the ROFO Securities offering to sell to such Offerees such portion of the ROFO Securities (the “Remaining ROFO Securities”) that were not subject to a Notice of Exercise (or with respect to which a Notice of Exercise was withdrawn in accordance with this Section 3.8(b)), which option may be exercised by such Offerees by delivering written notice of exercise thereof (an “Additional Notice of Exercise”) within five Business Days following the end of the Offer Period (the “Extended Offer Period”).  Such Remaining ROFO Securities shall be allocated among such Offerees in any manner mutually acceptable to such Offerees or, if such Offerees are unable to agree, in proportion to their respective relative Class A Sharing Percentages as of the date on which the Remaining Securities Notice is delivered (which shall be determined for each Offeree by dividing (i) the Class A Sharing Percentage of such exercising Offeree by (ii) the aggregate Class A Sharing Percentage held by all such Offerees electing to participate in the purchase of the Remaining ROFO Securities).

(c) Closing.  If Seller has complied with the procedures set forth in this Section 3.8 and a Notice of Exercise and/or Additional Notice of Exercise is not delivered to Seller prior to the end of the Offer Period or Extended Offer Period, as applicable, or a Notice of Exercise and/or Additional Notice of Exercise is timely delivered (and not withdrawn as permitted by Section 3.8(b)) but all the ROFO Securities of the Seller that are the subject of the Purchase Offer are not purchased by the Offerees prior to the end of the Closing Period, then the Seller may sell all (but not less than all) of the ROFO Securities within one hundred twenty days (120) after expiration of the Offer Period or Extended Offer Period, as applicable, if a Notice of Exercise and/or Additional Notice of Exercise is delivered (and not withdrawn as permitted by Section 3.8(b)) but the purchase failed to timely occur, one hundred twenty (120) days after the expiration of the Closing Period, as applicable, to any Person (a “Third-Party Purchaser”) for a price equal to or greater than the price specified in the Purchase Offer, with financing terms no more favorable in any material respect to the Third-Party Purchaser than those set forth in the Purchase Offer and on other terms and conditions that, as a whole, are not materially more favorable to the Third-Party Purchaser than the terms and conditions set forth in the Purchase Offer (provided that (i) modifications or additions to representations and warranties made by Seller and indemnity obligations of Seller agreed to with the Third-Party Purchaser shall not be deemed to be materially more favorable to the Third-Party Purchaser unless such representations, warranties or indemnity obligations were requested by Offerees and rejected by the Seller or such representations, warranties or indemnity obligations reasonably could be expected to result in a liability of the Seller to the Third-Party Purchaser in an amount that would cause the consideration received by the Seller to be less than the amount set forth in the Purchase Offer and (ii) the placing into escrow of any consideration to satisfy any purchase price adjustments or indemnity obligation of the Seller shall not be deemed more favorable to the Third-Party Purchaser as long as the total consideration payable without regard to such adjustments or indemnification is equal to or greater than the price stated in the Purchase Offer).  If the Seller shall fail to complete a transaction with a Third-Party Purchaser for all of the ROFO Securities within such one hundred twenty day (120) period, the Seller shall again be subject to and required to comply with all the provisions of this Section 3.8.

(d) Any Person who sells or purchases, as applicable, Class A Units pursuant to this Section 3.8 also shall be required to sell or purchase, as applicable, a pro rata percentage of the LLC Units held by any Transferring Person (if applicable) based on the number of Units being Transferred by such Transferring Person relative to the total number of Units held by such Transferring Person.

(e) This Section 3.8 shall not apply to any Transfer of Units pursuant to Section 3.16 or an Approved Exit.

3.9. Limitation of Rights.  Unless and until a Transferee of Units is admitted as a Partner pursuant to Section 3.5, such Transferee shall not have any rights of a Partner other than (subject to Section 3.4) the right to receive distributions and allocations in accordance with Article V with respect to its Units, but shall be subject to the obligations of a Partner and a holder of Units under, and shall be bound by the provisions of Sections 3.4, 3.8, 3.10, 3.13, 7.4, 7.5, 11.2, 11.3, 11.4, 11.6, 11.7, 11.8, 11.9 and 11.12 as though such Transferee were a Partner and shall be entitled to the rights as a holder of Units under Section 3.7 and Section 3.12.

3.10. Indirect Transfers.

(a) If any holder of Class A Units or any Parent of a holder of Class A Units proposes to effect a transaction or series of transactions that would result in a Change in Control of such holder of Units or any such Parent (such transaction, an “Indirect Parent Transfer”), then such holder of Units (the “Subject Company”) or its Parent shall give written notice to the other Class A Limited Partners (“IPT Notice”) at least thirty (30) days prior to the consummation of such Indirect Parent Transfer (or such shorter period as is agreed by the relevant parties), stating the desire of such holder of Class A Units or such Parent to effect such Indirect Parent Transfer, the identity of the other party to such transaction (the “Offeror”), the interest to be transferred, and all other material terms and conditions of such transaction, including a description of purchase price allocation.  Upon an Indirect Parent Transfer:

(i) first, each Class A Limited Partner receiving the IPT Notice (each, an “IPT Notice Recipient”), or, if an IPT Notice is not delivered in violation of this Section 3.10(a) and an Indirect Parent Transfer otherwise occurs with respect to a holder of Class A Units, then any other Class A Limited Partner, upon obtaining actual knowledge of such Indirect Parent Transfer, shall have the right to (x) at the option of BBTS, if Southcross (or any Permitted Transferee of Southcross) is the Subject Company (prior to the BBTS Distribution) or (y) at the option of Southcross, if BBTS (or any Permitted Transferee of BBTS) is the Subject Company (prior to the BBTS Distribution), purchase all, but not less than all, of the Class A Units held by the Subject Company for an amount equal to the implied value per Class A Unit allocated to such Class A Units by the Offeror, or if no such allocation is made by the Offeror, the fair market value of such Class A Units (the “IPT Transaction Value”) (provided if any other IPT Notice Recipient or Class A Limited Partner also exercises its right to purchase, each exercising IPT Notice Recipient and each exercising Class A Limited Partner will have the right to purchase its pro rata portion of the Class A Units being sold in the proportion that the Class A Units held by such IPT Notice Recipient or such Class A Limited Partner bears to the Class A Units held by all exercising IPT Notice Recipients and all exercising Class A Limited Partners, for an amount equal to the IPT Transaction Value of such Class A Units); or

(ii) if no Class A Limited Partner exercises the rights under clause (i) above, then each Class A Limited Partner, each at its own option, may sell to the Subject Company, and the Subject Company shall have the obligation to purchase, all, but not less than all, of the Class A Units held by each exercising IPT Notice Recipient and each exercising Class A Limited Partner for the IPT Transaction Value of such Class A Units; provided, however, that if the Subject Company is an Investor (other than a Designating Party) or its Affiliates or Transferees (including Permitted Transferees) and at the time of such Indirect Parent Transfer such Investor and its Affiliates and Transferees held less than 10% of the outstanding Class A Units, the Subject Company shall have no obligation to purchase from any Class A Limited Partner any Class A Units pursuant to this Section 3.10; and provided, further, that if the Class A Units to be sold pursuant to this clause (ii) have different economic characteristics (under Section 5.1(b) and/or Section 5.1(c)) than the Class A Units held by the Subject Company, the IPT Transaction Value shall be the fair market value of the Class A Units to be sold determined in accordance with Section 3.10(c).  Such right may be exercised by written notice to the Subject Company given within thirty (30) days of receipt of the IPT Notice, or, if an IPT Notice is not delivered in violation of this Section 3.10(a) or an Indirect Parent Transfer otherwise occurs with respect to a holder of Class A Units, then such right may be exercised by any Class A Limited Partner by providing written notice to the Subject Company within one hundred twenty (120) days after obtaining actual knowledge of such Indirect Parent Transfer (any such notice, and “IPT Exercise Notice”).  The failure of an IPT Notice Recipient or any other Class A Limited Partner to notify the Subject Company within such time period provided above of any election under this Section 3.10(a) shall be deemed an election by the IPT Notice Recipient or such other Class A Limited Partner not to exercise its right to acquire or sell Class A Units pursuant to this Section 3.10 in connection with such Indirect Parent Transfer.

(b) Notwithstanding the foregoing, if an Indirect Parent Transfer occurs on or prior to the expiration of the Lock-Up Period, for purposes of Section 3.10(a)(i), (i) the IPT Transaction Value shall be deemed to be 80% of the IPT Transaction Value of such Class A Units for purposes of Section 3.10(a)(i) and (ii) the IPT Transaction Value shall be deemed to be 120% of the IPT Transaction Value of such Class A Units for purposes of Section 3.10(a)(ii), it being the intent of the Partners that a Change in Control of any holder of Class A Units (including Permitted Transferees) or any Parent of a holder of Class A Units (including Permitted Transferees) not occur on or prior to the expiration of the Lock-Up Period.

(c) For purposes of this Section 3.10, the “fair market value” of any Class A Units shall be the fair market value of such Class A Units (giving effect to any Set-Off Distributions associated therewith as contemplated by Section 3.14(b)), each as agreed to by the Subject Company and the other Limited Partners electing to purchase or sell such Class A Units (such other Limited Partners, collectively, the “Exercising Partner”) that collectively hold a majority of the Class A Units held by all Exercising Partners (the “Primary Exercising Partner”) or, each Exercising Partner electing to sell its Class A Units (as to such Exercising Partner’s Class A Units), as applicable, or,

(i) if the Subject Company and the Primary Exercising Partner or Exercising Partner, as applicable, fail to agree within thirty (30) days after the Exercising Partner has delivered written notice to the Subject Company in accordance with Section 3.10(d), the fair market value of such Class A Units as determined by an Independent Appraiser with no material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement selected by the Primary Exercising Partner.  Any such investment bank so appointed, shall be deemed the “Initial Appraiser” which determination by such Initial Appraiser shall be made based on the proceeds such Class A Units would receive if an amount equal to the Class A Unit Fair Market Value was distributed by the Partnership pursuant to Section 5.1 (giving effect to all prior distributions pursuant to Section 5.1 and

Section 5.2) and without reduction based upon any lack of control, minority ownership, marketability or other similar discounts; and

(ii) If the Subject Company objects to the fair market value determination made by the Initial Appraiser, then the Subject Company may, within thirty (30) days after receipt of the Initial Appraiser’s determination of fair market value, select an Independent Appraiser with no material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement (the “Second Appraiser”).  The Initial Appraiser and the Second Appraiser shall thereupon select a third Independent Appraiser which has not had any material engagement with the Subject Company or the Exercising Partner or their Affiliates within three years prior to such engagement (the “Neutral Appraiser”).  The Subject Company and the Exercising Partner shall execute such engagement and indemnity agreements as the Neutral Appraiser shall require as a condition to engagement and each shall be responsible for all fees and expenses of the Independent Appraiser selected by it and for its one half of all fees and expenses of the Neutral Appraiser.  The Subject Company and the Exercising Partner shall, and shall cause its respective Affiliates to, make available to the other and the investment banks such information as is reasonably necessary to reach a fair market value determination.  Each of the Initial Appraiser, Second Appraiser, and Neutral Appraiser shall independently determine its proposed fair market value of the Class A Units, which determination by such Initial Appraiser shall be made based on the proceeds such Class A Units would receive if an amount equal to the Class A Unit Fair Market Value was distributed by the Partnership pursuant to Section 5.1 (giving effect to all prior distributions pursuant to Section 5.1 and Section 5.2) and without reduction based upon any lack of control, minority ownership, marketability or other similar discounts and “fair market value” shall thereupon mean the average of the two such proposed fair market values that are nearest to one another.  If the Subject Company fails to select the Second Appraiser within the 30 day period provided above, such Subject Company shall be deemed to have waived such objection and the fair market determination by the Initial Appraiser shall be deemed final.

(d) Notwithstanding anything in this Section 3.10, within 15 days after receipt of an IPT Exercise Notice by a Subject Company such Subject Company may deliver written notice (a “Cure Notice”) to the Person who delivered such IPT Exercise Notice that the Indirect Parent Transfer was inadvertent and such Subject Company may, during the 30 days immediately following delivery of a Cure Notice (the “Cure Period”), effect such actions to cause the Change in Control giving rise to the Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of such Subject Company, and the time periods for actions to occur after delivery of an IPT Exercise Notice (other than the Cure Period) shall be tolled during such Cure Period.  If the Subject Company successfully takes such action within such Cure Period to cause the Change in Control giving rise to such Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of the Subject Company upon the expiration of such Cure Period, then this Section 3.10 shall no longer apply with respect to such previous Indirect Parent Transfer.

(e) Notwithstanding anything in this Section 3.10, (i) a Change in Control of the Ultimate Parent of Southcross shall not constitute a Change in Control of Southcross or any

Permitted Transferee of Southcross, (ii) a Change in Control of the Ultimate Parent of BBTS shall not constitute a Change in Control of BBTS or any Permitted Transferee of BBTS, for purposes of this Section 3.10, (iii) from and after a BBTS Distribution, a Change in Control of the Ultimate Parent of any EIG shall not constitute a Change in Control of any member of the EIG Group or any Permitted Transferee of any member of the EIG Group, and a Change in Control of the Ultimate Parent of TW shall not constitute a Change in Control of any member of the TW Group or any Permitted Transferee of any member of the TW Group for purposes of this Section 3.10 and (iv) a Change in Control of the Ultimate Parent of any other holder of Class A Units shall not constitute a Change in Control of such holder of Class A Units or any Permitted Transferee of such holder of Class A Units.

(f) Any Person who purchases Units pursuant to this Section 3.10 also shall purchase all of the LLC Units held by any Transferring Person (if applicable).

3.11. Liquidity Event.

(a) Subject to Section 3.17(b), if the General Partner approves a Liquidity Event (an “Approved Exit”), each Partner shall provide Voting Support with respect to such Approved Exit and raise no objections against such Approved Exit and, to the extent necessary to effect the consummation of such Approved Exit, vote for and consent to such Approved Exit; provided, however, that any such vote, consent or approval by a Partner shall not constitute a waiver or otherwise affect any rights or obligations of any Partner under this Section 3.11 or Section 3.13 of this Agreement or Section 7.13 of the GP Agreement with respect to such Approved Exit or any rights of a Partner with respect to or arising as a result of such Approved Exit under any agreement to which such Partner is a party.  Subject to Section 3.17(b), if the Approved Exit is structured as a (i) merger, consolidation or sale of assets, each Partner shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of assets or (ii) sale of Class A Units, each Partner shall agree to sell all of its Class A Units or rights to acquire Class A Units on the terms and conditions approved by the General Partner.  Each Partner shall take all necessary or desirable actions in connection with the consummation of the Approved Exit as reasonably requested by the General Partner.

(b) In any Approved Exit, the consideration received by the Partnership shall be allocated and distributed to each Limited Partner subject to and in accordance with Section 5.1.

(c) Holders of Class A Units shall bear their pro rata share (based upon their Class A Sharing Percentage) of the costs of any sale of Class A Units pursuant to an Approved Exit to the extent such costs are incurred for the benefit of all holders of Class A Units and are not otherwise paid by the Partnership or the acquiring party.  For purposes of this Section 3.11, costs incurred by holders of Class A Units in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Exit in accordance with this Section 3.11 shall be deemed to be for the benefit of all holders of Class A Units.  Costs incurred by holders of Class A Units solely on their own behalf will not be considered costs of the transaction hereunder.

(d) If the General Partner determines that the Liquidity Event shall be a Public Offering:

(i) each holder of Class A Units agrees that it will, and will cause its Affiliates to, and the Partnership shall:

(A) if the underwriters in any Public Offering request that all Partners hold their Units for a period of time following the Public Offering, do so and enter into a customary lock-up agreement;

(B) complete and execute all consents, questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may reasonably be required or advisable in connection with a Public Offering; provided that no such Person shall be required to make any representations or warranties in connection with a Public Offering other than representations and warranties regarding such Person and, if applicable, such Person’s intended method of distribution;

(C) if determined by the General Partner to be reasonably necessary or appropriate in connection with a Public Offering, do all things reasonably necessary or advisable to effect any recapitalization, reorganization, conversion, contribution and/or exchange of Class A Units into other Equity Securities and related reorganization of the Partnership and its Subsidiaries; provided that any such recapitalization, reorganization, conversion, contribution and/or exchange does not change the relative rights, obligations and preferences of the Partners with respect to their ownership of Class A Units (or its successor), except in accordance with Section 3.11(b);

(D) consent to certain additional restrictions on the transfer of Class A Units or other Equity Securities in the Partnership (or its successor) which the General Partner determines may be required in order to permit compliance with the Securities Act or other applicable law;

(E) use commercially reasonable efforts to accommodate any such other reasonable actions required by the United States Securities and Exchange Commission or similar governmental authority to effect the Public Offering; and

(F) make modifications to this Agreement (or any other agreement then governing the rights and obligations of the Partners with respect to the Partnership or any of its Subsidiaries or any successor to the Partnership or any of its Subsidiaries) as are customary and appropriate for companies that conduct a Public Offering, such modifications to be in form and substance reasonably satisfactory to Board of Directors.

(ii) The Partnership shall be responsible for its own costs, fees and expenses in connection with a Public Offering and shall reimburse the Partners and their

Affiliates for the reasonable out-of-pocket costs, fees and expenses (excluding underwriting discounts, selling commissions and similar fees) incurred by them in connection with a Public Offering, including the reasonable costs, fees and expenses of one outside counsel for any Class A Limited Partner with a Class A Sharing Percentage of greater than ten percent (10%) immediately prior to the occurrence of the Liquidity Event and the reasonable costs, fees and expenses of one outside counsel for any Class B Limited Partner with a Class B Sharing Percentage of greater than ten percent (10%) immediately prior to the occurrence of the Liquidity Event.

(iii) Each of the Designating Parties and each Investor shall be granted customary demand and piggyback registration rights with respect to Class A Units pursuant to a Registration Rights Agreement effective from and after the Public Offering, as well as the right to include their Class A Units (or any securities for which such Class A Units are exchanged or into which such Class A Units are converted) in the Public Offering on a pro rata basis (based on the relative percentages of securities of this type to be included in the Public Offering held by the Partners immediately prior to the Public Offering); provided that if the managing underwriter or the placement agent advises the Partnership or the General Partner that the inclusion of securities of the Partners requested to be included for sale in a secondary offering in connection with the Public Offering would materially and adversely affect the price, distribution or timing of the offering, then the Partnership shall have the right to exclude all or any portion of such securities of the Partnership from sale in connection with the Public Offering, with such exclusions applied to the Partners’ pro rata share (based on the relative percentages of securities to be included in the Public Offering held by the Partners immediately prior to the Public Offering).  Each Designating Party and each Investor may assign its rights under this Section 3.11(d)(iii) upon any Transfer of its Interest (provided any demand registration rights may only be granted to a Transferee who holds greater than a 10% Class A Sharing Percentage after giving effect to such Transfer).

(iv) Without limiting Section 7.13(d)(i)(D) of the GP Agreement, without the prior written consent of the underwriters managing any Qualified IPO, for a period beginning seven days immediately preceding, and ending on the 180th day following, the effective date of the registration statement used in connection with such offering, no holder of Class A Units except pursuant to an effective registration statement as part of such Qualified IPO, shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, directly or indirectly, any Class A Units, or any securities convertible into or exercisable or exchangeable for Class A Units or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Class A Units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such Interests or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (x) transactions relating to such Class A Units or securities acquired in open market transactions after the completion of the Qualified IPO, (y) Transfers required in accordance with the terms of this Agreement or the GP Agreement or (z) conversions of such Class A Units or securities into other classes of Interests or securities without change of holder.

3.12. Certain Events Not Deemed Transfers.  In no event shall Section 3.8 or Section 3.9 hereof be applicable in connection with any exchange, reclassification, or other conversion of Partnership Interests into any cash, securities, or other property pursuant to a merger or consolidation of the Partnership with, or any sale or Transfer by the Partnership of all or substantially all its assets to, any Person, including  a Liquidity Event.

3.13. Determination of Fair Market Value.

(a) The General Partner will provide written notice to each holder of Class A Units any determination of Fair Market Value within 10 days of any such determination (“FMV Notice”).

(b) If any holder of Class A Units disagrees with any such determination by the General Partner, such holder of Class A Units shall deliver to the General Partner a written notice of objection (a “FMV Objection”) within ten (10) days after delivery of the FMV Notice.  Upon receipt of a FMV Objection, the General Partner and the objecting holder will negotiate in good faith to agree on such Fair Market Value.  If such agreement is not reached between the General Partner and the objecting holder (provided if there is more than one objecting holder, the agreement of the Primary Objecting Holder shall control and be binding on all objecting holders) within 5 days after the delivery of the FMV Objection, such Fair Market Value shall be determined by an Independent Appraiser jointly selected by the General Partner and the objecting holder holding the greatest number of Class A Units (the “Primary Objecting Holder”); provided that in determining which holder shall be the Primary Objecting Holder, any holder (including its Affiliates) having the right to designate Directors that approved the relevant determination of Fair Market Value on behalf of the General Partner shall not be eligible to act as the Primary Objecting Holder.  If the parties are unable to agree on an Independent Appraiser within fifteen (15) days after delivery of the FMV Objection, within seven days after the end of such fifteen (15) day period, each of the General Partner and the Primary Objecting Holder shall submit the names of three Independent Appraisers, and each party shall be entitled to strike one name from the other party’s list of firms, and the Independent Appraiser shall be selected by lot from the remaining firms.  Such Independent Appraiser shall submit to the General Partner and the Primary Objecting Holder a written report within thirty (30) days of its engagement setting forth such determination.  The fees and expenses of any Independent Appraiser shall be borne by the Partnership.  The determination of any Independent Appraiser as to Fair Market Value shall be final and binding upon the General Partner and all Partners and all holders of Units.  No holder of Units shall have any right to object to any determination of Fair Market Value made in accordance with clause (a) of the definition of Fair Market Value.

(c) Any Independent Appraiser selected to make a determination of Fair Market Value of any Equity Securities issued by any Person in the Partnership Group shall value such Equity Securities on the enterprise value of the applicable Person in the Partnership Group, without any discount for lack of control, minority or lack of liquidity.

(d) If any FMV Objection is delivered, the event dependent on such determination of Fair Market Value shall be deferred until the determination of Fair Market Value pursuant to this Section 3.13.

3.14. Transferability of Set-Off Distribution Rights.

(a) Except as set forth in Section 3.14(b), no Partner shall be permitted to Transfer any rights or entitlement to Set-Off Distributions.

(b) In connection with any Transfer of Class A Units pursuant to Article III by a holder of Class A Units entitled to receive any distribution pursuant to any Set-Off Distribution at the time of such Transfer, such holder may (except to the extent the allocation pursuant to Section 3.15, if applicable, results in a full recoupment of the Set-Off  Distribution amount to which such holder of Class A Units is entitled), at the election of such holder of Class A Units, either (i) retain such holder’s entitlement to such Set-Off Distribution (after giving effect to Section 3.15, if applicable) or (ii) include in such Transfer of Class A Units a pro rata percentage of such holder’s entitlement to such Set-Off Distribution based on the number of Class A Units being Transferred by such holder of Class A Units relative to the total number of Class A Units held by such holder.

3.15. MAC Cure Amounts; Redirected Distribution Amounts.  Notwithstanding any other provision of this Article III, upon any Transfer of Class A Units pursuant to Section 3.7 (including in connection with a Transfer under Section 3.8) or Section 3.11 by a holder of Class A Units subject to a reduction for a Set-Off Distribution:

(a) the Total Consideration allocated among all holders participating in such Transfer transaction pursuant to Section 3.7(e) or Section 3.11(b) shall be further allocated among such holders as if such Total Consideration was distributed pursuant to Section 5.1 as if such holders were the only holders of Class A Units entitled to such distribution, mutatis mutandis (and subject to the proviso that if the holder of Class A Units entitled to such Set-Off Distribution is not a participant in such Transfer transaction then the appropriate portion of the amount of the Total Consideration allocated to the holder of Class A Units subject to reduction for such Set-Off Distribution shall be allocated to such holder entitled to such Set-Off Distribution), and to the extent such allocation allocates amounts to the holder entitled to the Set-Off Distribution under Section 5.1(b) or Section 5.1(c), such Set-Off Distributions to the extent so allocated shall be deemed satisfied; and

(b) in the case of  a Transfer pursuant to Section 3.7, a holder of Class A Units subject to a reduction for a Set-Off Distribution may participate in such Transfer only if the Total Consideration is sufficient to fully satisfy the Set-Off Distribution obligations in accordance with Section 3.15(a) or (if such Total Consideration is not sufficient to do so) such holder otherwise provides to the Person(s) entitled to such Set-Off Distributions additional cash proceeds sufficient to fully satisfy such Set-Off Distribution obligations.

3.16. Exchange of Class A Units for SXE Equity Securities.

(a) Subject to any restrictions contained in any credit facility of any Person in the Partnership Group, upon the earlier of (i) approval by the General Partner pursuant to Section 6.2(a)(viii) or (ii) the request of any Designating Party at any time after February 3, 2020, the Partnership shall institute a process pursuant to which all (but not less than all) of the Class A Units and LLC Units held by such requesting Designating Party may be exchanged for any Equity Securities of SXE that are then Publicly Traded.  Any such requesting Designating Party (“Requesting Partner”) shall:

(i) be granted customary demand, shelf and piggyback registration rights with respect to such Equity Securities effective from and after the date of such exchange pursuant to a Registration Rights Agreement (and the Partners will provide Voting Support so that such Designating Party shall have such registration rights); and

(ii) pay to each non-requesting holder of Class A Units (a “Non-Requesting Partner”) the amount of such Non-Requesting Partner’s Exchange Tax Loss resulting from such distribution within 10 days after the determination of the Final Exchange Tax Loss.

(A) As promptly as practicable, but in no event later than 90 days after the date Equity Securities of SXE are exchanged pursuant to this Section 3.16(a), a Non-Requesting Partner shall deliver to the Requesting Partner a statement of calculation of such Non-Requesting Partner’s Exchange Tax Loss and such supporting documentation as is reasonably necessary to support the Exchange Tax Loss shown therein (the “Proposed Exchange Tax Loss Statement”).  To the extent reasonably requested by a Non-Requesting Partner, the Partnership shall give personnel, accountants and representatives of a Non-Requesting Partner reasonable access to the books, records and properties of the Partnership and its Subsidiaries for purposes of preparing the Proposed Exchange Tax Loss Statement and will cause appropriate personnel of the Partnership to assist the Non-Requesting Partner and its personnel, accountants and representatives, with no charge to Non-Requesting Partner for such assistance, in the preparation of the Proposed Exchange Tax Loss Statement.

(B) The Proposed Exchange Tax Loss Statement of a Non-Requesting Partner shall become final and binding on the Non-Requesting Partner and Requesting Partner as to the Non-Requesting Partner’s Exchange Tax Loss 30 days following the date the Proposed Exchange Tax Loss Statement is received by the Requesting Partner, except to the extent that prior to the expiration of such 30-day period the Requesting Partner shall deliver to the Non-Requesting Partner written notice (“Exchange Tax Dispute Notice”), as hereinafter described, of its disagreement with the contents of the Proposed Exchange Tax Loss Statement.  Such Exchange Tax Dispute Notice shall be in writing and set forth all of the Requesting Partner’s disagreements with respect to any portion of the Exchange Tax Loss Statement, together with Non-Requesting Partner’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes.  Any disagreements with or changes to the Proposed Exchange Tax Loss Statement not included in such Exchange Tax Dispute Notice shall be waived by the Requesting Partner.

(C) If the Requesting Partner has timely delivered an Exchange Tax Dispute Notice to Non-Requesting Partner in the manner required above, then, upon written agreement between the Requesting Partner and Non-Requesting Partner resolving all disagreements with the contents of the Proposed Exchange Tax Loss Statement set forth in the Exchange Tax Dispute Notice, the Proposed Exchange Tax Loss Statement (including any revisions thereto as are so agreed) will become final and binding on the Parties as to the Exchange Tax Loss of the Non-Requesting Partner.

(D) If the Proposed Exchange Tax Loss Statement has not become final and binding 60 days following the date the Proposed Exchange Tax Loss Statement is delivered to the Requesting Partner, then the Requesting Partner and Non-Requesting Partner shall submit any unresolved disagreements of the Requesting Partner set forth in the Exchange Tax Dispute Notice to the Audit Firm for a final and binding determination and the Requesting Partner and Non-Requesting Partner shall execute such engagement, indemnity and other agreements as such Audit Firm may reasonably require in connection with or as a condition to such engagement.  The Requesting Partner and Non-Requesting Partner shall cooperate diligently with any reasonable request of the Audit Firm and furnish to the Audit Firm such workpapers and other documents and information relating to such objections as the Audit Firm may reasonably request and are available to such partners or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Audit Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Audit Firm prior to any written notice of determination hereunder being delivered by the Audit Firm.  The Audit Firm’s engagement shall be limited to the resolution of designated items set forth in the Proposed Exchange Tax Loss Statement that were identified in such Exchange Tax Dispute Notice delivered by the Requesting Partner to Non-Requesting Partner in accordance with this Section 3.16(a) and that remain in dispute upon the engagement of the Audit Firm, which resolution shall be in accordance with this Agreement.  The decision of the Audit Firm shall be set forth in a written statement delivered to Non-Requesting Partner and the Requesting Partner and shall be final and binding on the such parties, absent fraud or manifest error.  Judgment may be entered on the decision of the Audit Firm in any court of competent jurisdiction.

(E) The Proposed Exchange Tax Loss Statement, in the form agreed to by the Non-Requesting Partner and the Requesting Partner as final, in the form deemed final in accordance with Sections 3.16(a)(ii)(B) or 3.16(a)(ii)(C) or as revised, if necessary, to reflect the final determination by the Audit Firm, as applicable, shall be deemed the

“Exchange Tax Loss Statement,” and the Exchange Tax Loss as determined in accordance therewith is referred to herein as the “Final Exchange Tax Loss.”  The fees and expenses of the Audit Firm shall be borne between the Non-Requesting Partner and the Requesting Partner in the same manner and based on the same principles provided in Section 2.7(h) of the Contribution Agreement.

(F) None of the Designating Parties, the Partnership, or any Partner shall take any positions in any applicable tax return inconsistent with the final Exchange Tax Loss Statement and the Final Exchange Tax Loss, other than as required by a “final determination” as defined in Code Section 1313.

(b) If a Designating Party (for itself and its Permitted Transferees) provides notice to the Partnership requesting an exchange pursuant to Section 3.16(a) (an “Exchanging Partner”), each other Designating Party shall have a right of first refusal relating to such Exchanging Partner’s Interests and concurrently with any notice pursuant to Section 3.16(a), the Exchanging Partner shall give written notice to such Designating Parties (the “ROFR Notice”) stating its intention to exchange such Designating Party’s Interests (together with the associated LLC Units required to be Transferred therewith, the “ROFR Interests”) at the fair market value of such Exchanging Partner’s Interest as determined by the conflicts committee of the SXE GP board of directors (without regard to any lack of liquidity or minority discount) (the “Exchange FMV”) or to sell such ROFR Interests to the other Designating Parties for immediately available funds at a price equal to the Exchange FMV.

(i) The ROFR Notice shall constitute the Exchanging Partner’s offer to Transfer the ROFR Interests to the other Designating Parties, which offer shall be irrevocable for a period of 45 Days (the “ROFR Notice Period”).  By delivering the ROFR Notice, the Exchanging Partner represents and warrants to the Partnership and each Designating Party that (x) the Exchanging Partner has full right, title and interest in and to the ROFR Interests, (y) the Exchanging Partner has all the necessary power and authority and has taken all necessary action to sell such ROFR Interests as contemplated by this Section 3.16(b), and (z) the ROFR Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(ii) Upon receipt of the ROFR Notice, each other Designating Party shall have until the end of the ROFR Notice Period to offer to purchase all (but not less than all) of the ROFR Interests by delivering a written notice (a “ROFR Offer Notice”) to the Exchanging Partner and the General Partner stating that it offers to purchase such ROFR Interests on the terms specified in the ROFR Notice and pursuant to the procedures in Section 3.8, mutatis mutandis.  If the ROFR Purchasing Designating Party(ies) have not agreed to purchase all of the ROFR Interests by the end of the ROFR Notice Period, then the Designating Parties shall be deemed to have forfeited any right to purchase the ROFR Interests based on the ROFR Notice.

(iii) If no Designating Party delivers a ROFR Offer Notice in accordance with this Section 3.16(b), the Exchanging Partner may, following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time to the extent reasonably necessary to obtain any required government approvals) (the “Waived ROFR Transfer Period”), Transfer of all of the ROFR Interests to SXE (or any successor thereto) in exchange for Equity Securities at the Fair Market Value.

(iv) The Exchanging Partner and the other Designating Parties agree that the terms and conditions of any Transfer of the ROFR Interests in accordance with this Section 3.16(b) will be memorialized in, and governed by, a written purchase and sale agreement between the Exchanging Partner and the purchasing Designating Parties (the “ROFR Interest PSA”) with customary terms and provisions for such a transaction, and the Exchanging Partner and the purchasing Designating Parties further covenant and agree to enter into such ROFR Interest PSA as a condition precedent to any disposition in accordance with this Section 3.16(b).  At the closing of any Transfer pursuant to this Section 3.16(b), the Exchanging Partner shall deliver to the purchasing Designating Party(ies) a certificate or certificates (if such ROFR Interest are certificated) representing the ROFR Interests to be Transferred, accompanied by transfer powers and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such ROFR Purchasing Designating Party(ies) by certified check or by wire transfer of immediately available funds.

(c) If the Partnership institutes a process for which a Designating Party is permitted to exchange its Class A Units and LLC Units for Equity Securities of SXE pursuant to this Section 3.16, the Partnership shall provide written notice thereof to each other holder of Class A Units (an “Exchange Notice”) and each such holder shall have the right to elect to exchange all (but not less than all) of the Class A Units and LLC Units, if applicable, held by such holder for Equity Securities of SXE concurrently with, and on the same terms and conditions as, such Designating Party by delivering within five (5) Business Days of the date of such Exchange Notice an irrevocable written notice to the Partnership of its election to so exchange the Class A Units and LLC Units, if applicable, held by such holder.

(d) If each Designating Party is concurrently exchanging its Class A Units and LLC Units for Equity Securities of SXE pursuant to this Section 3.16 or if, upon consummation of any exchange, all Designating Parties will have exchanged their respective Class A Units and LLC Units for Equity Securities of SXE pursuant to this Section 3.16, any Designating Party so exchanging its Class A Units and LLC Units may require that all other holders of Class A Units (other than SXE, if applicable) exchange all of the Class A Units and LLC Units, if applicable, held by such holder(s) for Equity Securities of SXE concurrently with, and on the same terms and conditions as, such Designating Party (a “Forced Exchange”) by delivering written notice to each such holder of Class A Units and each such holder of Class A Units hereby agrees to so exchange such Class A Units and LLC Units, if applicable, held by such holder on such terms and conditions.

(e) If any number of Designating Parties exchange, pursuant to Section 3.16(a) or Section 3.16(c), fewer than all of the Class A Units then held by all Designating Parties and their Affiliates (a “Partial Exchange”), and the Asset Coverage Ratio (adjusted on a pro forma basis to reflect such exchange) is less than or equal to 2.5x, then the Partnership shall redeem all outstanding Class B Units for cash in an amount equal to (1) if the

Partial Exchange occurs prior to the third (3rd) anniversary of the Effective Date, the Make Whole Payment applicable to such Class B Unit and (2) if the Partial Exchange occurs on or after the third (3rd) anniversary of the Effective Date, the Class B Liquidation Value for such Class B Unit.

(f) In the event of any Forced Exchange, the Partnership shall redeem all outstanding Class B Units for cash in amount equal to (1) if the Forced Exchange occurs prior to the third (3rd) anniversary of the Effective Date, the Make Whole Payment applicable to such Class B Unit and (2) if the Forced Exchange occurs on or after the third (3rd) anniversary of the Effective Date, the Class B Liquidation Value for such Class B Unit.  Such redemption and the payment therefor shall be made simultaneously with the Forced Exchange.

(g) In the event that any Class A Units held by an Initial Investor are exchanged for Equity Securities of SXE pursuant to this Section 3.16, such Initial Investor shall be granted customary piggyback registration rights with respect to such Equity Securities of SXE (i) on a pari passu basis with piggyback registration rights granted to any Designating Party pursuant to this Section 3.16, and (ii) effective from and after the date of such exchange pursuant to a Registration Rights Agreement (and the Partners will provide Voting Support so that such Initial Investors shall have such registration rights).

3.17. Class B Unit Optional Redemption Rights.

(a) Optional Redemption Right.  At any time and from time to time from and after the third (3rd) anniversary of the Effective Date (the “Optional Redemption Date”), the Partnership shall have the right to redeem pro rata from all holders of Class B Units any or all of the then-outstanding Class B Units for cash in an amount equal to the Class B Liquidation Value per Class B Unit being redeemed from each such Class B Limited Partner; provided, however, each redemption of Class B Units by the Partnership pursuant to this Section 3.17(a) shall be in an aggregate amount of not less than $25,000,000; provided further, however, that, (i) during any DD Period or Extended DD Period, the Partnership shall not have the right to redeem Class B Units pursuant to this Section 3.17(a) and (ii) during any PPD Period, the Partnership shall not have the right to redeem Class B Units pursuant to this Section 3.17(a) from any Investor unless such redemption is a redemption of all of the Class B Units then outstanding.  If the Partnership elects to redeem any such Class B Units on or following the Optional Redemption Date, in connection with each such redemption it shall deliver to each holder of Class B Units a written notice (each, a “Redemption Notice”) stating (i) the total number of Class B Units to be redeemed pursuant to this Section 3.17(a), (ii) the number of Class B Units to be redeemed from each holder of Class B Units (which, if less than all outstanding Class B Units are being redeemed, shall be calculated as the total number of Class B Units being redeemed multiplied by each such holder’s Class B Sharing Percentage), (iii) the cash amount to be paid for each Class B Unit (calculated as provided above) in connection with such redemption and (iv) the date on which such redemption shall occur (which shall be not less than ten (10) days nor more than thirty (30) days following the date of the applicable Redemption Notice).

(b) Change in Control Redemption Rights.

(i) Within ten (10) Business Days following the earlier of (A) the execution of any definitive agreement for which the transactions contemplated therein would result in a Partnership Change in Control (a “Change in Control Transaction”) or (B) the occurrence of a Partnership Change in Control, the Partnership shall deliver to each holder of Class B Units a written notice (a “Change in Control Notice”) describing the Change in Control Transaction or the Partnership Change in Control, as applicable.  Upon the occurrence of a Partnership Change in Control, the Partnership (or its successor) shall have the option to redeem any then-outstanding Class B Units for cash in amount equal to (1) if the Partnership Change in Control occurs prior to the third (3rd) anniversary of the Effective Date, the Make Whole Payment applicable to such Class B Unit and (2) if the Partnership Change in Control occurs on or after the third (3rd) anniversary of the Effective Date, the Class B Liquidation Value for such Class B Unit.  If the Partnership (or its successor) elects to redeem any such Class B Units pursuant to this Section 3.17(b)(i), the Partnership shall deliver to each holder of Class B Units an irrevocable written notice (a “Change in Control Redemption Notice”) of the occurrence of the Partnership Change in Control, which Change in Control Redemption Notice shall be delivered not later than ten (10) Business Days after the Partnership Change in Control and shall include (w) the total number of Class B Units to be redeemed pursuant to this Section 3.17(b)(i), (x) the number of Class B Units to be redeemed from each holder of Class B Units (which, if less than all outstanding Class B Units are being redeemed, shall be calculated as the total number of Class B Units being redeemed multiplied by each such holder’s Class B Sharing Percentage), (y) the cash amount to be paid for each Class B Unit (calculated as provided above) in connection with such redemption and (z) the date on which such redemption shall occur (which date shall not be later than the later of (A) the date of the occurrence of the Partnership Change in Control or (B) twenty (20) Business Days following the date of the Change in Control Redemption Notice).  A Change in Control Notice may also constitute a Change in Control Redemption Notice if the information specified in clauses (w) through (z) is included in a Change in Control Notice.

(ii) Each holder of Class B Units shall have the option to require the Partnership (or its successor) to redeem from such holder any or all of the Class B Units held by such holder of Class B Units (the “Additional Class B Units”) that the Partnership does not elect to redeem under the Change in Control Redemption Notice, if any.  If any holder of Class B Units elects to require the Partnership to redeem any such Additional Class B Units, it shall deliver to the Partnership within five (5) days of receipt of the Change in Control Redemption Notice (or, if a Change in Control Redemption Notice is not delivered, within fifteen (15) days following the date the Investors become aware of an occurrence of a Partnership Change in Control) an irrevocable election (an “Additional Unit Notice”) stating the number of Additional Class B Units such holder desires to be redeemed by the Partnership pursuant to this Section 3.17(b)(ii).  The Partnership (or its successor) shall redeem such Additional Class B Units for cash in an amount equal to the Class B Liquidation Value for each Additional Class B Unit being redeemed, and such redemption shall otherwise be on the terms set forth in Section 3.17(b)(i), provided that the Redemption Closing Date shall be a date set by the Partnership (or its successor) upon receipt of an Additional Unit Notice, which date shall be not later than the later of (i) the date of the occurrence of the Partnership Change in Control or (ii) ten (10) Business Days following the date of the Additional Unit Notice.

(iii) If some, but less than all, then-outstanding Class B Units are redeemed pursuant to Section 3.17(b)(i) and Section 3.17(b)(ii), then all Class B Units other than PIK Units held by each holder of Class B Units shall first be redeemed from each such holder.

(c) Public Offering Redemption Rights.  In the event that the Partnership effects a Public Offering, the Partnership (or its successor) shall have the option to redeem all (but not less than all) of the then-outstanding Class B Units for cash in amount equal to (i) if such Public Offering is consummated prior to the third (3rd) anniversary of the Effective Date, the Make Whole Payment applicable to each Class B Unit being redeemed and (ii) if such Public Offering is consummated on or following the third (3rd) anniversary of the Effective Date, the Class B Liquidation Value for each Class B Unit.  If the Partnership (or its successor) elects to redeem Class B Units in connection with such Public Offering, it shall deliver to each holder of Class B Units a Redemption Notice stating (i) that it is electing to redeem all of the Class B Units pursuant to this Section 3.17(c), (ii) the cash amount to be paid for each Class B Unit (calculated as provided above) held by such holder in connection with such redemption and (iii) the date (if known) on which such the consummation of such Public Offering is anticipated to occur (and the redemption contemplated by this Section 3.17(c) shall occur concurrently therewith (and shall be conditioned on the consummation thereof)).

(d) Redemption Conditions.  Each Class B Unit (i) for which a Redemption Notice is given under Section 3.17(a) or Section 3.17(c), (ii) that the Partnership (or its successor) elects to redeem pursuant to Section 3.17(b)(i) or (iii) that is to be redeemed pursuant to an Additional Unit Notice shall, upon payment or Deemed Payment to the holder of such Class B Unit of the consideration therefor in accordance with this Section 3.17, be deemed cancelled and no longer entitled to any further accruals or any further allocations or payment (including any additional PIK Units) under this Agreement.  The amount payable to each holder of Class B Units shall be paid to such holder by wire transfer of immediately available funds on the applicable Repurchase Closing Date to the account delivered to the Partnership for such holder pursuant to the following sentence (or, if any of the items set forth in clauses (x), (y) or (z) below are not delivered by such holder, payment shall be deemed to have been made for purposes of cancelation pursuant to this Section 3.17(d) when the Partnership shall have paid such amount into a segregated account solely for the benefit of such holder (a “Deemed Payment”)).  In respect of each such redemption, each holder of Class B Units shall be required to deliver to the Partnership (or its successor) (x) a representation and assignment in form and substance reasonably acceptable to the General Partner, which representation shall state that the Class B Units redeemed pursuant to this Section 3.17 are free and clear of all Liens, (y) certificates representing the Class B Units to be redeemed or, if lost, stolen or destroyed, a customary affidavit of lost certificate acceptable to the General Partner, in each case to the extent such Class B Units are certificated, and (z) wiring instructions for delivery of the amount payable for such Class B Units (provided the failure to deliver any of the items set forth in clauses (x), (y) or (z) shall not affect the cancellation of the Class B Units for which notice of purchase has been given so long as the Partnership has made payment or Deemed Payment in connection therewith).  In the event of any Deemed Payment, the Partnership shall (A) promptly, but in no event later than two (2) Business Days following such Deemed Payment, deliver written notice thereof to the holder in respect of which the Deemed Payment has been made, which notice shall contain reasonably detailed information about the segregated account relating thereto (including the amount of funds so segregated) and (B) in no event later than one (1) Business Day following receipt of the last of the items required by clauses (x), (y) and (z) above from such holder, deliver all such funds to such holder by wire transfer of immediately available funds.

3.18. Class B Unit Mandatory Redemption Obligation.

(a) Excess Cash Flow.

(i) Determinations by General Partner.  Within 130 days following the end of each Fiscal Year and prior to any distribution (other than Tax Distributions) on any Equity Securities of the Partnership other than Class B Units as set forth in this Section 3.18(a) and Section 4.6, the General Partner shall in good faith determine the Asset Coverage Ratio and the amount of Excess Cash Flow as of such date and provide the Investors and the Designating Parties with written notice thereof describing in reasonable detail the General Partner’s calculation of the Asset Coverage Ratio and the amount of Excess Cash Flow as of such date.

(ii) ECF Sweep.  The amount of any Excess Cash Flow that shall be used for redemptions of Class B Units by the Partnership pursuant to this Section 3.18(a) shall be based on the following table:

Asset Coverage Ratio	% of Excess Cash Flow
< 2.0	100%
> 2.0 but < 2.5	50%
> 2.5	25%

(iii) ECF Notices; Elections.  To the extent the Partnership has Excess Cash Flow, the Partnership shall within five (5) Business Days deliver notice thereof (an “ECF Notice”) to the holders of Class B Units, which notice shall contain an offer to apply seventy-five percent (75%) of the applicable percentage of Excess Cash Flow set forth above (based on the applicable Asset Coverage Ratio) to redeem Class B Units (first to PIK Units, with any excess to Class B Units not constituting PIK Units) held by each such holder.  Within ten (10) Business Days of receipt of an ECF Notice (the “ECF Acceptance Deadline”), each Investor accepting such offer from the Partnership shall deliver written notice thereof to the Partnership, which notice shall indicate the number of Class B Units such electing Investor elects to have the Partnership redeem (an “Elective ECF Acceptance Notice”) provided, however, if any Investor is a Defaulting Investor as of the date of the ECF Notice, such Defaulting Investor shall be deemed to have made the same election (on a pro rata basis) as the Non-Defaulting Investor holding the greatest number of Class B Units with respect to the acceptance (or non-acceptance) of such offer from the Partnership.  Should any Investor fail to deliver an Elective ECF Acceptance

Notice prior to the expiration of such ECF Acceptance Deadline, such Investor shall be deemed to have declined the Partnership’s offer made in such ECF Notice.

(iv) Sweep Allocation.  The Partnership shall use:

(x) upon written election delivered by any such holder, seventy-five percent (75%) of such applicable percentage of Excess Cash Flow to redeem outstanding Class B Units (first to PIK Units, with any excess to Class B Units not constituting PIK Units) from such electing holders thereof (the “Elective ECF Redemption”) (without requiring the redemption of any partial Class B Unit); and

(y) use twenty-five percent (25%) of such applicable percentage of Excess Cash Flow to redeem outstanding Class B Units (first to PIK Units, with any excess to Class B Units not constituting PIK Units) from all holders on a pro rata basis (the “Mandatory ECF Redemption”).

Any redemptions of Class B Units pursuant to the Elective ECF Redemption shall be made pro rata based on the number of Class B Units each electing holder elects to have redeemed bears to the aggregate number of Class B Units all such electing holders elect to have redeemed in the Elective ECF Redemption.

(v) Sweep Funding.  No later than five (5) Business Days following the ECF Acceptance Deadline, the Partnership shall deliver a Redemption Notice to each holder of Class B Units specifying: (A) the number of Class B Units to be redeemed from such holder pursuant to this Section 3.18(a), (B) the cash amount to be paid for each Class B Unit (which shall be an amount equal to the Class B Liquidation Value for each Class B Unit being redeemed) in connection with such redemption and (C) the date on which such redemption shall occur (which shall be not less than ten (10) days nor more than thirty (30) days following the date of such Redemption Notice).

(b) Mandatory Redemption Date.  To the extent any Class B Units remain outstanding on December 31, 2024 (the “Mandatory Redemption Date”), the Partnership shall redeem on such date all such outstanding Class B Units for cash in an amount equal to the Class B Liquidation Value for each Class B Unit being redeemed.  In connection with such redemption the Partnership shall deliver to each holder of Class B Units a Redemption Notice stating (i) the number of Class B Units to be redeemed from such holder pursuant to this Section 3.18(b), and (ii) the cash amount to be paid for each Class B Unit (calculated as provided above) in connection with such redemption.

(c) To the extent not provided otherwise in this Section 3.18, any redemption of Class B Units pursuant to this Section 3.18 shall be subject to the provisions of Section 3.17(d), mutatis mutandis.

3.19. Determination of Asset Coverage Ratio.

(a) The General Partner will provide written notice to each holder of Class B Units any determination of the Asset Coverage Ratio within 10 days of any such determination (“ACR Notice”).

(b) If any holder of Class B Units disagrees with any such determination by the General Partner, such holder of Class B Units shall deliver to the General Partner a written notice of objection (an “ACR Objection”) within ten (10) days after delivery of the ACR Notice.  Upon receipt of an ACR Objection, the General Partner and the objecting holder will negotiate in good faith to agree on such Asset Coverage Ratio.  If such agreement is not reached between the General Partner and the objecting holder (provided if there is more than one objecting holder, the agreement of the ACR Primary Objecting Holder shall control and be binding on all objecting holders) within 5 days after the delivery of the ACR Objection, such Asset Coverage Ratio shall be determined by an Independent Appraiser jointly selected by the General Partner and the objecting holder holding the greatest number of Class B Units (the “ACR Primary Objecting Holder”); provided that in determining which holder shall be the ACR Primary Objecting Holder, any holder (including its Affiliates) having the right to designate Directors that approved the relevant determination of the Asset Coverage Ratio on behalf of the General Partner shall not be eligible to act as the ACR Primary Objecting Holder.  If the parties are unable to agree on an Independent Appraiser within fifteen (15) days after delivery of the ACR Objection, within seven (7) days after the end of such fifteen (15) day period, each of the General Partner and the ACR Primary Objecting Holder shall submit the names of three Independent Appraisers, and each party shall be entitled to strike one name from the other party’s list of firms, and the Independent Appraiser shall be selected by lot from the remaining firms.  Such Independent Appraiser shall submit to the General Partner and the ACR Primary Objecting Holder a written report within thirty (30) days of its engagement setting forth such determination.  The fees and expenses of any Independent Appraiser shall be borne by the Partnership.  The determination of any Independent Appraiser as to the Asset Coverage Ratio shall be final and binding upon the General Partner and all Partners and all holders of Units.

(c) If any ACR Objection is delivered, the event dependent on such determination of the Asset Coverage Ratio shall be deferred until the determination of the Asset Coverage Ratio pursuant to this Section 3.19.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Interests.

(a) General.  Each Partner’s Interest in the Partnership will be represented by its Capital Account and by Units issued by the Partnership to such Partner.  Such Units shall be issued by the Partnership as set forth in Section 4.1(c) and additional Units may be issued at such additional times and from time to time as may be determined by the General Partner.  The General Partner may, subject to Section 3.5 and this Section 4.1(a), create additional series or classes of Units through subdivision or by issuance of Units of such class or series.

(b) Classes of Units.  A class of Units designated as “Class B Units” is hereby created.  The Partnership shall continue to have a class of Units designated as “Class A Units.”

(c) Capital Contributions and Units.

(i) On the Effective Date, each Initial Investor shall make a Capital Contribution to the Partnership pursuant to the Unit Purchase Agreement, and shall receive in exchange therefor the number of Class A Units and the number of Class B Units set forth opposite such Initial Investor’s name on Exhibit A.

(ii) Southcross previously contributed the Southcross ED Contribution pursuant to the Contribution Agreement, and received in exchange therefor the number of Class A Units set forth opposite Southcross’ name on Exhibit A.

(iii) BBTS previously contributed the BBTS ED Contribution pursuant to the Contribution Agreement, and received in exchange therefor the number of Class A Units set forth opposite BBTS’ name on Exhibit A.

(d) Additional Capital Contributions by Class A Limited Partners.

(i) The General Partner may from time to time call additional capital from the Class A Limited Partners if the General Partner determines that the Partnership is in need of additional capital including in order to fund any GP Obligations or Tax Distributions.  No Class A Limited Partners shall be obligated to make any additional Capital Contributions to the Partnership, but each Class A Limited Partner shall have the right to participate in such Capital Contributions in accordance with this Section 4.1(d)(i).  To call additional capital from the Class A Limited Partners, the General Partner shall give written notice (a “Capital Call Notice”) to each Class A Limited Partner stating the total amount of capital that the General Partner has determined to call from all Class A Limited Partners (the “Total Capital Contribution”), the purpose or purposes for which such Total Capital Contribution will be used and the pro rata portion of the Total Capital Contribution that each Class A Limited Partner is permitted to make (which pro rata portion will be based on each Partner’s Class A Sharing Percentage).  Upon receipt of a Capital Call Notice, each Class A Limited Partner shall have 5 Business Days to notify the General Partner in writing whether it will make an additional Capital Contribution to the Partnership up to the pro rata amount of the Total Capital Contribution specified for such Partner in the Capital Call Notice.  If any Class A Limited Partner fails to timely notify the General Partner of its election or elects not to make any of its pro rata portion of the Total Capital Contribution (for clarity, a Class A Limited Partner shall have the right to elect to fund less than its full pro rata share of any Capital Contribution), then such Class A Limited Partner shall not be entitled to participate in such Capital Contribution and the General Partner shall give written notice (an “Unfunded Notice”) to each Class A Limited Partner that elected to make their full pro rata portion of the Total Capital Contribution (the “Fully Participating Partners”) of the portion of the Total Capital Contribution that is not being funded by the non-Fully Participating Partners and each Fully Participating Partner’s pro rata allocation of such unfunded amounts (which shall be allocated between such Fully Participating Partners based on their relative

Class A Sharing Percentages, unless otherwise agreed by the Fully Participating Partners).  Upon receipt of an Unfunded Notice, each Fully Participating Partner shall have 5 Business Days to notify the General Partner in writing whether it will make all or part of its share of such unfunded Total Capital Contribution.  Any Class A Limited Partner that fails to timely notify the General Partner of its election or elects not to fund any portion of its allocable share of the unfunded Total Capital Contribution shall be deemed to have elected not to participate in the unfunded portion of the Capital Contribution that is offered to such Partner.

(ii) Upon receiving all applicable elections as provided in Section 4.1(d)(i) or upon the expiration of the time period for election set forth in Section 4.1(d)(i), the General Partner shall set the time and place for closing the additional Capital Contribution by notifying each Class A Limited Partner electing to participate in such additional Capital Contribution of the same (which closing shall occur no earlier than 15 days after the date on which the notice required by this Section 4.1(d)(ii) is delivered to each Class A Limited Partner).  If any Class A Limited Partner fails to fund any additional Capital Contribution within such 15-day period, the Fully Participating Partners shall have the right to fund their pro rata portion of such unfunded amounts (which shall be allocated among such Fully Participating Partners based on their relative Class A Sharing Percentages unless otherwise agreed by the Fully Participating Partners) within an additional 15 days after such failure, it being understood and agreed that this shall constitute a subsequent closing of such additional Capital Contribution.  Upon the closing of any such additional Capital Contribution and in consideration of such additional Capital Contribution made by any Class A Limited Partner pursuant to this Section 4.1(d), there shall be issued to such Class A Limited Partner a number of Class A Units equal to the quotient of (A) the amount of such Capital Contribution, divided by (B) the then applicable Class A Unit Price.  With respect to any portion of any additional Capital Contribution that is allocable to a GP Obligation, the General Partner shall cause the Partnership to promptly transfer the full amount of such portion to the General Partner by wire transfer of immediately available funds.

(iii) The General Partner shall not be required to make any Capital Contributions to the Partnership, and, except as set forth in this Section 4.1(d) and Section 4.1(e), no Partner shall be permitted to make additional Capital Contributions to the Partnership without the approval of the General Partner, and no Partner shall be required to make additional Capital Contributions to the Partnership without the written consent of such Partner.

(e) Additional Capital Contributions by the Investors.

(i) Additional Class B Units; Increased Commitment Amount.  For a period commencing with the Effective Date and ending at 5:00 PM New York time on December 31, 2014 (the “Increased Commitment Period”), the Initial Investors and their Permitted Transferees shall have the option to increase their Unfunded Commitment Amounts by up to $50,000,000 in the aggregate (the “Additional Commitment Amount”) by providing a written notice to the General Partner of an irrevocable election therefor and the amount of the Additional Commitment Amount by which such Initial Investor or

Permitted Transferee, as the case may be, wishes to so increase its Unfunded Commitment Amount (an “Increased Commitment Notice”); provided, however, that no such Permitted Transferee may so increase its Unfunded Commitment Amount without providing evidence reasonably acceptable to the General Partner of its ability to fund such increase or, if such Permitted Transferee is unable to provide such evidence, a written acknowledgment delivered by its Initial Investor to the Partnership that, if such Permitted Transferee fails to fund its portion of the initial Class B CC Notice delivered to such Permitted Transferee in accordance with this Section 4.1(e), such Initial Investor’s Unfunded Commitment Amount shall, upon written notice thereof delivered to such Initial Investor by the Partnership, be increased by such Permitted Transferee’s Additional Commitment Amount as if such Initial Investor had made such commitment.  If such Permitted Transferee fails to fund such Additional Commitment Amount then,  (i) if such Permitted Transferee is a Partner at the time of such failure, such Permitted Transferee shall be subject to the remedies set forth in Section 4.1(e)(v), Section 4.1(e)(vi) and Section 4.1(e)(vii) and the Class A Units issued to such Permitted Transferee in connection with such increase in its Unfunded Commitment Amount shall be forfeited ab initio or (ii) if such Permitted Transferee is not a Partner at such time, then such Permitted Transferee’s Initial Investor shall be subject to such remedies and the Class A Units issued to such Permitted Transferee in connection with such increase in its Unfunded Commitment Amount shall be forfeited ab initio. If more than one Initial Investor or Permitted Transferee delivers an Increased Commitment Notice and in the aggregate the increase in the Initial Investors’ and Permitted Transferees’ Unfunded Commitment Amounts set forth therein would exceed an amount equal to the Additional Commitment Amount, the Unfunded Commitment Amount of each such Initial Investor and Permitted Transferee shall be increased by a proportionate amount of the Additional Commitment Amount (which shall be the product of (a) a fraction, the numerator of which is the amount of the Available Commitment Amount committed to by such Initial Investor or Permitted Transferee, as the case may be, in its Increased Commitment Notice and the denominator of which is the aggregate Available Commitment Amounts committed to by all Initial Investors and their Permitted Transferees in their respective Increased Commitment Notices, multiplied by (b) the Additional Commitment Amount).  If an Initial Investor or Permitted Transferee provides an Increased Commitment Notice, (i) the General Partner shall promptly update Exhibit A to reflect the increased Unfunded Commitment Amount of such Initial Investor or Permitted Transferee, as the case may be, in accordance with this Section 4.1(e)(i) and (ii) the Partnership shall issue to such Initial Investor or Permitted Transferee, as the case may be, a number of Class A Units equal to the product of (a) a fraction, the numerator of which is equal to the Additional Commitment Amount committed to by such Initial Investor or Permitted Transferee, as the case may be, in its Increased Commitment Notice (or proportionate amount thereof as described above) and the denominator of which is equal to $50,000,000, multiplied by (b) the Additional Equity Amount.  If the Initial Investors or their Permitted Transferees do not provide an Increased Commitment Notice prior to the expiration of the Increased Commitment Period or do not elect to increase their Unfunded Commitment Amounts in the aggregate by the amount of the Additional Commitment Amount, the Partnership shall offer to each Designating Party (which may assign its rights under this Section 4.1(e)(i) to any of its Affiliates) and may offer to any other Person (as determined pursuant to Section 6.2(c)) the option to subscribe for any or all of the amount of the Additional Commitment Amount that is not subject to an Increased Commitment Notice (the “Available Commitment Amount”) by providing written notice to the General Partner of an irrevocable election therefor prior to the sixtieth (60th) day following the expiration of the Increased Commitment Period (an “Additional Investor Commitment Notice”).  If more than one Person (any Person delivering an Additional Investor Commitment Notice, an “Additional Investor”) delivers an Additional Investor Commitment Notice and such Additional Investor Commitment Notices in the aggregate exceed the amount of the Available Commitment Amount, the Unfunded Commitment Amount of each such Additional Investor shall be the product of (a) a fraction, the numerator of which is the amount of the Available Commitment Amount committed to by such Additional Investor in its Additional Investor Commitment Notice and the denominator of which is the aggregate Available Commitment Amounts committed to by all Additional Investors in their respective Additional Investor Commitment Notices, multiplied by (b) the Available Commitment Amount), or in such other proportion as may be mutually agreed by the Designating Parties. For each Additional Investor who provides an Additional Investor Commitment Notice, (i) the General Partner shall promptly update Exhibit A to reflect the Unfunded Commitment Amount of such Additional Investor in accordance with this Section 4.1(e)(i), (ii) the Partnership shall issue to such Additional Investor a number of Class A Units equal to the product of (a) a fraction, the numerator of which is equal to the Available Commitment Amount committed to by such Additional Investor in its Additional Investor Commitment Notice (or proportionate amount thereof that constitutes the initial Unfunded Commitment Amount of such Additional Investor as described above) and the denominator of which is equal to $50,000,000, multiplied by (b) the Additional Equity Amount and (iii) if such Additional Investor is not a Limited Partner, such Additional Investor shall be admitted as a limited partner of the Partnership in accordance with Section 3.5 hereof; provided however, if any Additional Investor fails to fund its portion of the initial Class B CC Notice delivered to such Additional Investor in accordance with this Section 4.1(e), the Class A Units issued to such Additional Investor shall be forfeited ab initio.

(ii) Capital Calls.  Subject to the limitations in Section 4.1(e)(iii), the General Partner may from time to time prior to May 21, 2016 call additional capital from the Investors as and when it determines such funds are necessary or appropriate in furtherance of the purpose of the Partnership described in Section 2.5.  The obligations of the Investors to make additional Capital Contributions pursuant to this Section 4.1(e) shall be several and not joint.

(iii) Procedures.  To call additional capital from the Investors pursuant to this Section 4.1(e), the General Partner shall deliver a Capital Call Notice (a “Class B CC Notice”) to each Investor stating the amount of capital being called, the portion of the capital call that each Investor is required to make, which portion shall be determined as follows:

(A) to the extent that any Additional Investor committed to any portion of the Available Commitment Amount pursuant to Section 4.1(e)(i) and until each Additional Investor has funded (or been allocated) an aggregate amount pursuant to all Class B CC Notices equal to such Additional Investor’s Catch Up Amount, (i) each Additional Investor shall be allocated a portion of the capital requested pursuant to such Class B CC Notice equal to the product of (x) a fraction, the numerator of which is equal to the Unfunded Commitment Amount of such Additional Investor and the denominator of which is equal to the Unfunded Commitment Amount of all Additional Investors (the “AI Proration”) multiplied by (y) the amount of capital requested pursuant to such Class B CC Notice, and (ii) with respect to the amount of capital requested pursuant to such Class B CC Notice in excess of the Aggregate Catch Up Amount, if any, each Investor shall be allocated its pro rata portion of such excess based on the amount that the Unfunded Commitment Amount of each Investor (giving pro forma effect to the reduction of any such Unfunded Commitment Amount pursuant to clause (i) above) bears to the aggregate amount of the Unfunded Commitment Amounts of all Investors (giving pro forma effect to the reduction of any such Unfunded Commitment Amounts pursuant to clause (i) above); provided, for clarity, if the aggregate amount of capital requested pursuant to the initial Class B CC Notice does not exceed the Aggregate Catch Up Amount, the Additional Investors shall be allocated the full amount of the capital requested pursuant to such Class B CC Notice in accordance with their respective AI Proration and each Additional Investor shall be allocated such portion of the immediately following Class B CC Notice necessary to cause such Additional Investor to have been allocated the remainder of its Catch Up Amount prior to the pro rata allocation among all Investors described in clause (ii) above; and

(B) from and after such time as the Additional Investors have been allocated the Aggregate Catch Up Amount in accordance with Section 4.1(e)(iii)(A) or for each Class B CC Notice if an Additional Investor did not commit to any portion of the Available Commitment Amount pursuant to Section 4.1(e)(i), each Investor shall be allocated a pro rata portion of the capital requested by such Class B CC Notice based on the amount that the Unfunded Commitment Amount of such Investor bears to the aggregate amount of the Unfunded Commitment Amounts of all Investors;

and the date on which such Capital Contribution is required to be delivered to the Partnership (which date shall not be less than thirty (30) days after the date the Class B CC Notice is delivered to each Investor); provided, however, (A) the General Partner may not call additional capital from the Investors pursuant to this Section 4.1(e) (1) more than three (3) times in any Fiscal Year or (2) during any Breach Cure Period and (B) each call for additional capital pursuant to this Section 4.1(e) shall be in an aggregate amount of not less than $25,000,000 (or, in the case of the final call for additional capital under this Section 4.1(e), the remaining amount of all Unfunded Commitment Amounts if less than $25,000,000); provided further, however, the obligation of each Investor to fund its pro rata portion of any capital call pursuant to this Section 4.1(e) shall be subject to

(x) the satisfaction of the conditions in Section 2.4(b) of the Unit Purchase Agreement and (y) there being no condition as of the date of the applicable Class B CC Notice that would limit the ability of Borrower LP from incurring revolving loans under the Credit Agreement (ignoring, for the purposes of such determination, whether the Partnership Group has fully utilized the Revolving Credit Commitment under the Credit Agreement at such time).  Upon receipt of a Class B CC Notice, each Investor shall be obligated to make an additional Capital Contribution on or before the due date specified in the Class B CC Notice in accordance with this Section 4.1(e)(iii); provided, however, no Investor shall be obligated to contribute any amount in excess of its Unfunded Commitment Amount.

(iv) Issuance of Additional Class B Units.  In connection with any Capital Contributions made pursuant to this Section 4.1(e), up to a total of $100,000,000 in Capital Contributions, and in consideration of such Capital Contribution made by such Investor, there shall be issued to such Investor a number of Class B Units equal to the quotient of (A) the amount of such Capital Contribution divided by (B) the Class B Issue Price.

(v) Unmet Capital Calls.

(A) General.  If at any time an Investor (a “Defaulting Investor”) shall fail to make a required Capital Contribution with respect to a particular Class B CC Notice as and when due pursuant to this Section 4.1(e) (an “Unmet Capital Call”), the Partnership shall provide each other Investor that made (as and when due pursuant to this Section 4.1(e)) its required Capital Contribution with respect to such Class B CC Notice (each, a “Non-Defaulting Investor”) a pro rata opportunity (in the manner set forth in this Section 4.1(e)(v)) to make an additional Capital Contributions equaling, in the aggregate, the amount of the Unmet Capital Call.

(B) Step-up Procedures.  The General Partner shall first give such Defaulting Investor notice of such failure and, if such Defaulting Investor does not make such Capital Contribution within five (5) Business Days following such notice by the General Partner (a “Capital Call Cure”), the General Partner shall give each Non-Defaulting Investor notice of such Defaulting Investor’s failure (a “Step-up Notice”).

(C) Remedies Against Defaulting Investors.  If the Non-Defaulting Investors do not make aggregate Capital Contributions equal to the Unmet Capital Call within five (5) Business Days following receipt of a Step-up Notice, the Defaulting Investor shall immediately and without any further action by the Partnership or any Partner (a) forfeit all PIK Units issued to such Defaulting Investor (and such PIK Units shall be cancelled and no longer deemed to be outstanding); (b) cease to be entitled to any further Class B Distributions in respect of any Class B Units held by such Defaulting Investor that become due and payable after the date such Investor is deemed a Defaulting Investor; (c) forfeit its right to participate in a vote, consent or objection on matters on which such Investor would otherwise be entitled to vote, consent or object under Section 6.2(d) (and the Class B Units held by such Investor shall not be deemed outstanding for purposes of determining the Class B Majority); (d) forfeit its rights to send an Observer pursuant to Section 7.4; and become subject to the Liquidation Priority Adjustment set forth in Section 4.6(d).

(vi) At any time after an Investor becomes a Defaulting Investor the General Partner may, in its discretion, offer any Person(s) (each, a “Replacement Investor”) the right to subscribe for a Defaulting Investor’s Unfunded Commitment Amount (including the amount of any Unmet Capital Call) and, if such Person is not a Limited Partner, be admitted as a limited partner of the Partnership in accordance with Section 3.5 hereof; provided, however:

(A) such Replacement Investor shall be issued a class of Equity Securities (the “Replacement Equity”) other than Class B Units in connection with such Capital Contribution and the General Partner shall, without the consent of any holder of Class B Units but subject to the remaining provisions of this Section 4.1(e)(vi), be authorized to create one or more classes of Equity Securities, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties all as shall be determined by the General Partner and to amend this Agreement as may be required in connection therewith to reflect the issuance of such class or series of Equity Securities and the relative rights and preferences of such class or series of Equity Securities;

(B) the Replacement Equity shall not be senior to the Class B Units with respect to rights, preferences or privileges relating to distributions;

(C) if the Replacement Equity provides a distribution rate in excess of the Class B Distribution Rate or otherwise has economic terms materially more favorable to the holders thereof than the Class B Units to the Class B Limited Partners, the General Partner shall first deliver written notice to the Non-Defaulting Investors describing the material terms on which the Replacement Equity will be offered and offering such Non-Defaulting Investors the opportunity to purchase such Replacement Equity (the “Replacement Equity Notice”).  Each Non-Defaulting Investor shall have ten (10) Business Days following receipt of the Replacement Equity Notice to notify the General Partner of its election to purchase any or all of the Replacement Equity being offered by delivering an irrevocable written notice to the General Partner stating its acceptance of such offer and indicating the amount of Replacement Equity it desires to purchase (a “Replacement Equity Election”), which purchase shall be on the same terms and conditions as the purchase by Replacement Investors (including in respect of representations, warranties and covenants).  If a Non-Defaulting Investor has not delivered a Replacement Equity Election by the expiration of such ten (10) Business Day period, such Non-Defaulting Investor shall be deemed to have forfeited any right to purchase such Replacement Equity and the General Partner may issue any Replacement Equity not subject to a Replacement Equity Election to any Replacement Investor(s) on terms no more favorable than those described in the Replacement Equity Notice; and

(D) the Partnership shall provide written notice to the holders of Class B Units no later than five (5) Business Days prior to any issuance of Replacement Equity, which notice shall specify in reasonable detail the preferences and relative, participating, optional or other special rights, powers and duties of such Replacement Equity and its holders and the holders of Class B Units shall have the right, exercisable by delivery of written notice to the Partnership no later than two (2) Business Days after receipt of such notice from the Partnership, to require amendment of this Agreement (contemporaneously with the issuance of such Replacement Equity) as required to grant and afford the Class B Units and their holders (other than a Defaulting Investor) any non-economic rights afforded the Replacement Equity and its holders.

Notwithstanding Section 4.1(e)(v)(C), a Defaulting Investor may cure any Unmet Capital Call by delivering to the Partnership in cash an amount equal to the amount that such Investor failed to timely deliver as required by this Section 4.1(e) (a “Buy-back Cure”) at any time prior to the earlier of (A) forty-five (45) days after the date such Investor became a Defaulting Investor and (B) the date the General Partner accepts a Capital Contribution from another Person as permitted by this Section 4.1(e)(vi); provided that if a Defaulting Investor makes a Buy-back Cure in accordance with the foregoing provision, such Defaulting Investor shall, from and after the date of such Buy-back Cure, participate fully in any Class B Distributions (save in respect of any accrued and unpaid distributions existing immediately prior to such Buy-back Cure, to which such Defaulting Investor shall have no right), be fully reinstated for all purposes for all votes, consents or objections under Section 6.2(d) held or arising from and after the date of such Buy-back Cure and have its right to send an Observer pursuant to Section 7.4 reinstated.

(vii) Each Investor hereby consents to the application to it of the remedies provided in Section 4.1(e)(v) and Section 4.1(e)(vi) in recognition that, in addition to the actual damages suffered by the Partnership, the General Partner and their respective Affiliates as a result of a breach hereof by a Defaulting Investor, the General Partner, the Partnership and their respective Affiliates may have no adequate remedy at law for a breach hereof except for ascertainable damages and that other damages resulting from such breach may be impossible to ascertain at the time hereof or of such breach.  No right, power or remedy conferred upon the General Partner in Section 4.1(e)(v) or Section 4.1(e)(vi) shall be exclusive, and each such right power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in Section 4.1(e)(v) or Section 4.1(e)(vi) or now or hereafter available at law or in equity or by statute or otherwise, all of which are retained.  No course of dealing between the General Partner and any Defaulting Investor and no delay in exercising any right, power or remedy conferred in Section 4.1(e)(v) or Section 4.1(e)(vi) or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

4.2. Return of Contribution.  Except as provided in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions.  No Partner shall be entitled to interest on its unrepaid Capital Contribution or on the balance reflected in such Partner’s Capital Account.  Any unrepaid Capital Contribution is not a liability of the Partnership or of the other Partners.  A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return the other Partners’ Capital Contributions.

4.3. Withdrawal of Capital.  No Partner has the right to withdraw any part of its Capital Contribution from the Partnership or receive the return of any part of its Interest in the Partnership prior to its liquidation and termination pursuant to Article X hereof.

4.4. Capital Accounts.  The Partnership will create a Capital Account for each Partner owning any Units and such Capital Account shall be maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and as set forth in this Agreement.

4.5. MAC Coverage Contributions.  If upon the occurrence of any MAC Default the Subject Losses resulting from which have not been paid by the Initial Limited Partner (or its Permitted Transferee) with the indemnity obligation with regard to such Subject Losses (a “MAC Defaulting Partner”) by the applicable CP Deadline, the other Initial Limited Partner (or its Permitted Transferee) (a “MAC Contributing Partner”) may deliver to the Partnership cash funds in an amount, up to the amount of the applicable Subject Loss(es), necessary to cause the effect of such MAC Default to no longer constitute a MAC Default (a “MAC Cure Amount”) and such MAC Cure Amount shall not be treated as a Capital Contribution (or have any effect on Class A Sharing Percentages) but shall be treated as a loan by such MAC Contributing Partner to Partnership on behalf of the MAC Defaulting Partner, subject to repayment in accordance with (and solely as provided in) Section 5.1(b).

4.6. Class B Units.

(a) Designation; Additional Issuances.  The Partnership hereby designates and creates a class of Interests to be designated as “Class B Units,” consisting of a total of 260,000 Class B Units, plus any additional Class B Units issued as a PIK Unit pursuant to this Section 4.6, having the rights and preferences, and subject to the duties and obligations as set forth in this Section 4.6 or elsewhere in this Agreement.  Other than with respect to PIK Units issued pursuant to Section 4.6(b)(ii) and Section 4.6(b)(iii) or Class B Units issued pursuant to Section 4.1(e)(iv), the class of Class B Units shall be closed immediately following the Effective Date and thereafter no additional Class B Units shall be designated, created or issued without the prior written approval of the Class B Majority.  The General Partner shall be authorized to cause the Partnership to issue Class B Units from time to time in accordance with, and subject to, the provisions of Section 4.1(c)(i), Section 4.1(e) and this Section 4.6.

(b) Class B Distributions.

(i) Obligation to Make Distributions.  Commencing with the Quarter ending on December 31, 2014, the record holders of Class B Units shall be entitled to receive cumulative quarterly distributions (each, a “Class B Distribution”) in an amount equal to the then-current Class B Distribution Rate on each outstanding Class B Unit held by such holders; provided, however, that the Class B Distribution for the Quarter ending on December 31, 2014 shall be made pursuant to Section 4.6(b)(ii) at a pro-rated Class B Distribution Rate then in effect based on the number of days from and including the Effective Date through and including December 31, 2014; provided further, however, that the Class B Distribution owed in respect of the Quarter in which any such Class B Unit is redeemed pursuant to this Agreement shall be at a pro-rated Class B Distribution Rate then in effect based on the number of days from and including the first day of such Quarter and through and including the applicable Redemption Date and shall be payable to the record holder of such Class B Unit as of such Redemption Date.  Such distributions shall accrue daily from the date of issuance of each Class B Unit and be paid on or prior to the forty-fifth (45th) day following the end of each Quarter to the record holder of such Class B Unit as of the last day of the Quarter to which such distribution relates.

(ii) PIK Period Distributions.  For the portion of the Quarter ending December 31, 2014, through and including the Quarter ending September 30, 2016 (the “PIK Period”), the Class B Distribution may be paid in cash, in PIK Units or in a combination thereof, as determined by the General Partner in its sole discretion, but shall be paid in PIK Units for each such Quarter during the PIK Period absent an affirmative determination otherwise by the General Partner, on or prior to the forty-fifth (45th) day following the end of such Quarter (the date of issuance of such PIK Units, the “PIK Payment Date”); provided that, notwithstanding the foregoing, the Partnership shall in all events, pay a portion of each such Class B Distribution in cash in an amount equal to the Tax Amount that would be applicable to such Class B Distribution if taxable income equal to such Class B Distribution was allocated to the Class B Units (any such payment a “Class B Tax Distribution”), as determined by the General Partner in its reasonable discretion using similar principles as those described in Section 5.2(b) (making any necessary adjustments to account for the anticipated tax liability applicable to the receipt of a Class B Guaranteed Payment).  The aggregate number of PIK Units to be issued to each holder of Class B Units in connection with any Class B Distribution paid in PIK Units shall be a number equal to (A) the aggregate Class B Distribution for the applicable Quarter to which such holder is entitled that is not paid in cash divided by (B) the Class B Issue Price; provided, however, the Partnership shall only issue whole PIK Units to holders of Class B Units and shall pay cash in lieu of issuing any fractional PIK Units.  When any PIK Units are payable to a Class B Unit holder pursuant to this Section 4.6(b)(ii), the Partnership shall issue the PIK Units to such holder in accordance with Section 4.6(b)(iii).

(iii) Issuances of PIK Units.  On each PIK Payment Date, the Partnership shall issue to such Class B Unit holder the number of PIK Units to which such Class B Unit holder shall be entitled by notation in book-entry form in the books of the transfer agent or at the request of such holder, by delivery of a certificate or certificates representing such PIK Units, and all such PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Interests, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Act or this Agreement.  For purposes of determining the Class B Distribution owed in respect of any PIK Unit, each PIK Unit shall be deemed to have been issued on the first day of the Quarter in which the PIK Payment Date occurs.

(iv) Post-PIK Period Distributions.  For each Quarter ending after September 30, 2016 (or portion thereof) in which any Class B Units are outstanding, each Class B Distribution shall be paid in cash.

(v) Tax Treatment.  Notwithstanding any other provision of this Agreement to the contrary, the Partnership and the Partners shall treat any Class B Distribution pursuant to this Section 4.6(b) as a “guaranteed payment” by the Partnership to the holders of Class B Units under Section 707(c) of the Code (a “Class B Guaranteed Payment”) in an amount equal to such Class B Distribution.

(c) Cash Distributions.

(i) General.  If all or any portion of a Class B Distribution is to be paid in cash, then the aggregate amount of cash to be so paid in respect of the outstanding Class B Units for such Class B Distribution shall be paid only as set forth in this Section 4.6(c).

(ii) PIK Period Tax Distributions.  For each Quarter (or portion thereof) during the PIK Period, the Partnership shall first use Available Cash (to the extent thereof) to pay to the holders of Class B Units the Class B Tax Distribution then due and payable prior to making any other Tax Distribution or other distribution on other Equity Securities of the Partnership pursuant to this Agreement.

(iii) Priority of Post-PIK Period Distributions.  For each Quarter (or portion thereof) following the PIK Period, (A) to the extent that a Class B Distribution with respect to any Quarter is less than or equal to the amount of Class B Distributable Cash, the Partnership shall pay to the holders of Class B Units the Class B Distribution for such Quarter entirely in cash and (B) to the extent that a Class B Distribution with respect to any Quarter exceeds the Class B Distributable Cash, the Partnership shall (x) first use Available Cash to pay to the holders of Class B Units the Class B Tax Distribution then due and payable and (y) to the extent the Partnership has Available Cash following the payment of such Class B Tax Distribution and the payment of all Tax Distributions contemplated by Section 5.2 for such Quarter, pay to the holders of Class B Units to the extent of any remaining Available Cash an amount equal to (when combined with the payment of the Class B Tax Distribution) the Class B Distribution Rate for such Quarter on account of each outstanding Class B Unit.  If the Partnership does not have Available Cash sufficient to provide all holders of Class B Units with the full amount of their Class B Tax Distributions, then Class B Tax Distributions shall be made to the holders of Class B Units pro rata in proportion to the amount of their respective Class B Tax Distributions payable at such time.

(iv) Failure to Pay.  Following the expiration of the PIK Period, if the Partnership fails to pay in full in cash a Class B Distribution on each Class B Unit then outstanding equal to the Class B Distribution Rate then in effect, then, subject to Section 4.1(e)(v)(C) in respect of Defaulting Investors, to the extent that such Class B Distribution is unpaid, the amount of such unpaid distributions will accumulate and thereafter increase each Quarter at the Class B Distribution Rate then in effect until paid in full in cash.  All references in this Agreement to accrued and unpaid distributions in respect of the Class B Units shall be to such distributions as increased pursuant to this Section 4.6(c)(iv).

(v) Default.  Notwithstanding anything to the contrary in this Agreement, during any PPD Period and any DD Period:

(A) the Partnership shall not be permitted to, and shall not, declare or make any distributions (including Tax Distributions) in respect of any Equity Securities of the Partnership other than Class B Units;

(B) all Excess Cash Flow for each Quarter (determined on a Quarterly basis on the 45th day following each such Quarter) shall first be used to pay any accrued and unpaid distributions owing to holders of Class B Units and thereafter, to the extent of any remaining Excess Cash Flow, to redeem Class B Units from Class B Unit holders at a price per Class B Unit equal to the Class B Liquidation Value, which redemption shall be effected in accordance with the terms set forth in Section 3.18(a); provided, however, that, during a PPD Period, each holder of Class B Units may reject by written notice to the Partnership, on a Quarter-by-Quarter basis, any Elective ECF Redemption or Mandatory ECF Redemption, or both; and

(C) the Partnership Group shall not be permitted to, and shall not, incur any additional Indebtedness other than amounts drawn under the Credit Agreement for Revolving Loans for working capital purposes.

(vi) Extended Deficiency.  Notwithstanding anything to the contrary in this Agreement, should a Distribution Deficiency exist any three (3) Quarters during the period of any four (4) consecutive Quarters (an “Extended Deficiency”), then, until the termination of the Extended DD Period, the Initial Investors shall have the right to appoint two (2) Extended Deficiency Directors to the board of directors of the General Partner, and the Designating Parties shall take all actions to effect such right of appointment.

(vii) Adjustments to Class B Distribution Rate.  Notwithstanding anything to the contrary in this Agreement, the Class B Distribution Rate shall be adjusted as follows:

(A) During any DD Period, the Class B Distribution Rate then in effect shall be increased by 0.5% of the Class B Issue Price.  Upon termination of the DD Period, the Class B Distribution Rate then in effect shall be reduced by 0.5% of the Class B Issue Price; and

(B) During any Extended DD Period, the Class B Distribution Rate then in effect shall be increased by an additional 0.5% of the Class B Issue Price.  Upon termination of the Extended DD Period, the Class B Distribution Rate then in effect shall be reduced by 0.5% of the Class B Issue Price in addition to the reduction described above in Section 4.6(c)(vii)(A).

(viii) Remedies.  The remedies set forth in this Section 4.6(c) shall be the sole and exclusive remedies of any holder of Class B Units in respect of the Partnership’s failure to pay in full in cash when due any distribution (or portion thereof) that any holder of Class B Units is entitled to receive pursuant to this Section 4.6 (excluding, for the avoidance of doubt, any failure to redeem Class B Units pursuant to this Agreement).  The Partnership hereby consents to the application to it of the remedies provided in this Agreement (including in this Section 4.6(c)) for any Protective Provision Default in recognition that, in addition to the actual damages suffered by the holders of Class B Units and their respective Affiliates as a result of a breach hereof by the Partnership, the holders of Class B Units and their respective Affiliates may have no adequate remedy at law for a breach hereof except for ascertainable damages and that other damages resulting from such breach may be impossible to ascertain at the time hereof or of such breach.  No right, power or remedy conferred upon any holder of Class B Units in this Agreement, including this Section 4.6(c), in respect of a Protective Provision Default shall be exclusive, and each such right power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 4.6(c) or any other provision of this Agreement or now or hereafter available at law or in equity or by statute or otherwise, all of which are retained.  No course of dealing between the Partnership and any holder of Class B Units and no delay in exercising any right, power or remedy conferred in Section 4.6(c) or any other provision of this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(ix) Example of DD Period Timeline.  Exhibit D sets forth an example timeline of a DD Period.

(x) Distribution Report.  For each Quarter following the PIK Period, the General Partner shall provide written notice to the holders of Class B Units not later than the forty-fifth (45th) day following the end of such Quarter, describing in reasonable detail the General Partner’s calculation of Class B Distributable Cash for such Quarter, the portion of the Class B Distribution to be paid in cash, the portion of the Class B Distribution that will not be paid in cash in respect of such Quarter and the aggregate resulting accrued and unpaid distribution balance.

(d) Liquidation.  Notwithstanding anything herein to the contrary, in the event of any liquidation, dissolution or winding up of the Partnership, voluntary or involuntary, the holders of Class B Units will be entitled to receive, in preference to the holders of any other Equity Securities of the Partnership that are junior to the Class B Units, including the Class A Units, an amount equal to the Class B Liquidation Value for each Class B Unit, subject and in accordance with Section 10.2; provided, however, that the Class B Unit liquidation preference of any Defaulting Investor that has failed to effect a Capital Call Cure or a Buy-back Cure pursuant to Section 4.1(e) shall be adjusted so that the Class B Units of all Non-Defaulting Investors shall be entitled to receive, in preference to the Class B Units held by the Defaulting Investor, an amount equal to the Class B Liquidation Value for each Class B Unit held by such Non-Defaulting Investors, subject to and in accordance with Section 10.2 (a “Liquidation Priority Adjustment”); provided further, however, that except with respect to the Liquidation Priority Adjustment, the rights of the Defaulting Investor in connection with any liquidation, dissolution or winding up of the Partnership, voluntary or involuntary shall remain unaltered by the Defaulting Investor’s failure to effect a Capital Call Cure or a Buy-back Cure pursuant to Section 4.1(e)(vi).

(e) Voting Rights.  Except for the rights set forth in Section 6.2(d), the Class B Units shall have no voting rights.

(f) Certificates; Transfer Agent.  The Class B Units (including the PIK Units) shall be reflected on Exhibit A hereto and, at the General Partner’s discretion, may be evidenced by certificates in such form as the General Partner may approve; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Class B Units.

(g) Legend.  The Class B Units (including the PIK Units), whether represented in book entry or certificated form, shall be subject to a legend in substantially the following form:

THE CLASS B UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS.  THE CLASS B UNITS REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE PARTNERSHIP (WHICH, IN THE DISCRETION OF THE GENERAL PARTNER, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE GENERAL PARTNER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

5.1. Distributions.

(a) Distributions of Available Cash.  Subject to Section 4.6 and Section 5.2, all Available Cash shall be retained by the Partnership unless otherwise agreed by the General Partner or transferred to the General Partner in order to fund any GP Obligation.  Subject to Section 4.6 and Section 5.2, Available Cash and, to the extent permitted under the express terms and conditions of this Agreement, non-cash property shall be distributed to the Partners solely at such times and in such amounts as the General Partner shall declare; provided, however, no distributions pursuant to this Section 5.1 shall be made until such time as BBTS shall have received in repayment of the BBTS Adjustment Amount the BBTS Adjustment Amount Payout.  Subject to the foregoing and Section 5.1(b), Section 5.1(c) and Section 5.2, Available Cash and, if applicable, other property declared by the General Partner to be available for distribution under this Section 5.1 shall be distributed to the holders of Class A Units in accordance with the respective Class A Sharing Percentages as of such distribution date.  In no event shall a distribution be made on the general partner interest in the Partnership.

(b) Subject to Section 3.15, at any time there exists any MAC Cure Amount for which a distribution in full has not been made in accordance with this Section 5.1(b), any distributions otherwise payable pursuant to Section 5.1(a) to the MAC Defaulting Partner, or any Transferees of its Interests, shall be redirected and distributed to the other Initial Limited Partner (or its Transferees in proportion to the Interest Transferred to such Transferee(s)) as repayment of their loans to the Partnership as described in Section 4.5 until the aggregate amount of the distributions so redirected to the such other Initial Limited Partner (or its Transferees) is equal to sum of (i)  the MAC Cure Amount plus (ii) an amount equal to 15% per annum annual return thereon, compounded quarterly (any such redirected amounts distributed to such other Initial Limited Partner (or its Transferees), the “Set-Off MAC Distributions”).  Notwithstanding the actual distribution of any Set-Off MAC Distributions to any Partner (or its Transferees) any Set-Off MAC Distributions so distributed to such other Initial Limited Partner (or its Transferees) shall be treated for purposes of this Agreement as having been distributed to the MAC Defaulting Partner (or its Transferees) that would have received such Set-Off MAC Distributions but for the application of this Section 5.1(b).

(c) Subject to Section 3.15, after giving effect to Section 5.1(b), at any time there exists any Redirected Distribution Amount for which a distribution in full has not been made in accordance with this Section 5.1(c), any distributions otherwise payable pursuant to Section 5.1(a) to the Redirected Partner to which such Redirected Distribution Amount relates, or any Transferees of its Interests, shall be redirected and distributed to the other Initial Limited Partner (or its Transferees in proportion to the Interest Transferred to such Transferee(s)) as reimbursement of amounts owed to such Partner until the aggregate amount of the distributions so redirected to the such other Initial Limited Partner (or its Transferees) is equal to sum of (i) the Redirected Distribution Amount multiplied by the other Initial Limited Partner’s Initial Sharing Ratio plus (ii) an amount equal to 7% per annum annual return thereon, compounded quarterly (any such redirected amounts distributed to such other Initial Limited Partner (or its Transferees), a “Set-Off RDA Distributions”).  Notwithstanding the actual distribution of any Set-Off RDA Distributions to any Partner (or its Transferees), any Set-Off RDA Distributions so distributed to such other Limited Partner (or its Transferees) shall be treated for purposes of this Agreement as having been distributed to the Redirected Partner (or its Transferees) such

Redirected Distribution Amount that would have received such Set-Off RDA Distributions but for the application of this Section 5.1(c).

(d) Distributions in Error.  Any distributions pursuant to this Section 5.1 made in error or in violation of Section 17 607(a) of the Act, will, upon demand by the General Partner, be returned to the Partnership.

(e) Cash and Non Cash Distributions.

(i) Subject to Section 5.1(e)(ii), if any distribution consists of both cash and non-cash property, then the cash and non-cash property shall be distributed on a pro rata basis such that the total amount of property distributed on account of each Unit shall contain the same percentage of cash and the same percentage of non-cash property (based on the Fair Market Value of such non-cash property), and, to the extent the Distributable Property shall consist of more than one item of non-cash property, the General Partner shall, to the extent practicable, allocate to each Unit receiving a distribution the same percentage (as a percentage of the total value of cash and non-cash property distributed) of each item or type of non-cash property.

(ii) If any distribution consists of both cash and non-cash property and such distribution is allocated among more than one class of Units, then the cash and non-cash property shall be distributed on a pro rata basis such that the total amount of property distributed to each class of Units receiving a distribution shall contain the same percentage of cash and the same percentage of non-cash property (based on the Fair Market Value of such non-cash property), and, to the extent the Distributable Property shall consist of more than one item of non-cash property, the General Partner shall, to the extent practicable, allocate to each class of Units receiving a distribution the same percentage (as a percentage of the total value of cash and non-cash property distributed) of each item or type of non-cash property.

(f) SXE Equity Securities.  Subject to any restrictions contained in any credit facility of any Person in the Partnership Group as of such time and subject to Section 3.16(b), Section 3.16(e) and Section 3.16(f), upon the earlier of (i) approval by the General Partner pursuant to Section 6.2(b)(xi) or (ii) the request of any Designating Party after the expiration of the Lock-Up Period, the Partnership shall use good faith efforts to distribute to the Class A Limited Partners all Equity Securities of SXE held by the Partnership, subject to the other provisions of this Section 5.1 (including Section 5.1(a)).  The Partners will provide Voting Support so that each Class A Limited Partner shall be granted customary demand, shelf and piggyback registration rights with respect to such Equity Securities effective from and after the date of such distribution pursuant to a Registration Rights Agreement.  A Class A Limited Partner may assign its rights under this Section 5.1(f) upon any Transfer of such Equity Securities.

5.2. Tax Distributions.

(a) Subject to Section 4.6(c)(ii), Section 4.6(c)(iii) and Section 4.6(c)(v)(A) and the Partnership otherwise having Available Cash (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than Permitted Operating Reserves), the Partnership shall distribute to each Class A Limited Partner with respect to each taxable quarter of the Partnership an amount of cash sufficient to permit such Class A Limited Partner to satisfy its tax liabilities arising from allocations of income, gain, loss, deduction and credit or receipt of Class A Units in connection with any Unit Purchase Agreement (a “Tax Distribution”), in each case, to the extent attributable to the ownership or receipt of such Class A Limited Partner’s Interest in the Partnership in any taxable quarter for which such an allocation is made or receipt occurs, determined using the same principles as described in Section 5.2(b) and/or Section 5.2(d) (as applicable), but for the taxable quarter in question and adjusted for prior Tax Distributions for the tax year (including Class A Issuance Tax Distributions, which shall be treated as Tax Distributions for purposes hereof) and losses and deductions of the Partnership realized in prior taxable periods to the extent such losses and deductions were allocated to such Partner and have not been offset by income or gain of the Partnership realized in subsequent taxable periods.  In the event the Partnership does not have a sufficient amount of Available Cash (after taking into account Class A Issuance Tax Distributions and without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than Permitted Operating Reserves) to make Tax Distributions as and when required by the terms of this Agreement, the Partnership and the General Partner shall each use their commercially reasonable efforts to obtain funds necessary to make such Tax Distributions as promptly as possible.

(b) The Tax Distribution amount payable to the Class A Limited Partners shall be calculated such that any Tax Distribution pursuant to Section 5.2(a), other than any Class A Issuance Tax Distribution attributable to a Limited Partner that is an Investor, shall result in a pro rata distribution to all Class A Limited Partners based on the Class A Limited Partners’ Class A Share Percentages; provided, however, that the Tax Distribution to each Class A Limited Partner shall be equal at least to its Tax Amount.  For the avoidance of doubt, in determining the Tax Amount for any Class A Limited Partner, there shall be taken into account any items allocated to such Class A Limited Partner pursuant to Code Section 704(c) (including any amounts allocable pursuant to the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d), if applicable).

(c) Notwithstanding anything in this Section 5.2 to the contrary, but subject to Section 5.5, if the Partnership does not have Available Cash (after taking into account Class A Issuance Tax Distributions and without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than Permitted Operating Reserves) sufficient to provide all Class A Limited Partners with the full amount of the Tax Distributions to which they are otherwise entitled pursuant to this Section 5.2, then Tax Distributions shall be made to the Class A Limited Partners pro rata in proportion to the amount of their respective Tax Distributions.

(d) Subject to Section 4.6(c)(ii), Section 4.6(c)(iii) and Section 4.6(c)(v)(A) and the Partnership otherwise having Available Cash (after taking into account Class A Issuance Tax Distributions and without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than Permitted Operating Reserves) a final accounting for Tax Distributions shall be made for each taxable year after the Partnership’s actual taxable income has been determined, and any shortfall in the amount of Tax Distributions a Class A Limited Partner received for such taxable year based on such final determination shall promptly be distributed to such Class A Limited Partner, and any excess in the amount of Tax Distributions a Class A Limited Partner received for such taxable year shall be applied against the subsequent Tax Distributions due to such Class A Limited Partner; provided, however, for any taxable year, if the Partnership does not have funds sufficient to distribute to each Class A Limited Partner the amount of such Class A Limited Partner’s shortfall, then such available funds shall be distributed in a manner analogous to the manner described in Section 5.2(c) (regarding insufficient funds with respect to a given taxable quarter).  Subject to Section 4.6(c)(ii), Section 4.6(c)(iii) and Section 4.6(c)(v)(A) and the Partnership otherwise having Available Cash (without taking into account any reserves for capital expenditures or other liabilities that have not been incurred by the Partnership or any of its Subsidiaries, other than Permitted Operating Reserves) for any taxable year, if any shortfall remains for any Class A Limited Partner after giving effect to the preceding sentence, the amount of such shortfall shall be added to the Tax Distributions payable to such Class A Limited Partner in succeeding taxable years until the time such shortfall is paid.  In addition, in the event of any audit adjustment by a taxing authority which affects the amount of taxable income allocated or required to be allocated to the Class A Limited Partners in any year, or in the event the Partnership files an amended return which has such effect, the aggregate amount of Tax Distributions that should have been made with respect to such year shall be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (treating any interest or penalties incurred by any of the Class A Limited Partners in connection therewith as an addition to the assumed tax liability of such Class A Limited Partners), and any excess or shortfall in the resulting amount of Tax Distributions shall be treated in accordance with the preceding two (2) sentences.

(e) Tax Distributions shall be considered advanced distributions made pursuant to the applicable provisions of Section 5.1 and shall reduce such future distributions (including distributions under Section 10.2).

5.3. Allocations.

(a) Profits and Losses.

(i) General Application.  For each Allocation Period, after giving effect to Section 5.3(b), the rules set forth below in this Section 5.3(a) shall apply for the purpose of determining each Partner’s allocable share of the items of income, gain, loss and expense of the Partnership comprising Profits or Losses of the Partnership for such Allocation Period.

(ii) Hypothetical Liquidation.  The items of income, expense, gain and loss of the Partnership comprising Profits or Losses for an Allocation Period shall be allocated among the Persons who were Partners during such Allocation Period in a manner that shall, as nearly as possible, cause the Capital Account balance of each Partner at the end of such Allocation Period (after taking into account any positive adjustment to such Partner’s Capital Account resulting from such Partner’s right to receive a guaranteed payment in the form of Units) to equal the excess (which may be negative) of:

(A) the amount of the hypothetical distribution (if any) that such Partner would receive if, on the last day of the Allocation Period, (x) all Partnership assets were sold for cash equal to their respective Gross Asset Values, taking into account any adjustments thereto for such Allocation Period, (y) all Partnership liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or any Partner Nonrecourse Debt with respect to such Partner, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 10.2 hereof; over

(B) the sum of (x) the amount, if any, without duplication, that such Partner would be obligated to contribute to the capital of the Partnership, (y) such Partner’s share of Partnership Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (z) such Partner’s share of Partner Minimum Gain determined pursuant to Treasury Regulations Section 1.704 2(i)(5), all computed as of the hypothetical sale described in Section 5.3(a)(ii)(A) hereof;

(b) Regulatory Allocations.  Notwithstanding the foregoing provisions of Section 5.3(a), the following special allocations will be made in the following order of priority:

(i) Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain during an Allocation Period, then each Partner will be allocated items of Partnership income and gain for such Allocation Period (and, if necessary, for subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback.  If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Allocation Period, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Partnership income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(i)(4).  This Section 5.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset.  If any Partner unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit in the Adjusted Capital Account of such Partner, items of income and gain will be allocated to all such Partners (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iii) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 5.3 have been tentatively made as if this Section 5.3(b)(iii) were not in this Agreement.  It is intended that this Section 5.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Gross Income Allocation.  In the event any Partner has a deficit Capital Account at the end of any Allocation Period which is in excess of the sum of (x) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 5.3 have been made as if Section 5.3(b)(iii) hereof and this Section 5.3(b)(iv) were not in this Agreement.

(v) Limitation on Allocation of Net Loss.  If the allocation of Losses to a Partner as provided in Section 5.3(a) hereof would create or increase an Adjusted Capital Account deficit, there will be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account deficit.  The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner will be allocated to the other Partners in accordance with their relative proportion of Units, subject to the limitations of this Section 5.3(b)(v).

(vi) Certain Additional Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in accordance with their Interests in the Partnership in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii) Nonrecourse Deductions.  Nonrecourse Deductions for each Allocation Period of the Partnership will be allocated to the holders of Class A Units in proportion to their respective Class A Sharing Percentages.

(viii) Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions will be allocated each Allocation Period to the Partner that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752 2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(c) Tax Allocations.

(i) Except as provided in Section 5.3(c)(ii), Section 5.3(c)(iii), and Section 5.3(d) hereof, for income tax purposes under the Code and the Treasury Regulations, each Partnership item of income, gain, loss, deduction and credit will be allocated among the Partners as its correlative item of income, gain, loss, deduction or credit is allocated for purposes of maintaining Capital Accounts pursuant to this Article V.

(ii) Tax items with respect to Partnership assets that are contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution will be allocated between the Partners for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation.  The Partnership will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations in a manner selected pursuant to the provisions of this Agreement and the Closing Agreement.  If the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Partnership asset will take account of any variation between the adjusted basis of such Partnership asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the General Partner.  Notwithstanding anything herein to the contrary, the determination as to the allocation method utilized by the Partnership shall be in accordance with Section 16 of the Closing Agreement.  Allocations pursuant to this Section 5.3(c)(ii) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any provision of this Agreement.

(iii)

(A) If the Partnership recognizes Depreciation Recapture with respect to the sale of any Partnership asset, (i) the portion of the gain on such sale which is allocated to a Partner pursuant to Section 5.3(a) or Section 5.3(b) shall be treated as consisting of a portion of the Partnership’s Depreciation Recapture on the sale and a portion of the balance of the Partnership’s remaining gain on such sale under principles consistent with Treasury Regulations Section 1.1245-1 and (ii) if, for U.S. federal income tax purposes, the Partnership recognizes both “unrecaptured Section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) with respect to such sale, the amount treated as Depreciation Recapture under this Section 5.3(c)(iii) shall be comprised of a proportionate share of both such types of gain.

(B) For purposes of this Section 5.3(c)(iii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Partnership which, for U.S. federal income tax purposes, (i) is treated as ordinary income under Code Section 1245, (ii) is treated as ordinary income under Code Section 1250 or (iii) is “unrecaptured Section 1250 gain” as such term is defined in Code Section 1(h).

(d) Other Provisions.

(i) For any Allocation Period or other period during which any part of any Interest in the Partnership is Transferred between the Partners or to another Person (other than by pledge of, or grant of a security interest in, such Interest), the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest in the Partnership will be apportioned between the Transferor and the Transferee under any method allowed pursuant to Code Section 706 and the applicable Treasury Regulations as determined by the General Partner, although an interim closing of the books method shall be used if the Transferor agrees to reimburse the Partnership for reasonable costs incurred.

(ii) In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the General Partner is hereby authorized to adjust or amend the allocations to the extent necessary to satisfy the Code and any Treasury Regulations, and no such new allocation will give rise to any claim or cause of action by any Partner.

(iii) For purposes of determining the Partners’ proportional share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Partners’ interests in profits will be equal to their respective Class A Sharing Percentages.

(iv) Credits.  All tax credits shall be allocated among the Partners as determined by the General Partner, consistent with applicable law.

(e) Valuation; Revaluation.  Except as otherwise specifically provided in this Agreement, valuations will be made by the General Partner or by independent third parties appointed by the General Partner and deemed qualified by the General Partner to render an opinion as to the value of the Partnership’s assets, using such methods and considering such information relating to the investments, assets and liabilities of the Partnership as the General

Partner or independent third party, as the case may be, may determine in the discretion of the General Partner.

5.4. Withholding.  The Partnership may withhold from distributions if it is required to do so by any applicable rule, regulation, or law, and each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement.  Any amounts withheld pursuant to this Section 5.4 or withheld by a third party from payments made to the Partnership or any of its Subsidiaries on account of a particular Partner will be treated as having been distributed to such Partner.  To the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess, if not immediately repaid by such Partner to the Partnership, will be considered a loan from the Partnership to such Partner, with interest accruing at two percent (2%) plus the Interest Rate.  Such loan may, at the option of the General Partner, be satisfied (a) out of distributions to which such Partner would otherwise be subsequently entitled, or (b) by the immediate payment in cash to the Partnership of such excess amount.  Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Units to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 5.4.  Each Partner will take such actions as the Partnership may reasonably request in order to perfect or enforce the security interest created hereunder or satisfy any withholding or tax payment obligations with respect to such Partner.

5.5. Issuance of Class A Units to Investors.  The Partnership and the Partners shall treat the issuance of any Class A Units to the Investors in connection with any Unit Purchase Agreement as a “guaranteed payment” by the Partnership to such Investors under Section 707(c) of the Code (the “Investor Guaranteed Payment”) in an amount, determined with respect to each Investor, equal to the Class A Unit Price on the date of issuance for each such Class A Unit multiplied by the number of Class A Units so issued to such Investor.  Notwithstanding any provisions of Section 5.2 to the contrary, the Partnership shall distribute to each Investor an amount equal to the Class A Issuance Tax Distribution determined with respect to such Investor on or prior to the fifth day prior to the due date for payment of estimated federal income taxes due from a corporation with respect to the quarter that includes the date of such issuance.

ARTICLE VI

MANAGEMENT

6.1. Management.  Except as otherwise provided in this Agreement or by applicable law, the power and authority to manage, direct and control the Partnership will be vested in the General Partner.  The General Partner will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Partnership, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s activities, without the necessity of the approval by the Limited Partners except as expressly provided herein.  Except for the General Partner, no Partner may claim or exercise any authority to act, or to enter into any contract or agreement, on behalf of the Partnership.  The Limited Partners agree that all determinations, decisions and actions made or taken by the General Partner shall be conclusive and absolutely binding upon the Partnership, the Limited Partners and their respective successors, personal representatives and permitted assigns.  Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

6.2. Super Majority Decisions; Majority Vote.  Notwithstanding anything contained in this Agreement, and without limiting any requirement in this Agreement that any action require approval of the General Partner,

(a) the following matters shall require the approving vote of the General Partner, including any requisite Board of Directors approval as required under Section 7.11(c)(i) of the GP Agreement as a Super Majority Decision (subject to any additional approval of the Class B Majority as may be required by Section 6.2(d)):

(i) any amalgamation, reconstruction, liquidation, dissolution, or similar proceedings with respect to any Person in the Partnership Group;

(ii) the repurchase of Interests of any Partner (including any optional redemption of Class B Units from any holder of Class B Units), other than on a pro-rata basis among and as agreed by all Limited Partners;

(iii) any transaction or series of related transactions between any Person in the Partnership Group, on the one hand, and any Partner or any Affiliate thereof, on the other hand (for clarity, approval under this Section 6.2(a)(iii) shall be required for any amendments, amendments and restatements, supplements or modifications to any of the transactions covered by this Section 6.2(a)(iii), other than the approval of any Dropdown Transaction to any Person in the SXE Group approved in accordance with Section 6.1(c)(iv) or the Contribution Agreement);

(iv) any amendment to the organizational documents of any Person in the Partnership Group (other than as required to implement any action that may be approved by Majority Vote or as otherwise expressly permitted pursuant to this Agreement);

(v) the formation of Subsidiary of the Partnership authorized to engage in any business activities other than as described in Section 2.5 or any change in nature of the business of any Person in the Partnership Group from any purpose other than as described in Section 2.5;

(vi) the adoption or change of tax elections (including those under Code Section 704(c)), tax accounting methods or tax reporting positions of any Person in the Partnership Group, except as required by applicable tax law but including elections described in Section 8.2(a) and Section 8.4;

(vii) the determination of Available Cash or the making of any distribution by the Partnership, other than in accordance with Section 5.1 and Section 5.2;

(viii) any exchange by any Person in the Partnership Group of any Class A Units owned by a Designating Party for Equity Securities of SXE or any successor thereto, other than any such exchange requested by a Designating Party in accordance with Section 3.16; provided no such exchange may be approved pursuant to this Section 6.2(a)(viii) prior to the expiration of the Lock-Up Period without the consent of all Class A Limited Partners;

(ix) for any Quarter (or portion thereof) ending on or prior to September 30, 2016, the determination as to whether any Class B Distribution shall be made in cash or PIK Units; and

(x) exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of SXE or any of their other respective Subsidiaries or any joint venture with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(a).

(b) Prior to the fifth anniversary of the Effective Date (or such shorter period specified in clause (i), clause (vi) or clause (x) below), the following matters shall require the approving vote of the General Partner, including any requisite Board of Directors approval as required under Section 7.11(c)(ii) of the GP Agreement as a Super Majority Decision (subject to any additional approval of the Class B Majority as may be required by Section 6.2(d)):

(i) during the Lock-Up Period, any merger, consolidation, reorganization, recapitalization or similar transaction involving any Person in the Partnership Group or any of their respective Subsidiaries (other than a transaction that is a Liquidity Event);

(ii) the appointment, termination or removal of any officer of any Person in the Partnership Group;

(iii) the approval or modification of compensation payable by any Person in the Partnership Group to any individual or amending any employee compensation benefit or incentive plan of any Person in the Partnership Group;

(iv) the issuance by any Person in the Partnership Group of debentures, bonds or any other debt securities (A) that would result in total Indebtedness of the Partnership Group, on a consolidated basis exceeding 3.5 times EBITDA on a twelve-month trailing basis or (B) that are convertible into or exchangeable or exercisable for any Equity Securities of any Person in the Partnership Group at less than Fair Market Value;

(v) any voluntary act of Bankruptcy by any Person in the Partnership Group;

(vi) any Liquidity Event prior to February 1, 2018, other than the approval of a Qualified IPO effected after the Lock-Up Period approved in accordance with Section 6.2(c)(iii) or Section 6.2(c)(xi);

(vii) approval of any capital project (i.e., new projects or facilities; expansion of facilities/compression) by any Person in the Partnership Group in excess of $50 million that is not included in the Initial Budget, other than projects required to comply with applicable law;

(viii) any disposition of assets by any Person in the Partnership Group with a fair market value in excess of $50 million;

(ix) any disposition by any Person in the Partnership Group of any Equity Security of SXE GP or any successor, other than as part of a Qualified IPO;

(x) during the Lock-Up Period, the approval of a distribution of any Equity Securities of SXE (or any successor thereto) owned by any Person in the Partnership Group; and

(xi) exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of SXE or any of their other respective Subsidiaries or any joint venture with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(b).

(c) Without limiting any approval as required under Section 6.2(b), the following matters shall require the approving vote of the General Partner, including any requisite Board of Directors approval as required under Section 7.11(d) of the GP Agreement as a Majority Vote (subject to any additional approval of the Class B Majority as may be required by Section 6.2(d)):

(i) making capital calls or issuing any Equity Securities in any Person in the Partnership Group, including pursuant to Section 4.1(e) to Persons other than a Designating Party;

(ii) the issuance by any Person in the Partnership Group of any debentures, bonds or any other debt securities (including any security convertible into or exchangeable for any other security);

(iii) any Liquidity Event (however, the General Partner shall first use good faith efforts to effect a Qualified IPO prior to approving any other Liquidity Event (unless any such other Liquidity Event is approved in accordance with Section 6.2(b)(vi) or is directed by a Designating Party at any time after the fifth anniversary of the Effective Date pursuant to Section 7.13(a) of the GP Agreement));

(iv) any Dropdown Transaction;

(v) after the Lock-Up Period, the approval of any merger, consolidation, recapitalization or similar transactions by any Person in the Partnership Group (other than a transaction that is a Liquidity Event);

(vi) the approval by any Person in the Partnership Group of any Annual Budget and any approval by any Person in the Partnership Group of expenditures in excess of those reflected in the then current Annual Budget (subject to any permitted variances as agreed upon by the Designating Parties);

(vii) the approval of any entry by any Person in the Partnership Group into or amendment or waiver of any rights of any Person in the Partnership Group under any partnership or joint venture with any other Person;

(viii) the approval of any contract to be entered into by any Person in the Partnership Group after the Effective Date (A) with a term of more than twelve (12) months (other than any contract that may be terminated by such Person on not more than 90 days’ notice without penalty), (B) involving expected payments by any Person in the Partnership Group of more than $5 million in the aggregate (other than payments for obligations as set forth in an Annual Budget), and (C) any non-ministerial amendment to any such contract;

(ix) any voluntary encumbrance of any properties or assets of any Person in the Partnership Group to secure any debt and/or other obligations;

(x) any disposition by any Person in the Partnership Group of assets, other than with respect to the disposition of worthless or obsolete assets or any disposition of assets for which approval is required pursuant to Section 6.2(b)(viii);

(xi) the approval by any Person in the Partnership Group of a Qualified IPO after the Lock-Up Period;

(xii) the approval of a distribution by any Person in the Partnership Group of any Equity Securities of SXE or any successor thereto owned by any Person in the Partnership Group effected after the Lock-Up Period; provided, however, no such General Partner approval shall be required if such distribution is requested by a Designating Party in accordance with Section 5.1(f);

(xiii) subject to Section 3.13, determining the Fair Market Value for purposes of this Agreement, including Fair Market Value of any Equity Securities issued by any Person in the Partnership Group; and

(xiv) Subject to Section 6.2(a)(ix) and Section 6.2(b)(xi), exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) of SXE or any of their other respective Subsidiaries or any joint venture with respect to any action requiring approval of the General Partner pursuant to this Section 6.2(c).

(d) Without limiting any approval as required under Section 6.2(a), Section 6.2(b) and Section 6.2(c), the following matters shall, so long as any Class B Units remain outstanding, require the consent of the Class B Majority:

(i) subject to Section 11.5, any amendment to, or waiver under, the organizational documents of the Partnership or, to the extent such amendment or waiver would adversely affect the rights, preference, privileges or powers of the Class B Units, any other Person in the Partnership Group;

(ii) (A) issuing any Class B Units (other than pursuant to Section 4.1(e) or PIK Units) or other Equity Securities of the Partnership having rights, preferences or privileges with respect to distributions superior to or on parity with the Class B Units (other than with respect to any Replacement Equity) or (B) permitting the issuance of any Equity Securities or debt securities (which, for the avoidance of doubt, shall not include any amendment, replacement or refinancing of a credit agreement) of any of the Partnership’s Subsidiaries;

(iii) creating any new class of Equity Securities of any Person in the Partnership Group (other than with respect to any Replacement Equity);

(iv) commencing any voluntary act of Bankruptcy by any Person in the Partnership Group;

(v) entering into any Dropdown Transaction or effect any Asset Sales by any member of the Partnership Group, unless the consideration received by the Partnership Group is at least (A) 75% cash or (B) 50% cash if the Total Leverage Ratio (as defined in, and determined in accordance with, the Credit Agreement) is not greater than 3.50:1.00; provided, that the Partnership Group shall be permitted to consummate Dropdown Transactions to the extent permitted by Sections 6.06(l) and (m) of  the Credit Agreement (as in effect on the Effective Date);

(vi) the incurrence of any Indebtedness (as defined in, and determined in accordance with, the Credit Agreement (as in effect on the Effective Date)) by the Partnership Group if, after giving effect to such Indebtedness, the Total Leverage Ratio (as defined in, and determined in accordance with, the Credit Agreement (as in effect on the Effective Date)) exceeds 5.0x; provided that in connection with any Class B CC Notice delivered by the General Partner pursuant to Section 4.1(e), Borrower LP shall be permitted to incur Incremental Term Loans (as defined in the Credit Agreement) or Incremental Equivalent Debt (as defined in the Credit Agreement), in an aggregate principal amount equal to the aggregate amount of such capital call; provided, further, that the Partnership Group shall be permitted to incur Indebtedness to the extent permitted by Sections 6.01(f) and (p) of  the Credit Agreement (as in effect on the Effective Date); provided, further, that in no event shall the Partnership Group incur Indebtedness prior to the Commitment Termination exceeding $100,000,000 in the aggregate without the consent of the Class B Majority prior to the earlier of (i) the full utilization of the Unfunded Commitment Amount and (ii) the 18 month anniversary of the Effective Date;

(vii) amend, restate or replace the Credit Agreement (as in effect on the Effective Date) in any manner that materially and adversely diminishes the amount of cash distributable under Section 6.08 of the Credit Agreement;

(viii) creating any liens on the Partnership’s interests in SXE, other than liens created under the Credit Agreement (and the related collateral documents) and other non-consensual liens permitted thereunder;

(ix) undertaking any material transaction with Affiliates of the Partnership, unless such transaction is (A) on an arms’ length basis, (B) approved by the respective boards or conflicts committees, as applicable, of each Affiliate involved in such transaction and (C) priced at either fair market value or at a price that is more favorable to the Partnership Group (for clarity, approval under this Section 6.2(d)(ix) shall be required for any amendments, amendments and restatements, supplements or modifications to any of the transactions covered by this Section 6.2(d)(ix)); provided that with respect to any Dropdown Transaction, the Partnership shall only be required to satisfy clause (B) above; provided further that this clause (ix) shall not be apply to any transactions contemplated by the Closing Agreement;

(x) exercising rights of any Person in the Partnership Group in such Person’s capacity as a member, manager or partner (general or limited) with respect to any action requiring the consent of the Class B Majority pursuant to this Section 6.2(d); and

(xi) failing to maintain Conforming Insurance Coverage; and

(xii) agreeing or committing to do any of the preceding actions.

6.3. Officers.  The General Partner may, from time to time, designate one or more Persons to be officers of the Partnership (each, an “Officer”), with such titles as the General Partner may assign to such Persons.  No Officer need be a Partner or a resident of the State of Delaware.  Officers so designated will have such authority and perform such duties as the General Partner may, from time to time, delegate to them and, unless otherwise specified by the General Partner, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles.  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the Officers and agents of the Partnership will be fixed from time to time by the General Partner, except as provided pursuant to Section 6.2(c).  Any Officer may resign as such at any time.  Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner.  Any Officer may be removed as such, either with or without cause, by the General Partner, in its sole discretion.  Any vacancy occurring in any office of the Partnership may be filled by the General Partner.

6.4. Annual Budget.  The Officers shall be responsible for managing the day to day operations of the Partnership, subject to such limitations and directions as are provided by the General Partner.  The Officers will annually prepare and submit to the General Partner the Annual Budget which the General Partner shall revise and otherwise modify in its sole discretion.  Any material changes to the Annual Budget shall be made at the direction of, or with the approval by, the General Partner, in each case at the sole discretion of the General Partner.  The General Partner shall have the right to revise any then-applicable Annual Budget at any time, in its sole discretion.  In furtherance of the foregoing:

(a) The Annual Budget for the period from August 4, 2014 through December 31, 2014 shall be approved in accordance with Section 6.2(c) (such approved Annual Budget, the “Initial Budget”).

(b) The Board of Directors shall review each Annual Budget, including the Initial Budget, at least quarterly (or more frequently as determined by the Board of Directors, including upon any proposed project not currently in the Annual Budget requiring capital expenditures of $5 million during the capital year to which such Annual Budget relates) and the Annual Budget shall be amended or modified to reflect any amendments or modifications thereto approved or directed by the General Partner and as so modified or amended shall thereafter constitute the Annual Budget for the remainder of the calendar year to which such Annual Budget relates.

(c) The Officers shall prepare or cause to be prepared and presented to the Board of Directors not later than December 1 of each calendar year (beginning December 1, 2014 (for calendar year 2015)) a draft Annual Budget for the next succeeding calendar year (the “Proposed Budget”) setting forth the anticipated revenues and expenses (including capital expenditures) of the Partnership for such calendar year in a format consistent with the Initial Budget, and which will include:

(i) a projected monthly income statements, balance sheets and cash flow statements on a consolidated basis for the calendar year covered by such Proposed Budget and a projected monthly income statement and capital expenditures for each major capital project;

(ii) estimates of the expenditures covered by the proposed Annual Budget by budget category, in reasonable detail to identify the nature, scope and duration of the activity in question;

(iii) estimates of the schedule pursuant to which capital costs and expenses included in the Annual Budget are anticipated to be incurred by the Partnership;

(iv) any other information reasonably requested in writing by the General Partner;

(v) estimates of revenues and estimated returns on invested capital;

(vi) progress on capital projects included in prior Annual Budgets, including any shortfalls or overages; and

(vii) any costs and expenses estimated to be expended due to health, safety, security and environmental issues or any regulatory issues.

(d) Expenditures in an Annual Budget may extend over more than one calendar year because such expenditures represent activities or operations that require commitments in excess of one calendar year.  Once such expenditures have been approved by the General Partner as part of an Annual Budget or included by the General Partner as part of an Annual Budget, unless the General Partner determines otherwise, such expenditures shall not be required to be resubmitted for approval on an annual or other periodic basis, but instead all such items, until completed, automatically shall be included in future Annual Budgets (subject to limits and amounts as previously approved) as items which have already been approved.

(e) If the General Partner does not approve a Proposed Budget for a calendar year on or prior to the December 20 preceding January 1 of the calendar year to which such Proposed Budget relates, the Officers shall use good faith efforts to prepare or to cause to be prepared a revised Proposed Budget for approval by the General Partner; provided, however, that the General Partner shall have the right to revise the Proposed Budget and to approve the Proposed Budget that it has revised, in each case in its sole discretion.  Each Proposed Budget approved hereunder by the General Partner in accordance with Section 6.4 shall be deemed an “Annual Budget.”

(f) To the extent that any Proposed Budget is not approved by the General Partner in accordance with this Section 6.4 by the January 1 of the calendar year to which such Proposed Budget relates, then, until a Proposed Budget for such calendar year is approved by the General Partner, the most recent Annual Budget for the prior year shall continue as the Annual Budget for such calendar year; provided, however, that (i) such existing Annual Budget will automatically be adjusted for such Fiscal Year to properly account for actual changes in non-discretionary changes such as taxes, insurance premiums, utility charges, debt service and maintenance and repair costs (including capital expenditures for maintenance and repair costs) and (ii) the budgeted amount of capital expenditures for the General Partner and the Partnership Group (other than capital expenditures for maintenance and repair costs) shall be (A) for the first such Fiscal Year, 80% of the amount budgeted for capital expenditures in such existing Annual Budget and (B) for any Fiscal Year thereafter, until an Annual Budget is approved by the General Partner, zero.

(g) The Partnership shall not incur capital expenditures in excess of amounts set forth in the Annual Budget without prior approval of the General Partner, provided that the Partnership may expend without General Partner approval up to 10% in excess of the authorized amount for any category of capital expenditures during a calendar year (excluding any amounts included in the Annual Budget as line items for contingencies and overruns), such excess expenditures not to exceed in the aggregate 10% of the aggregate of the amount for capital expenditures set forth in the Annual Budget for such calendar year.  Any variances from the Annual Budget for capital expenditures other than variances for capital expenditures within and not in excess of the 10% variance permitted herein year shall require the approval of the General Partner, and if so approved, each such variance shall be added to the Annual Budget for such calendar year which, as so amended, shall thereafter be the Annual Budget for such calendar year.  The ten percent (10%) variance permitted herein shall be calculated with respect to the original amounts set forth in the Annual Budget or, once amended, the amended amount, provided that no expenditures incurred pursuant to Section 6.4(h) shall be deemed to be included in for purposes of calculating the ten percent (10%) permitted variance pursuant to this Section 6.4(g), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Budget for purposes of calculating the ten percent (10%) permitted variance.

(h) Notwithstanding anything to the contrary in this Agreement, the Partnership is expressly authorized to make Emergency Expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in the judgment of the senior executive Officer, subject to Prudent Industry Practices, to deal with emergencies, including explosions, fires, spills, or any other similar event, which may endanger property, lives, or the environment.  The senior executive Officer shall as soon as practicable report to the General Partner the nature of any such emergency which arises, the measures he intends to take in respect of such emergency and the estimated related expenditures.

6.5. Limitation of Liability; Indemnification.

(a) Neither the General Partner, any Director, any Organizing Person, any Officer or any officer the General Partner or their respective Affiliates shall be liable in damages to the Partnership or any Partner by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Partnership or the General Partner, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been caused by a willful breach of the terms of this Agreement or the gross negligence or willful misconduct or bad faith of such persons.

(b) To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.5, all Indemnitees will not be liable for, and will be indemnified and held harmless by the Partnership against, any and all claims, actions, demands, losses, damages, liabilities, costs, or expenses, including attorney’s fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Damages”), arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Director, General Partner, Officer or officer the General Partner, or by reason of its involvement in the management of the affairs of the Partnership or the General Partner, whether or not it continues to be such at the time any such Damage is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been caused by a willful breach of the terms of this Agreement or the gross negligence or willful misconduct or bad faith of such persons.  IT IS THE EXPRESS INTENT OF THE PARTNERSHIP THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY DAMAGE THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.

(c) To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Partnership or any of the Partners against such Indemnitee), will be paid by the Partnership in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.5 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the General Partner.

(d) The indemnification provided by this Section 6.5 will inure to the benefit of the heirs and personal representatives of each Indemnitee.

(e) Any indemnification pursuant to this Section 6.5 will be made only out of the assets of the Partnership and will in no event cause any Partner to incur any personal liability nor shall it result in any liability of the Partners to any third party.

(f) The rights of indemnification provided in this Section 6.5 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of law.  The Partnership hereby acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Partners and certain of their Affiliates (collectively, the “Partner Indemnitors”).  The Partnership hereby agrees that (i) the Partnership is the Indemnitor of first resort (i.e., its obligations to the Indemnitees under Sections 6.5(b) and Section 6.5(c) are primary and any obligation of the Partner Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) the Partnership shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all Damages paid in settlement to the extent legally permitted and as required by the terms of Sections 6.5(b) and Section 6.5(c) (or any other agreement between the Partnership and the Indemnitees), without regard to any rights the Indemnitees may have against the Partner Indemnitors, and (iii) the Partnership irrevocably waives, relinquishes and releases the Partner Indemnitors from any and all claims against the Partner Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Partnership further agrees that no advancement or payment by the Partner Indemnitors on behalf of an Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Partnership pursuant to Sections 6.5(b) and Section 6.5(c) shall affect the foregoing and the Partner Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against the Partnership.  The Partnership agrees that the Partner Indemnitors who are not Partners are express third party beneficiaries of the terms of this Section 6.5.

6.6. Directors’ and Officers’ Insurance.  The Partnership will purchase and maintain key man insurance for the Officers and Director and Officer liability insurance in the amount approved by the General Partner on behalf of any Person who is or was a Director, Partner, Officer or officer of its Subsidiaries against any liability asserted against him or incurred by him in any capacity identified in Section 6.5 or arising out of his status as an Indemnitee, whether or not the Partnership would have the power to indemnify him against that liability under Section 6.5.

6.7. Limitation of Duties; Waiver of Fiduciary Duties.

(a) To the fullest extent permitted by applicable law, the Partnership waives all fiduciary duties and all liability of any Partner (in their capacity as a Partner but not in their capacity as Officers of the Partnership, if applicable) for breaches of fiduciary duties; provided, however, that such waiver does not extend to liability for any action or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b) In furtherance of and without limiting Section 6.7(a), (i) the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any ventures or activities of the General Partner, the Limited Partners or their respective Affiliates, (ii) none of General Partner, the Limited Partners or their respective Affiliates will have any obligation to the Partnership or its other Partners with respect to any opportunity to expand the Partnership’s business, whether geographically, or otherwise, (iii) the Partnership and each Partner hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Limited Partner (or its Affiliates) participates or desires or seeks to participate (each, a “Business Opportunity”), (iv) no Limited Partner (or its Affiliates) shall have any obligation to communicate or offer any Business Opportunity to the Partnership or any other Partner, and each may pursue for itself or direct, sell, assign or transfer to any other Person any such Business Opportunity and (v) the General Partner, the Limited Partners and their respective officers, directors, partners, members, managers, stockholders and Affiliates shall be entitled to and may have business interests and activities that are in direct competition with the Partnership or a Partner or that are enhanced by the activities of the Partnership, and neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business venture of the General Partner or any Limited Partner.

(c) Notwithstanding the foregoing, nothing in this Section 6.7 shall, or is intended to, limit the duties and obligations of Limited Partners who are Officers of the Partnership in their capacity as Officers of the Partnership or otherwise limit the rights, duties and obligations of any Partner or Director expressly set forth in this Agreement.

ARTICLE VII

RIGHTS OF PARTNERS; CONFIDENTIALITY

7.1. Access to Information.  In addition to the other rights specifically set forth in this Agreement, each Partner will have access to all information to which a Partner is entitled to have access pursuant to the Act.  The Partnership shall permit each Access Partner to send representatives to visit and inspect any of the properties of the Partnership, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Partnership’s business, affairs, finances, and accounts with the Partnership’s officers and its independent public accountants, all at such reasonable times during the Partnership’s usual business hours and as often as any such Partner may reasonably request.

7.2. Financial Reports.  The Partnership shall furnish all of the following to each Access Partner:

(a) Within thirty-five (35) days after the end of each month, (1) an operating report with key operating metrics reasonably requested by any Access Partner, (2) an unaudited consolidated balance sheet and unaudited related statement of income and statement of cash flows for such month prepared on a consistent internal basis (without footnotes) and other disclosures that would be required for a presentation in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), together with a comparison of such statements to the Annual Budget for such periods and (3) a written report by the

Partnership’s management describing the results of operations of the Partnership, including any applicable qualitative analysis comparing the Partnership’s performance with prior periods, for such month;

(b) Within forty-five (45) days after the end of each quarter:  (1) an unaudited consolidated balance sheet as of the end of such quarter and unaudited related income statement and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied, together with a comparison of such statements to the Annual Budget for such periods; and (2) a written report by the Partnership’s management describing the results of operations of the Partnership, including any applicable qualitative analysis comparing the Partnership’s performance with prior periods, for such quarter;

(c) (i) For the Fiscal Year ending December 31, 2014, within one hundred twenty (120) days after the end of such Fiscal Year and (ii) for each subsequent Fiscal Year, within ninety (90) days after the end of such Fiscal Year:  (1) an audited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated income statement, statement of Partners’ equity and statement of cash flows for such Fiscal Year prepared in accordance with GAAP and a signed audit letter from the Partnership’s auditors; and (2) a copy of the reports from the Partnership’s auditors pursuant to Statements of Auditing Standards 112 and 114 for such Fiscal Year;

(d) Promptly after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Partnership, notice of such event together with a summary describing the nature of the event and its impact on the Partnership;

(e) Within forty five (45) days after the end of each Fiscal Year, the Annual Budget in effect (or deemed to be in effect) for the following Fiscal Year;

(f) Promptly upon becoming aware of any breach of the Partnership of any of the material terms and conditions of this Agreement, provide written notice of such breach; and

(g) Any other information that any Access Partner may reasonably request.

7.3. Audits.  So long as long as any Access Partner is a Partner and, together with its Affiliates, holds a Class A Sharing Percentage or Class B Sharing Percentage that is equal to or greater than ten percent (10%), such Access Partner shall have the right to conduct, or cause to be conducted, audits of the books and records of the Partnership and to consult with and advise management of the Partnership, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Partnership, provided that no Access Partner with a Class A Sharing Percentage of less than ten percent (10%) shall be entitled to conduct more than one (1) audit during an twelve (12) month period.  The expenses of such audits shall be borne by the Partnership, provided that the Partnership shall not be required to bear expenses in excess of $25,000 for any audit conducted by an Access Partner that does not hold a Class A Sharing Percentage equal to or greater than ten percent (10%).  No other Partner in its capacity as a

Partner will have the right to conduct, or cause to be conducted, an audit of the books and records of the Partnership.

7.4. Observation Rights

.  So long as an Initial Investor holds at least fifteen percent (15%) of the outstanding Class B Units, such Initial Investor shall have the right to send up to two (2) representatives (each, an “Observer”) to attend meetings of the Board of Directors in a non-voting capacity, and the Observer(s) shall be entitled to receive all materials delivered to members of the Board of Directors with respect to such meetings concurrent with the receipt of such materials by the Board of Directors; provided, that the General Partner reserves the right to exclude Observers from access to any meeting or any materials delivered to the Board of Directors if it is advised by outside counsel  that such exclusion is necessary to preserve any privilege or to protect confidential or otherwise proprietary information (unless with respect to confidential or otherwise proprietary information, such Observer has entered into an appropriate confidentiality agreement); provided further, the aggregate number of Observers shall not exceed three (3) at any one time and, to the extent the number of designated Observers at any one time would exceed three (3), the three (3) designated Observers shall be selected by majority vote of holders of Class B Units constituting Initial Investors and their Permitted Transferees (with each applicable Investor being given the right to send at least one (1) Observer, if possible).

7.5. Confidentiality.

(a) The contents and terms of this Agreement and the other information protected under this Section 7.5 are the product of, or were obtained by, the substantial work and expense of, and consist of trade secrets, and commercial or financial information the disclosure of which would cause substantial competitive harm to, the General Partner and its Affiliates.  No Limited Partner shall disclose to any Person any information related to the General Partner, the Partnership, or any subsidiary of the Partnership, or any of their respective Affiliates, in each case, that is not publicly available (or that is publicly available as a result of a disclosure by such Limited Partner or any director, employee, officer, legal, financial or tax advisor of such Limited Partner in violation of this Section 7.5); provided, however, that nothing contained herein shall prevent any Limited Partner from furnishing (i) any required information to any governmental regulatory agency, self-regulating body or in connection with any judicial, governmental or other regulatory proceeding or as otherwise required by law (provided that any disclosure that is either (A) not to a governmental regulatory agency or (B) not on a confidential basis, shall require prior written notice thereof to the General Partner) or (ii) any information, so long as such disclosure is for a bona fide business purpose of such Limited Partner, to directors, officers, employees and legal, financial and tax advisors of such Limited Partner who are informed of the confidential nature of the information and who agree to be bound by the provisions of this Section 7.5, and each Limited Partner agrees to be bound hereby.  Without limitation of the foregoing, each Limited Partner acknowledges that notices and reports to such Limited Partner hereunder may contain material non-public information concerning, among other things, the Partnership or any of its subsidiaries, and agrees not to use such information other than in connection with monitoring its investment in the Partnership and agrees, in that regard, not to trade in securities on the basis of any such information.  Furthermore, the Partners hereby acknowledge that pursuant to §17-305(f) of the Act the rights of a Limited Partner to obtain information from the Partnership shall be limited to only those rights provided for in this Agreement, and that any other rights provided under §17-305(a) of the Act shall not be available to the Limited Partners or applicable to the Partnership.

(b) In order to preserve the confidentiality of certain information disseminated by the General Partner or the Partnership under this Agreement that a Limited Partner that is subject to FOIA or any Limited Partner that has one or more equity owners that are subject to FOIA (any such Limited Partner, a “FOIA Limited Partner”) is entitled to receive pursuant to the provisions of this Agreement, including quarterly, annual and other reports (other than Schedule K-1s) and any information provided at meetings of the Limited Partners, the General Partner may (i) provide to such FOIA Limited Partner access to such information only on the Partnership’s website in password protected, non-downloadable, non-printable format or (ii) unless prohibited by law, require such FOIA Limited Partner to return any copies of information provided to it by the General Partner or the Partnership (including any subsequent copies made by such Limited Partner).

(c) Each Limited Partner shall promptly notify the General Partner if at any time such Limited Partner is or becomes subject to Section 552(a) of Title 5 of the United States Code (commonly known as the “Freedom of Information Act”) or any public disclosure law, rule or regulation of any governmental or non-governmental entity that could require similar or broader public disclosure of confidential information provided to such Limited Partner (collectively such laws, rules or regulations, “FOIA”).  To the extent that any such Limited Partner receives a request for public disclosure of any confidential Partnership information provided to it, such Limited Partner agrees that:  (i) it shall use its reasonable best efforts to (A) promptly notify the General Partner of such disclosure request and promptly provide the General Partner with a copy of such disclosure request or a detailed summary of the information being requested, (B) inform the General Partner of the timing for responding to such disclosure request, and (C) consult with the General Partner regarding the response to such disclosure request; (ii) it shall use commercially reasonable efforts to oppose and prevent the requested disclosure unless such Limited Partner is advised by counsel that there exists no reasonable basis on which to oppose such disclosure; and (iii) notwithstanding any other provision of this Agreement, the General Partner may, to the fullest extent permitted by law, in order to prevent any such potential disclosure that the General Partner determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Limited Partner; provided, however, that the General Partner shall not withhold any such information if such Limited Partner confirms in writing to the General Partner, based upon advice of counsel, that compliance with the procedures in Section 7.5(b) hereof is legally sufficient to prevent such potential disclosure.

(d) The obligations and undertakings of each Limited Partner under this Section 7.5 shall be continuing and shall survive termination of the Partnership and this Agreement.  Any restriction or obligation imposed on a Limited Partner pursuant to this Section 7.5 may be waived by the General Partner in its discretion.  Any such waiver or modification by the General Partner shall not constitute a breach of this Agreement or of any duty stated or implied in law or in equity to any Limited Partner, regardless of whether different agreements are reached with different Limited Partners.

(e) The parties hereto agree that irreparable damage would occur if the provisions of this Section 7.5 were breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Section 7.5 and to enforce specifically the terms and provisions hereof in any federal, state or foreign court having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

(f) Notwithstanding the foregoing or Section 7.6, each of Investors, Southcross and BBTS (and after a BBTS Distribution, EIG and TW) may provide information regarding the General Partner, the Partnership, their Subsidiaries, this Agreement, and the assets, operations and financial information and business plans regarding the General Partner, the Partnership and their Subsidiaries to (i) their respective legal, financial and accounting advisors, (ii) their respective members, partners, managers, and officers and the members, partners, managers, and officers of their Affiliates who control them and (iii) potential purchasers or participants, directly or indirectly thru such Person or an Affiliate of such Person, of Units, provided any such potential purchaser or participant executes a confidentiality agreement with the General Partner in form and substance reasonably satisfactory to the directors of the General Partner that are appointed by the members of the General Partner other than the Partner requesting to share such information (which consent shall not be unreasonably withheld, conditioned or delayed).

7.6. Press Releases.  Neither the Partnership, any Partner or its Affiliates, shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein or any Partner, in each case without the consent of each Partner; provided, however, that any Partner or its Affiliates shall be permitted, in any tombstone or similar document and in any media format, to reference the General Partner and the Partnership and their Subsidiaries and provide a general description of the nature of the transaction.

7.7. Reimbursement of Expenses.  The Partnership shall reimburse Southcross and BBTS for their expenses, including the fees and expenses of counsel, but excluding any brokerage, advisor or similar transaction fees, incurred in connection with the formation of, and their initial investment in, the Partnership.  The Partnership shall reimburse any Director appointed by a Designating Party for his reasonable expenses incurred in the performance of his duties as a Director.

7.8. Conforming Insurance Coverage.  At each policy renewal relating to the Partnership Group’s insurance coverage, but no less than annually, the Partnership shall reasonably demonstrate that it is maintaining Conforming Insurance Coverage, including by providing to the holders of Class B Units approved certificates of insurance from each insurer or by an authorized representative of each insurer.  Such certification shall identify the underwriters, the type of insurance, the limits, deductibles and term thereof.  Upon any written request from one or more holders of Class B Units, the Partnership shall furnish such holders with copies of all insurance policies, binders, cover notes or other evidence of such insurance.

ARTICLE VIII

TAXES
8.1. Tax Returns

.  The General Partner will cause to be prepared and filed all necessary federal, state and local income tax returns for the Partnership and the General Partner will select a nationally recognized accounting firm to prepare the Partnership’s federal and state income tax returns.  Each Partner will furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed. The Partnership shall furnish to each Partner an estimated IRS Form 1065, Schedule K-1 and any similar state or local tax forms with respect to such Partner no later than March 1st following each Tax Year and a final IRS Form 1065, Schedule K-1 and state and local tax forms with respect to such Partner no later than May 15th following each Tax Year.  The Partnership will furnish to each Class A Limited Partner copies of all returns that are actually filed, promptly after their filing.  All costs associated with the General Partner’s obligations under this Section 8.1 shall be borne by the Partnership.  The General Partner agrees to exercise commercially reasonable efforts to cause the distributions described in Section 2.5(h) of the Contribution Agreement to satisfy Treasury Regulations Section 1.707-5(b)(2)(ii)(A), including to the extent reasonably possible not commingling the proceeds of the Credit Facility (as defined in the Contribution Agreement) that will fund such distributions with other funds of the Partnership.

8.2. Tax Elections.

(a) Elections by Partnership.  The Partnership will make the following elections in the appropriate manner:

(i) to adopt the Tax Year of the Partnership set forth in Section 2.6;

(ii) to adopt the accrual method of accounting; and

(iii) to elect to amortize the start up expenses of the Partnership under Code Section 195 ratably over a period of 180 months as permitted by Code Section 709(b).

(b) Elections by Partners.  If any Partner makes any tax election that requires the Partnership to furnish information to such Partner to enable such Partner to compute its own tax liability, or requires the Partnership to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Partner, the General Partner may, as a condition to furnishing such information or filing of such return or report, require such Partner to pay to the Partnership any incremental expenses incurred in connection therewith.

8.3. Tax Characterization of the Partnership

.  It is the intent of the Partners that the Partnership be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable law, for state and local franchise and income tax purposes.  Except in connection with a conversion of the Partnership as part of an Approved Exit as contemplated by

Section 3.11, neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be treated as a corporation, and no provision of this Agreement will be construed to sanction or approve such an election.

8.4. Tax Matters Partner.  Subject to the following sentence, the General Partner is hereby designated as the tax matters partner within the meaning of Code Section 6231(a)(7) (“Tax Matters Partner”).  If for any Tax Year the General Partner is determined to be ineligible to act as the Tax Matters Partner, then (i) the Partners (and any Person who was a Partner at any time during such Tax Year) shall use commercially reasonable efforts to take such action as is required to permit the General Partner to be eligible to act as the Tax Matters Partner for such Tax Year and all other Tax Years, and (ii) if despite such efforts, the General Partner is not permitted to act as Tax Matters Partner for such Tax Year, then BlackBrush TexStar (before the BBTS Distribution) or EIG (after the BBTS Distribution) shall be designated as the Tax Matters Partner for such Tax Year.  The Tax Matters Partner shall not take any material action as Tax Matters Partner without the consent of the Designating Parties (such consent not to be unreasonably conditioned, withheld or delayed).  The Tax Matters Partner shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Treasury Regulations.  If any state or local tax law provides for a tax matters partner or Person having similar rights, powers, authority or obligations, the Tax Matters Partner shall also serve in such capacity.  In all other cases, the General Partner shall represent the Partnership in all tax matters to the extent allowed by law.  Expenses incurred by the General Partner or EIG as the Tax Matters Partner or in a similar capacity as set forth in this Section 8.4 shall be borne by the Partnership.  Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out of pocket costs.  Any decisions made by the Tax Matters Partner, including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest, shall be made in the Tax Matters Partner’s discretion, subject to the proviso contained in the second sentence of this Section 8.4.  Notwithstanding anything to the contrary in this Section 8.4, (1) the Tax Matters Partner shall not bind any Partner to a settlement agreement without the written consent of such Partner or enter into any extension of the period of limitations for making assessments with respect to the Partnership or any Partner without the prior consent of the Partners that would be bound by such extension, and (2) each Limited Partner shall be designated a notice partner under Code Section 6231 and shall have the rights of a notice partner granted pursuant to Code Sections 6221 through 6233.

8.5. Tax Information.  Each Partner shall provide the Partnership with any information related to such Partner necessary to (i) allow the Partnership to comply with any tax reporting, tax withholding or tax payment obligations of the Partnership or (ii) establish the Partnership’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under Code Sections 1471 and 1472.

ARTICLE IX

BOOKS, RECORDS, AND BANK ACCOUNTS

9.1. Maintenance of Books and Records.  The books of account for the Partnership and other records of the Partnership will be located at the principal office of the Partnership or such other place as the General Partner may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Partners will be maintained in accordance with Section 4.4.

9.2.
Bank Accounts.  The General Partner will cause the Partnership to establish and maintain one or more separate bank or investment accounts for Partnership funds in the Partnership name with such financial institutions and firms as the General Partner may select and with such signatories thereon as the General Partner may designate.

ARTICLE X

DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION

10.1. Dissolution.  The Partnership will dissolve and its affairs will be wound up upon the first to occur of either of the following (each, a “Liquidation Event”):

(a) the approval of such dissolution by the General Partner pursuant to Section 7.11(c)(i) of the GP Agreement; or

(b) the occurrence of any other event causing dissolution of the Partnership under the Act;

provided, however, that, upon dissolution pursuant to clause (b) of this Section 10.1, any or all of the remaining Partners may elect to continue the business of the Partnership within ninety (90) days of the occurrence of the event causing such dissolution.  The death, resignation, withdrawal, Bankruptcy, insolvency or expulsion of any Partner will not dissolve the Partnership.

10.2. Liquidation and Termination.  On dissolution of the Partnership, the General Partner may appoint one or more Persons as liquidator(s).  The liquidator will proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein.  The costs of liquidation will be borne as a Partnership expense.  Until final distribution, the liquidator will continue to operate the Partnership properties with all of the power and authority of the Partners.  The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator will pay from Partnership funds all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) the Partnership will dispose of all remaining assets as follows:

(i) the liquidator may sell any or all Partnership property, and any resulting gain or loss from each sale will be computed and allocated to the Partners pursuant to Section 5.3; and

(ii) thereafter, Partnership property will, subject to Section 4.6(d), be distributed among the Partners in accordance with Section 5.1(a).  All distributions made pursuant to this Section 10.2(c)(ii) will be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).

(d) All distributions in kind to the Partners will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 10.2.

10.3. Cancellation of Filing.  On completion of the distribution of Partnership assets as provided herein, the Partnership will be terminated, and the General Partner (or such other Person or Persons as may be required) will cause the cancellation of any other filings made as provided in Section 2.7 and will take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

GENERAL PROVISIONS

11.1. Offset.  Whenever the Partnership is to pay any sum to any Partner, any amounts such Partner owes the Partnership may be deducted from that sum before payment.

11.2. Notices.  All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 11.4) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier or (d) by facsimile transmission.  A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it.  All notices, requests and consents to be sent to a Partner will be sent to or made at the addresses given for that Partner on the list attached hereto as Exhibit A or such other address as that Partner may specify by notice to the other Partners.  Any notice, request or consent to the Partnership also will be given to each Partner.

11.3. Entire Agreement; Supersedure.  This Agreement, together with its Exhibits and the agreements entered into in connection herewith, constitutes the entire agreement of the Partners relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written.  Notwithstanding any other provision of this Agreement, the Partnership may enter into agreements or other writings with any Partner in respect of the Units of such Partner, and the rights of the Partnership and obligations of such Partner set forth in any such agreement or writing may establish rights in favor of the Partnership or limit the rights of such Partner notwithstanding any other provision of this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Partners and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.4. Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

11.5. Amendment or Modification.  Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument that is adopted by the General Partner; provided, however, that in no event shall this Agreement be amended, supplemented, or otherwise modified (a) to require any Partner to make a Capital Contribution to the Partnership without that Partner’s prior written consent, (b) in a manner that would adversely affect any Partner’s rights under Article III, Article VII, Sections 4.1(d), 4.1(e), 4.2, 4.4, 4.5, 4.6, 5.1(a), 5.1(b), 5.1(c), 5.2, 5.3, 6.2, 6.5, 6.7, 10.1, 10.2(c)(ii), 11.7, 11.8, 11.9, 11.16 or this Section 11.5 (and the definition of any defined term used therein), without such Partner’s prior written consent or (c) in any manner not previously described in subclauses (a) or (b) that would adversely affect any Partner’s rights under this Agreement in a disproportionate or discriminatory manner (as compared to any other Partner), without such Partner’s prior written consent.  Notwithstanding anything herein to the contrary, no Partner approval is required for any amendment made by the General Partner to Exhibit A in accordance with Section 3.1 or Section 4.1(e) or, following the BBTS Distribution, any amendment to this Agreement necessary to give effect to the BBTS Distribution.

11.6. Binding Effect.  Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Partners and their respective heirs, legal representatives, trustees, successors, and assigns.

11.7. Governing Law; Severability.  This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

11.8. Consent to Jurisdiction; Waiver of Jury Trial.  THE PARTNERSHIP AND THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN DALLAS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR THE PARTNERSHIP AND THE PARTIES ARISING OUT OF THIS AGREEMENT, IN EACH CASE OTHER THAN A DISPUTE SUBJECT TO SECTION 11.9, AND THE PARTNERSHIP AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTNERSHIP AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  THE PARTNERSHIP AND EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

11.9. Dispute Resolution.

(a) Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to the Partnership, its business or to this Agreement or the obligations of the parties hereunder, including , any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), other than disputes as to any determination of Fair Market Value (which shall be resolved exclusively as provided in Section 3.13) or fair market value of Units under Section 3.10 (which shall be resolved exclusively as provided in Section 3.10(c)) shall be resolved solely and exclusively in accordance with the procedures specified in this Section 11.9.  The parties shall attempt in good faith to settle any Dispute by mutual discussions within thirty (30) days after the date that one party gives notice to the other parties of such a Dispute.  If the Dispute is not resolved within such thirty (30) day period, any party may refer the Dispute to arbitration and the Dispute shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitration shall be held in Dallas, Texas, and presided over by three arbitrators.  The party giving notice of the Dispute shall appoint one arbitrator, and the other parties to the Dispute shall appoint one arbitrator.  The two appointed arbitrators shall together appoint a third arbitrator.  If the appointed arbitrators fail to appoint the third arbitrator within thirty (30) days after their appointment, then the third arbitrator shall be selected in accordance with the Rules.  The parties to such Dispute and the Partnership shall execute such engagement and indemnity agreements as the arbitrators shall require.  Notwithstanding this agreement to arbitrate Disputes, any party to a Dispute may apply to a court sitting on Dallas, Texas, for temporary restraining orders, temporary injunctive relief or other interim measures pending arbitration.  No court other than a court sitting in Dallas, Texas, shall have authority or jurisdiction to enter temporary restraining orders, temporary injunctive relief or other interim orders pending arbitration, and no party to a Dispute shall make any application for interim orders to any court other than a court sitting in Dallas, Texas.  The arbitrators shall award costs, attorneys’ fees and expert witness fees to the prevailing party or parties and may award specific performance or any other equitable relief.  The arbitrators may not award indirect, consequential, special or punitive damages, and recovery of any such damages in any Dispute is hereby waived; provided, however, that in no event shall a party be deemed pursuant to this Section 11.9 to be limited in recovering, or have waived any right to recover, damages based on diminution in value.  The award rendered by the arbitrators shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.

(b) To the extent that any party hereto (including assignees of any party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.

(c) This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

11.10. Further Assurances.  In connection with this Agreement and the transactions contemplated thereby, each Partner will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

11.11. Waiver of Certain Rights.  To the maximum extent permitted by applicable law, each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership, or to maintain any action for partition of the property of the Partnership.

11.12. Title to Partnership Property.  All assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

11.13. Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts will be construed together and constitute the same instrument.

11.14. Electronic Transmissions.  Each of the parties hereto agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form.  Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.  For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

11.15. Aggregation of Interests.  For the purposes of determining any rights, benefits or entitlements under this Agreement that are based, in whole or in part, on ownership of Units, a Partner shall be entitled to aggregate all Interests owned by such Partner and its Affiliates in determining the aggregate ownership of Units hereunder.

11.16. BBTS Adjustment Amount.

(a) The Partners acknowledge that BBTS funded certain capital expenditures and other obligations of TexStar and its Subsidiaries prior to the Effective Date and BBTS shall be entitled to the payment from the Partnership of the BBTS Adjustment Amount plus a 7% per annum return thereon (compounded quarterly) (together, the “BBTS Adjustment Amount Payout”) prior to any distribution by the Partnership to the other Limited Partners pursuant to Section 5.1.

(b) The BBTS Adjustment Amount and BBTS Adjustment Amount Payout are not intended to be treated as equity or equity related payments of the Partnership for U.S. federal and applicable state, local and foreign income tax purposes.  Additionally, for U.S. federal (and applicable state, local and foreign) income tax purposes, to the extent permitted by applicable law:

(i) The Partnership and each Partner agree to treat any BBTS Adjustment Amount Payout as being on account of Qualified Reimbursement Amounts (as defined in the Contribution Agreement) as a reimbursement of capital expenditures by the Partnership to BBTS.

(ii) The Partnership and each Partner agree to treat payments of the BBTS Adjustment Amount Payout (other than those described in Section 11.16(b)(i) above), up to the amount of cash and current accounts receivable included in the calculation of “Current Assets” (as defined in the Contribution Agreement) in the calculation of the amount of the Preferred Equity (as described in the Contribution Agreement), as a return by the Partnership of assets inadvertently contributed by BBTS to the Partnership.  As such, the amounts described in this Section 11.16(b)(ii) shall not be treated as consideration paid by the Partnership to BBTS in exchange for its contribution of assets pursuant to the Contribution Agreement.

(c) None of the Partnership or any Partner shall take a position for U.S. federal (or applicable state, local or foreign) income tax purposes in contravention of this Section 11.16 absent a “final determination” (as described in Code Section 1313).

(d) The Partnership shall not issue any additional Equity Securities (or other rights entitling the holder thereof to any distributions from the Partnership) prior to payment to BBTS of the BBTS Adjustment Amount Payout except to the extent the proceeds received by the Partnership on account of such Equity Securities (or other rights) are sufficient, and are used by the Partnership, to pay to BBTS the BBTS Adjustment Amount Payout.

(e) Within two (2) days following the Effective Date, the Partnership shall pay to BBTS $89,882,192.70 (the “Estimated BBTS Adjustment”) in respect of the Estimated Adjustment Amount (as defined in the Contribution Agreement).  To the extent that the BBTS Adjustment Amount is finally determined pursuant to Section 2.7(f) of the Contribution Agreement (i) to be greater than the Estimated BBTS Adjustment, each Partner agrees that such excess shall be paid by the Partnership to BBTS in cash within three (3) Business Days of the final determination thereof and (ii) to be less than the Estimated BBTS Adjustment, BBTS agrees that it shall pay such difference to the Partnership in cash within three (3) Business Days of the final determination thereof.  The tax characterization described with respect to the BBTS Adjustment Amount Payout in Sections 11.16(a)-(d) shall apply equally to the Estimated BBTS Adjustment and any other payments made pursuant to this Section 11.16(e) (“Section 11.16(e) Payments”) and any Section 11.16(e) Payments shall be treated as BBTS Adjustment Amount Payouts for the purposes described in Sections 11.16(a)-(d).

11.17. Adjustments for Splits.  Notwithstanding anything herein to the contrary, all measurements and references herein related to per-Unit values, prices and numbers (including Class A Sharing Percentage, Class A Unit Fair Market Value, Class A Unit Price, Class A Units, Class B Distribution Rate, Class B Issue Price, Class B Liquidation Value, Class B Sharing Percentage, Class B Units and PIK Units), shall be, in each instance, appropriately adjusted for Unit splits, combinations, distributions and the like.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Partners have executed this Agreement effective as of the Effective Date.

GENERAL PARTNER:

SOUTHCROSS HOLDINGS GP LLC

By:	/s/ David W. Biegler
Name:	David W. Biegler
Title:	Chairman and Cheif Executive Officer

CLASS A LIMITED PARTNERS:

BBTS BORROWER LP

By:	BBTS Borrower GP LLC,
Its general partner

By:	/s/ David Ash
Name:	David Ash
Title:	Vice President

SOUTHCROSS ENERGY LLC

By:	/s/ David W. Biegler
Name:	David W. Biegler
Title:	Chairman

INVESTORS:

ENERGY CAPITAL PARTNERS MEZZANINE OPPORTUNITIES FUND, LP

By:	ENERGY CAPITAL PARTNERS MEZZANINE GP, LP
Its:	General Partner

By:	By: ENERGY CAPITAL PARTNERS MEZZANINE, LLC
Its:	General Partner

By:	/s/ Nazar Massouh
Name:	Nazar Massouh
Title:	Principal

ENERGY CAPITAL PARTNERS MEZZANINE OPPORTUNITIES FUNDS A, LP

By:	ENERGY CAPITAL PARTNERS MEZZANINE GP, LP
Its:	General Partner

By:	By: ENERGY CAPITAL PARTNERS MEZZANINE, LLC
Its:	General Partner

By:	/s/ Nazar Massouh
Name:	Nazar Massouh
Title:	Principal

ECP MEZZANINE B (SOUTHCROSS I IP), LP

By:	ENERGY CAPITAL PARTNERS MEZZANINE GP, LP
Its:	General Partner

By:	By: ENERGY CAPITAL PARTNERS MEZZANINE, LLC
Its:	General Partner

By:	/s/ Nazar Massouh
Name:	Nazar Massouh
Title:	Principal

ECP MEZZANINE B (SOUTHCROSS II IP), LP

By:	ENERGY CAPITAL PARTNERS MEZZANINE GP, LP
Its:	General Partner

By:	By: ENERGY CAPITAL PARTNERS MEZZANINE, LLC
Its:	General Partner

By:	/s/ Nazar Massouh
Name:	Nazar Massouh
Title:	Principal

EFS-S LLC

By:	AIRCRAFT SERVICES CORPORATION, its Managing Member

By:	/s/ Tyson Yates
Name:	Tyson Yates
Title:	Vice President

EXHIBIT A

PARTNERS, CLASSES, CAPITAL CONTRIBUTIONS AND UNITS

Name and Address	Initial Cash Capital Contribution	Initial Non-Cash Capital Contribution	Total Initial Capital Contributions	Unfunded Equity Commitment Amount	Class B Units	Class A Units
General Partner:
Southcross Holdings GP LLC	N/A	N/A	N/A	N/A	-0-	-0-
Limited Partners:
BBTS Borrower LP 18615 Tuscany Stone Suite 300 San Antonio, Texas 78258 Fax: (210) 495-0075 Attention: Phillip M. Mezey	N/A	$1,100,000,000	$1,100,000,000	N/A	-0-	1,100,000
Southcross Energy LLC 1700 Pacific Avenue, Suite 2900 Dallas, Texas 75201 Fax: (214) 979-3710 Attention: David W. Biegler	N/A	$462,500,000	$462,500,000	N/A	-0-	462,500
Energy Capital Partners Mezzanine Opportunities Fund, LP	$4,819,502	$0	$4,819,502	$1,506,095	4,819.502	677

A-1

Energy Capital Partners Mezzanine Opportunities Fund A, LP	$95,750,902	$0	$95,750,902	$29,922,157	95,750.902	13,453
ECP Mezzanine B (Southcross II IP), LP	$21,334,358	$0	$21,334,358	$6,666,986	21,334.358	-0-
ECP Mezzanine B (Southcross I IP), LP	$0	$0	$0	$0	-0-	2,997
EFS-S LLC	$38,095,238	$0	$38,095,238	$11,904,762	38,095.238	5,352

A-2

EXHIBIT B

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Second Amended and Restated Agreement of Limited Partnership of Southcross Holdings LP (the “Partnership”), dated as of [●], 2014, and as amended from time to time (the “LP Agreement”), among the General Partner and the other parties thereto.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the LP Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Partner” under, the LP Agreement as of the date hereof and shall have all of the rights and obligations of the Partner from whom he, she or it has acquired ownership of interests in the Partnership (to the extent permitted by the LP Agreement) as if he, she or it had executed the LP Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the LP Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:  [●]

JOINING PARTY

By:
Name: [●]
Title: [●]
Address: [●]
Fax No. or Email Address: [●]

AGREED AND ACCEPTED:

SOUTHCROSS HOLDINGS LP

By:           Southcross Holdings GP LLC

By:
Name: [●]
Title: [●]

B-1

EXHIBIT C

Representations and Warranties.  Each Person executing a Joinder hereby represents and warrants to the Partnership and each other Partner as of the date of such Joinder and as of each date after such date such Limited Partner makes an additional Capital Contribution in exchange for additional Units or other interests in the Partnership that:

(a) such Partner has full power and authority to enter into this Joinder and to perform its obligations the Agreement;

(b) the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Person is a party or by which it is or its assets are bound;

(c) such Person is and will be acquiring its interest in the Partnership for investment purposes only for its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws;

(d) such Person alone or together with its representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Partnership proposes to engage in particular, that such Person is capable of evaluating the merits and economic risks of acquiring and holding an Interest, and that such Person is able to bear all such economic risks now and in the future;

(e) such Person has had access to all of the information with respect to its Interest that such Person deems necessary to make a complete evaluation thereof;

(f) such Person’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Person;

(g) such Person is aware that he, she or it must bear the economic risk of such Person’s investment in the Partnership for an indefinite period of time because Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

(h) such Person is aware that only the Partnership can take action to register Interests in the Partnership and that the Partnership is under no such obligation and does not propose or intend to attempt to do so other than pursuant to the terms of this Agreement;

(i) such Person is aware that this Agreement provides restrictions on the ability of a Person to Transfer Interests, and such Person will not seek to effect any Transfer other than in accordance with such restrictions;

(j) such Person is an Accredited Investor;

C-1

(i) such Person has not incurred or become liable for any broker’s commission or finder’s fee relating to the transactions contemplated by this Agreement;

(ii) unless disclosed to the Partnership in writing on or prior to the date hereof, such Person is a United States person (as defined in Code Section 7701(a));

(iii) the proposed acquisition of the Units by such Person will not result in a violation by such Person of any United States federal, state, foreign or other laws, rules or regulations (including anti-money laundering laws, rules and regulations) applicable to such Partner and no Capital Contribution to the Partnership by such Person will be derived from any illegal or illegitimate activities; and

(iv) such Person understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals;  such Partner represents and warrants that he, she or it is not a Person named on an OFAC list, nor is such Partner a Person with whom dealings are prohibited under any OFAC regulation.

(k) All representations, warranties, covenants and agreements set forth in this Joinder will survive the execution and delivery of this Joinder and the closing and the consummation of the applicable transaction or event where such representations, warranties, covenants and agreements are made or contemplated hereby, regardless of any investigation made by the Partnership, any Partner or any Person on their behalf.

C-2

EXHIBIT D
Example Timeline of DD Period and Extended DD Period

The PIK Period ends September 30, 2016.  If the Partnership fails to make the next Class B Distribution (due on February 14, 2017) in cash in full at an amount per Class B Unit equal to the Class B Distribution Rate then in effect, then the DD Period shall begin on January 1, 2017. If the Company subsequently also fails to pay the next two Class B Distributions (due May 15, 2017 and August 14, 2017) in cash in full at an amount per Class B Unit equal to the Class B Distribution Rate then in effect, then the Extended DD Period shall begin on July 1, 2017.

D-1